    As filed with the Securities and Exchange Commission on January 31, 1996
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                 --------------

                              PUBLIC STORAGE, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

             95-3551121                                      6798
(I.R.S. Employer Identification No.)              (Primary Standard Industrial
                                                   Classification Code Number)

   600 North Brand Boulevard                                  HUGH W. HORNE
Glendale, California 91203-1241                            Public Storage, Inc.
       (818) 244-8080                                   600 North Brand Boulevard
(Address, including zip code, and                    Glendale, California 91203-1241
telephone number, including area code,                        (818) 244-8080
of registrant's principal executive offices)  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                              Public Storage, Inc.
                      600 North Brand Boulevard, Suite 300
                        Glendale, California 91203-1241

                                 --------------

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.

                                 --------------

     If the only securities being registered on this Form are being offered in connection with the formation of a holding company, check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                                 Proposed          Proposed
                                                        Amount      Offering     Maximum           Maximum
                                                        to be        Price       Aggregate        Amount of
 Title of Each Class of Securities to be Registered   Registered   Per Share   Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                   (1)          (1)            (1)          $18,797(1)(2)
==================================================================================================================

(1) This Registration Statement relates to (a) the proposed merger of Public Storage Properties IX, Inc. ("PSP9") into the Registrant and the conversion of shares of common stock of PSP9 into either cash (as to up to 20% of the outstanding shares of common stock of PSP9) or common stock of the Registrant and (b) the proposed merger of PS Business Parks, Inc. ("PSBP") into the Registrant and the conversion of shares of common stock of PSBP into either cash (as to up to 20% of the outstanding shares of common stock of PSBP) or common stock of the Registrant. At the mergers, there will be a maximum of 2,447,506 shares of common stock of PSP9 outstanding and 534,159 shares of common stock of PSBP outstanding. The closing prices of the common stock of PSP9 and the common stock of PSBP on the American Stock Exchange on January 29, 1996 were $18.125 per share and $19.00 per share, respectively. The number of shares of common stock of the Registrant to be issued in the mergers cannot be determined at this time.
(2) Calculated in accordance with rule 457(f)(1) under the Securities Act of 1933. $10,240 of the registration fee was previously paid in connection with PSP9's preliminary proxy materials.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              PUBLIC STORAGE, INC.

              Cross Reference Sheet Showing Location in Prospectus
                      of Information Required by Form S-4


         Registration Statement Item                                     Location in Prospectus
         ---------------------------                                     ----------------------
A.   Information About the Transaction

   1.  Forepart of Registration Statement and Outside Front             Front Cover Page
       Cover Page of Prospectus

   2.  Inside Front and Outside Back Cover Pages of                     See page 1 and pages (iii)-(iv)
       Prospectus

   3.  Risk Factors, Ratio of Earnings to Fixed Charges and             Risk Factors and Material Considerations
       Other Information

   4.  Terms of the Transaction                                         Summary and The Mergers

   5.  Pro Forma Financial Information                                  Pro Forma Financial Statements

   6.  Material Contacts with the Company Being Acquired                Risk Factors and Material
                                                                        Considerations, Conflicts of Interest
                                                                        in the Mergers and The Mergers

   7.  Additional Information Required for Reoffering by                *
       Persons and Parties Deemed to be Underwriters

   8.  Interests of Named Experts and Counsel                           Legal Opinions

   9.  Disclosure of Commission Position                                The Mergers -- Comparison of PSP9 and
       on Indemnification for Securities                                PSBP Common Stock with PSI Common
       Act Liabilities                                                  Stock -- Management and Duties

B.   Information About the Registrant

   10. Information with Respect to S-3 Registrants                      Incorporation of Certain Documents by Reference

   11. Incorporation of Certain Information By Reference                Incorporation of Certain Documents by Reference

   12. Information with Respect to S-2 or S-3 Registrants               Incorporation of Certain Documents by Reference

   13. Incorporation of Certain Information By Reference                Incorporation of Certain Documents by Reference

   14. Information with Respect to Registrants Other than S-2 or S-3    Incorporation of Certain Documents by Reference
       Registrants

_________________

*  Omitted as Inapplicable.


                                     (ii)


C.  Information About the Company Being Acquired

   15.  Information with Respect to S-3 Companies                       Incorporation of Certain Documents by Reference

   16.  Information with Respect to S-2 or S-3 Companies                Incorporation of Certain Documents by Reference

   17.  Information with Respect to Companies Other                     Incorporation of Certain Documents by Reference
        than S-2 or S-3 Companies

D.   Voting and Management Information

   18.  Information if Proxies, Consents or Authorizations              Incorporation of Certain Documents by Reference
        are to be Solicited

   19.  Information if Proxies, Consents or Authorizations              Incorporation of Certain Documents by Reference
        are not to be Solicited or in an Exchange Offer

_________________

  *  Omitted as Inapplicable.

                                     (iii)

                       PUBLIC STORAGE PROPERTIES IX, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             _______________, 1996


       A special meeting of shareholders of Public Storage Properties IX, Inc., a California corporation ("PSP9"), will be held at PSP9's offices at 600 North Brand Boulevard, Suite 300, Glendale, California on _______________, 1996, at the hour of __________ for the following purposes:

       1. To consider and vote upon an Agreement and Plan of Reorganization among PSP9, Public Storage, Inc. ("PSI") and PS Business Parks, Inc. ("PSBP") described in the accompanying Joint Proxy Statement and Prospectus pursuant to which (a) PSP9 would be merged with and into PSI (the "PSP9 Merger") and (b) PSBP would be merged with and into PSI (the "PSBP Merger" and collectively, the "Mergers"). Upon the Mergers, each outstanding share of PSP9 Common Stock Series A ("PSP9 Common Stock") (other than shares held by PSI or by shareholders of PSP9 who have properly exercised dissenters' rights under California law ("Dissenting PSP9 Shares")) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP9 Common Stock (not to exceed 20% of the outstanding PSP9 Common Stock, or 489,501 shares, less any Dissenting PSP9 Shares), upon a shareholder's election, $18.64 in cash, subject to reduction as described below (the "Cash Election") or (ii) that number (subject to rounding) of shares of PSI Common Stock determined by dividing $18.64, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP9. If a shareholder does not make a Cash Election, all of his or her PSP9 Common Stock would be converted into PSI Common Stock in the Mergers. The consideration paid by PSI in the Mergers will be reduced on a pro rata basis by the amount of cash distributions required to be paid by PSP9 to its shareholders prior to completion of the Merger in order to satisfy PSP9's REIT distribution requirements ("Required PSP9 REIT Distributions"). The consideration received by the shareholders of PSP9 in the Mergers, however, along with any Required PSP9 REIT Distributions, will not be less than $18.64 per share of PSP9 Common Stock, which amount represents the market value of PSP9's real estate assets at October 31, 1995 (based on an independent appraisal) and the estimated net asset value of its other assets at March 31, 1996. Additional pre-merger cash distributions would be made to the shareholders of PSP9 to cause PSP9's estimated net asset value as of the date of the Mergers to be substantially equivalent to its estimated net asset value as of March 31, 1996. The PSP9 Common Stock held by PSI will be cancelled in the Mergers. The PSP9 Merger and the PSBP Merger are not conditioned on each other.

       2. To consider and vote upon a related amendment to PSP9's bylaws to authorize the PSP9 Merger in the form of Appendix E-1 to the accompanying Joint Proxy Statement and Prospectus.

       The Board of Directors has determined that holders of record of PSP9 Common Stock at the close of business on ____________, 1996 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

       Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

       You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                            By Order of the Board of Directors

                                OBREN B. GERICH, Secretary
  Glendale, California
  ______________, 1996

                            PS BUSINESS PARKS, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             _______________, 1996


       A special meeting of shareholders of PS Business Parks, Inc., a California corporation ("PSBP"), will be held at PSBP's offices at 600 North Brand Boulevard, Suite 300, Glendale, California on _______________, 1996, at the hour of __________ for the following purposes:

       1. To consider and vote upon an Agreement and Plan of Reorganization among PSBP, Public Storage, Inc. ("PSI") and Public Storage Properties IX, Inc. ("PSP9") described in the accompanying Joint Proxy Statement and Prospectus pursuant to which (a) PSBP would be merged with and into PSI (the "PSBP Merger") and (b) PSP9 would be merged with and into PSI (the "PSP9 Merger" and collectively, the "Mergers"). Upon the Mergers, each outstanding share of PSBP Common Stock Series A ("PSBP Common Stock") (other than shares held by PSI or by shareholders of PSBP who have properly exercised dissenters' rights under California law ("Dissenting PSBP Shares")) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSBP Common Stock (not to exceed 20% of the outstanding PSBP Common Stock, or 106,832 shares, less any Dissenting PSBP Shares), upon a shareholder's election, $19.59 in cash, subject to reduction as described below (the "Cash Election") or (ii) that number (subject to rounding) of shares of PSI Common Stock determined by dividing $19.59, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSBP. If a shareholder does not make a Cash Election, all of his or her PSBP Common Stock would be converted into PSI Common Stock in the Mergers. The consideration paid by PSI in the Mergers will be reduced on a pro rata basis by the amount of cash distributions required to be paid by PSBP to its shareholders prior to completion of the Merger in order to satisfy PSBP's REIT distribution requirements ("Required PSBP REIT Distributions"). The consideration received by the shareholders of PSBP in the Mergers, however, along with any Required PSBP REIT Distributions, will not be less than $19.59 per share of PSBP Common Stock, which amount represents the market value of PSBP's real estate assets at October 31, 1995 (based on an independent appraisal) and the estimated net asset value of its other assets at March 31, 1996. Additional pre-merger cash distributions would be made to the shareholders of PSBP to cause PSBP's estimated net asset value as of the date of the Mergers to be substantially equivalent to its estimated net asset value as of March 31, 1996. The PSBP Common Stock held by PSI will be cancelled in the Mergers. The PSBP Merger and the PSP9 Merger are not conditioned on each other.

       2. To consider and vote upon a related amendment to PSBP's bylaws to authorize the PSBP Merger in the form of Appendix E-2 to the accompanying Joint Proxy Statement and Prospectus.

       The Board of Directors has determined that holders of record of PSBP Common Stock at the close of business on ____________, 1996 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

       Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

       You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                            By Order of the Board of Directors

                                OBREN B. GERICH, Secretary
  Glendale, California
  ______________, 1996

                              PUBLIC STORAGE, INC.
                       PUBLIC STORAGE PROPERTIES IX, INC.
                            PS BUSINESS PARKS, INC.

                      JOINT PROXY STATEMENT AND PROSPECTUS
                      SPECIAL MEETINGS OF SHAREHOLDERS OF
         PUBLIC STORAGE PROPERTIES IX, INC. AND PS BUSINESS PARKS, INC.
                             _______________, 1996


       This Joint Proxy Statement and Prospectus is being furnished to holders of shares of Common Stock Series A, par value $.01 per share (the "PSP9 Common Stock") of Public Storage Properties IX, Inc. ("PSP9") and holders of shares of Common Stock Series A, par value $.01 per share (the "PSBP Common Stock") of PS Business Parks, Inc. ("PSBP") and relates to meetings of shareholders of PSP9 and PSBP called to approve the proposed mergers of each of PSP9 and PSBP with and into Public Storage, Inc. ("PSI") (the "PSP9 Merger" and the "PSBP Merger," respectively; together, the "Mergers") pursuant to the Agreement and Plan of Reorganization attached as Appendix A to this Joint Proxy Statement and Prospectus (the "Merger Agreement"). Holders of PSP9 and PSBP Common Stock are referred to hereafter as the "PSP9 Shareholders" and the "PSBP Shareholders," respectively. The PSP9 Merger and the PSBP Merger are not conditioned on each other.

       PSI and its executive officers have significant relationships with both PSP9 and PSBP, and PSI owns approximately 24% and 31% of the PSP9 and PSBP Common Stock, respectively. B. Wayne Hughes ("Hughes"), the chief executive officer of PSI, PSP9 and PSBP, owns an additional approximately 4% of the PSP9 Common Stock. See "Summary -- Relationships." PSI and Hughes have informed PSP9 and PSBP that they intend to vote their shares for the Mergers. The Boards of Directors of PSP9 and PSBP, based on recommendations of special committees composed of independent directors, recommend that PSP9 and PSBP Shareholders, respectively, vote for the Mergers. Each of PSP9 and PSBP has imposed as an additional condition to the Mergers that they be approved by a majority of the shares of PSP9 and PSBP Common Stock voting at the respective shareholder meetings not held by PSI and Hughes.

       The Mergers involve certain factors that should be considered by the PSP9 and PSBP Shareholders, including the following:

  . The Mergers have not been negotiated at arms' length, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of either PSP9 or PSBP.

  . The nature of the investment of PSP9 and PSBP Shareholders who receive shares of Common Stock, par value $.10 per share, of PSI (the "PSI Common Stock") is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing fully-integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, and which does not plan to liquidate its assets within a fixed period of time.

  . Based on the current price of the PSI Common Stock ($20 per share) and the current regular quarterly distribution rate for PSP9 and PSI, the level of distributions to PSP9 Shareholders who receive PSI Common Stock in the Mergers would be approximately 32% lower after the Mergers than before.



                                                   (Continued on following page)

                               ----------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON, OR ENDORSED THE MERITS OF, THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

______________, 1996

  . The properties of PSP9 and PSBP may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than receivable in the Mergers.

  . Under California law, PSP9 and PSBP Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers only if demands for payments are filed with respect to 5% or more of the outstanding shares of PSP9 or PSBP Common Stock, respectively.

  . PSI and its affiliates have conflicts of interest in connection with the Mergers.

  . Hughes and members of his family (the "Hughes Family") own approximately 53% of the PSI Common Stock.

  . The public PSI Shareholders are further limited in their ability to change control of PSI due to restrictions in PSI's organizational documents on beneficial ownership.

  . As a result of a prior business combination, PSI is subject to tax risks, including additional risks as to PSI's continued qualification as a real estate investment trust ("REIT").

  . In making real estate investments, PSI, unlike PSP9 and PSBP, has incurred, and may continue to incur, debt.

  . The interest of holders of PSI Common Stock ("PSI Shareholders") can be diluted through the issuance of additional securities. PSI has outstanding, and intends to issue additional, securities with priority over PSI Common Stock.

  . The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP9 and PSBP Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors.

  . The consideration to be received by PSP9 and PSBP Shareholders in the Mergers is based on third party appraisals. However, appraisals are opinions as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP9 or PSBP.

  . PSP9 and PSBP Shareholders who receive any cash in connection with the Mergers may have a taxable gain.

  See "Risk Factors and Material Considerations" beginning on page ___ of this Joint Proxy Statement and Prospectus.

       The PSI Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "PSA." On _______________, 1996, the closing price of the PSI Common Stock on the NYSE was $_____. The PSP9 and PSBP Common Stock are traded on the American Stock Exchange ("AMEX") under the symbols "PSK" and "PSB," respectively. On _______________, 1996, the closing prices of the PSP9 and PSBP Common Stock on the AMEX were $_____ and _____, respectively.

       This Joint Proxy Statement and Prospectus is first being mailed on or about _______________, 1996 to PSP9 and PSBP Shareholders of record at the close of business on _______________, 1996.

     No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information must not be relied upon as having been authorized by PSI, PSP9 or PSBP. This Joint Proxy Statement and Prospectus does not constitute an offer to sell any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy any of the registered securities to which this Joint Proxy Statement and Prospectus relates to or by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                               TABLE OF CONTENTS
                                                                                                                 Page
                                                                                                                 ----
Available Information.............................................................................................  1
Incorporation of Certain Documents by Reference...................................................................  1
Summary...........................................................................................................  3
     Overview of Mergers..........................................................................................  3
     Meetings and Vote Requirements of Shareholders...............................................................  4
     PSI..........................................................................................................  4
     PSP9.........................................................................................................  5
     PSBP.........................................................................................................  5
     Merger with PSMI.............................................................................................  5
     Risk Factors and Material Considerations.....................................................................  5
     Background and Reasons for the Mergers.......................................................................  7
     Potential Advantages of the Mergers..........................................................................  9
     Rights of Dissenting Shareholders............................................................................  9
     Determination of Payments to be Received by PSP9 Shareholders in Connection with the PSP9 Merger............. 10
     Determination of Payments to be Received by PSBP Shareholders in Connection with the PSBP Merger............. 10
     Federal Income Tax Matters................................................................................... 10
     Recommendations; Opinions of Financial Advisors.............................................................. 11
     Comparison of PSP9 and PSBP Common Stock with PSI Common Stock............................................... 12
     Summary Financial Information................................................................................ 15
     Relationships................................................................................................ 19
Risk Factors and Material Considerations.......................................................................... 22
     No Arms' Length Negotiation or Unaffiliated Representatives.................................................. 22
     Change in Nature of Investment............................................................................... 22
     Uncertainty Regarding Market Price of PSI Common Stock....................................................... 22
     Potential Loss of Future Appreciation........................................................................ 22
     Limitation on Dissenters' Rights of Appraisal................................................................ 22
     Lower Level of Distributions to PSP9 Shareholders............................................................ 22
     Control and Influence by the Hughes Family................................................................... 23
     Ownership Limitations........................................................................................ 23
     Tax Risks.................................................................................................... 23
     Financing Risks.............................................................................................. 24
     Merger Consideration Based on Appraisals Instead of Arms' Length Negotiation................................. 25
     Tax to PSP9 and PSBP Shareholders............................................................................ 25
     Operating Risks.............................................................................................. 25
     Shares Eligible for Future Sale.............................................................................. 27
Conflicts of Interest in the Mergers.............................................................................. 27
The Mergers....................................................................................................... 28
     General...................................................................................................... 28
     Background................................................................................................... 29
     Reasons for the Mergers and Timing........................................................................... 32
     Alternatives to Mergers...................................................................................... 32
     No Solicitation of Other Proposals........................................................................... 35
     Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers........ 35
     Potential Advantages of the Mergers to PSP9 and PSBP......................................................... 38
     Recommendation to PSP9 and PSBP Shareholders and Fairness Analysis........................................... 38
     Comparison of Consideration to be Received in the Mergers to Other Alternatives.............................. 41
     Real Estate Portfolio Appraisals by Wilson................................................................... 44
     Fairness Opinions from Stanger............................................................................... 47
     The Merger Agreement......................................................................................... 52

                                                                                                                 Page
                                                                                                                 ----
     Cash Election Procedure.....................................................................................  54
     Consequences to PSP9 and PSBP if the Mergers are Not Completed..............................................  55
     Costs of the Mergers........................................................................................  55
     Accounting Treatment........................................................................................  56
     Regulatory Requirements.....................................................................................  56
     Comparison of PSP9 and PSBP Common Stock with PSI Common Stock..............................................  56
Amendment to Bylaws of PSP9 and PSBP.............................................................................  60
Approval of the Mergers and Bylaw Amendments.....................................................................  61
     General.....................................................................................................  61
     PSP9........................................................................................................  61
     PSBP........................................................................................................  61
     Security Ownership of Certain Beneficial Owners and Management..............................................  62
     Solicitation of Proxies.....................................................................................  68
Description of PSP9's Properties.................................................................................  69
Description of PSBP's Property...................................................................................  73
Description of PSI's Properties..................................................................................  75
Distributions and Price Range of PSI Common Stock................................................................  77
Distributions and Price Range of PSP9 Common Stock...............................................................  78
Distributions and Price Range of PSBP Common Stock...............................................................  79
Description of PSI Capital Stock.................................................................................  80
     Common Stock................................................................................................  80
     Ownership Limitations.......................................................................................  80
     Class B Common Stock........................................................................................  81
     Preferred Stock.............................................................................................  82
     Effects of Issuance of Capital Stock........................................................................  83
Dissenting Shareholders' Rights of Appraisal.....................................................................  84
Certain Federal Income Tax Matters...............................................................................  86
     The Mergers.................................................................................................  86
     Opinion of Counsel..........................................................................................  88
     General Tax Treatment of PSI................................................................................  89
     Consequences of the PSMI Merger on PSI's Qualification as a REIT............................................  91
     Taxation of PSI Shareholders................................................................................  96
     State and Local Taxes.......................................................................................  97
Legal Opinions...................................................................................................  97
Experts..........................................................................................................  98
Independent Auditors.............................................................................................  98
Shareholder Proposals............................................................................................  98
Glossary.........................................................................................................  98


Appendix A       -  Agreement and Plan of Reorganization among PSI, PSP9 and
                    PSBP dated as of December 13, 1995
Appendix B-1     -  Real Estate Appraisal Report by Charles R. Wilson &
                    Associates, Inc. for PSP9
Appendix B-2     -  Real Estate Appraisal Report by Charles R. Wilson &
                    Associates, Inc. for PSBP
Appendix C-1     -  Opinion of Robert A. Stanger & Co., Inc. (PSP9 Merger)
Appendix C-2     -  Opinion of Robert A. Stanger & Co., Inc. (PSBP Merger)
Appendix D       -  Chapter 13 of the California General Corporation Law
                    Concerning Dissenters' Rights
Appendix E-1     -  Proposed Amendment to PSP9's Bylaws
Appendix E-2     -  Proposed Amendment to PSBP's Bylaws
Appendix F       -  Financial Statements of PSP9
Appendix G       -  Financial Statements of PSBP
Appendix H       -  Management's Discussion and Analysis of Financial Condition
                    and Results of Operations of PSP9
Appendix I       -  Management's Discussion and Analysis of Financial Condition
                    and Results of Operations of PSBP

                             AVAILABLE INFORMATION

     Each of PSI, PSP9 and PSBP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected, in the case of PSI, at the NYSE, 20 Broad Street, New York, New York 10005 and, in the case of PSP9 or PSBP, at the AMEX, 86 Trinity Place, New York, New York 10006.

     PSI has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by PSI with the Commission pursuant to
  Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/As dated April 4, 1995 and April 21, 1995; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) the Current Reports on Form 8-K dated January 24, 1995, April 25, 1995 and May 22, 1995, the Current Report on Form 8-K, as amended by a Form 8-K/A, each dated June 30, 1995, and the Current Report on Form 8-K dated November 16, 1995. The financial statements included in the Registration Statement No. 33-58893, filed by the Company with the Commission pursuant to the Securities Act, are also incorporated herein by reference.

     All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and Prospectus and prior to the date of the special meetings of the PSP9 and PSBP Shareholders shall be deemed to be incorporated by reference herein from the date of filing such documents.

     The following documents filed by PSP9 with the Commission pursuant to
  Section 13 of the Exchange Act (File No. 1-10713) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/As dated April 12, 1995 and January 29, 1996;
  (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) the Current Report on Form 8-K dated December 13, 1995.

     The following documents filed by PSBP with the Commission pursuant to
  Section 13 of the Exchange Act (File No. 1-10842) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended by a Form 10-K/A dated April 12, 1995; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) the Current Report on Form 8-K dated December 13, 1995.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

     Also incorporated by reference herein is the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement and Prospectus.

            This Joint Proxy Statement and Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (including documents filed subsequent to the date hereof), except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents), shall be delivered to any person to whom this Joint Proxy Statement and Prospectus is delivered, upon written or oral request of such person and by first class mail within one business day of receipt of such request. Requests for such copies should be directed to Investor Services Department, 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241 or by telephone at (818) 244-8080. In order to ensure timely delivery of the documents, any request should be made by
  _______________.

                                    SUMMARY

       The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus. See "Glossary" for definitions of certain terms used in this Joint Proxy Statement and Prospectus.

  Overview of Mergers

       Merger of PSP9 into PSI. Upon consummation of the PSP9 Merger, PSP9 will be merged into PSI, which will be the surviving corporation. Each share of PSP9 Common Stock outstanding immediately prior to the consummation of the PSP9 Merger (other than shares held by PSP9 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP9 Shares")) will be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP9 Common Stock (not to exceed 20% of the outstanding PSP9 Common Stock, or 489,501 shares, less any Dissenting PSP9 Shares), upon a PSP9 Shareholder's election (the "PSP9 Cash Election"), $18.64 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $18.64, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSP9 Shareholders. If a PSP9 Shareholder does not make a PSP9 Cash Election, all of his or her PSP9 Common Stock would be converted into PSI Common Stock. The consideration paid by PSI to PSP9 Shareholders in the PSP9 Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid to PSP9 Shareholders by PSP9 prior to completion of the PSP9 Merger (estimated at up to $.55 per share) in order to satisfy PSP9's REIT distribution requirements ("Required PSP9 REIT Distributions"). The consideration received by PSP9 Shareholders in the PSP9 Merger, however, along with any Required PSP9 REIT Distributions, will not be less than $18.64 per share of PSP9 Common Stock, which amount represents the market value of PSP9's real estate assets at October 31, 1995 (based on an independent appraisal) and the estimated net asset value of its other assets at March 31, 1996. PSP9 Shareholders would receive the Required PSP9 REIT Distributions upon any liquidation of PSP9, regardless of the PSP9 Merger. Additional pre-merger cash distributions would be made to the PSP9 Shareholders to cause PSP9's estimated net asset value as of the date of the PSP9 Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The PSP9 Common Stock held by PSI will be cancelled in the PSP9 Merger. See "The Mergers -- Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers." For a description of the terms of the PSP9 Merger, see "The Mergers -- The Merger Agreement."

       Merger of PSBP into PSI. Upon consummation of the PSBP Merger, PSBP will be merged into PSI, which will be the surviving corporation. Each share of PSBP Common Stock outstanding immediately prior to the consummation of the PSBP Merger (other than shares held by PSBP Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSBP Shares")) will be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSBP Common Stock (not to exceed 20% of the outstanding PSBP Common Stock, or 106,832 shares, less any Dissenting PSBP Shares), upon a PSBP Shareholder's election (the "PSBP Cash Election"), $19.59 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $19.59, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSBP Shareholders. If a PSBP Shareholder does not make a PSBP Cash Election, all of his or her PSBP Common Stock would be converted into PSI Common Stock. The consideration paid by PSI to PSBP Shareholders in the PSBP Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid to PSBP Shareholders by PSBP prior to completion of the PSBP Merger (estimated at up to $.24 per share) in order to satisfy PSBP's REIT distribution requirements ("Required PSBP REIT Distributions"). The consideration received by PSBP Shareholders in the PSBP Merger, however, along with any Required PSBP REIT Distributions, will not be less than $19.59 per share of PSBP Common Stock, which amount represents the market value of PSBP's real estate assets at October 31, 1995 (based on an independent appraisal) and the estimated net asset value of its other assets at March 31, 1996. PSBP Shareholders would receive the Required PSBP REIT Distributions upon any liquidation of PSBP, regardless of the PSBP Merger. Additional pre-merger cash distributions would be made to the PSBP Shareholders to cause PSBP's estimated net asset value as of the date of the PSBP Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The PSBP Common Stock held by PSI will be cancelled in the PSBP Merger. See "The Mergers -- Determination of Payments to be Received by PSBP Shareholders and PSP9 Shareholders in Connection with the Mergers." For a description of the terms of the PSBP Merger, see "The Mergers -- The Merger Agreement."

       The Required PSP9 REIT Distributions and the PSBP REIT Distributions are sometimes collectively referred to as the "Required REIT Distributions."

       The PSP9 Merger and the PSBP Merger are not conditioned on each other.

       The PSI Common Stock is listed on the NYSE, and the PSP9 and PSBP Common Stock are listed on the AMEX. On December 13, 1995, the last full trading day prior to the first announcement of the proposed Mergers, the reported closing sales prices per share of PSI, PSP9 and PSBP Common Stock on the NYSE and AMEX, respectively, were $19-3/8, $17-1/8 and $17-3/8. On _______________, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the reported closing sales prices per share of PSI, PSP9 and PSBP Common Stock were $_____, $_____ and $_____, respectively.

  Meetings and Vote Requirements of Shareholders

                                                    PSP9                               PSBP
                                               --------------                     --------------

       Meeting Date                    __________, 1996 at __________     __________, 1996 at __________
       Record Date                            _______________                     _______________
       Purpose                         To Approve the PSP9 Merger and     To Approve the PSBP Merger and
                                          Proposed Bylaw Amendment           Proposed Bylaw Amendment
                                         2,447,506 Series A Shares            534,159 Series A Shares
       Shares of Common
        Stock Outstanding
       Vote Required                 Majority of Shares of Outstanding   Majority of Shares of Outstanding
                                            PSP9 Common Stock *                 PSBP Common Stock *
       Percentage Ownership by PSI
        and Hughes                                  28%                                 31%
       Shareholder Lists                   Available upon written             Available upon written
                                                   demand                             demand

-----------------------

   * Each of PSP9 and PSBP has imposed as an additional condition to each of the PSP9 and PSBP Mergers, respectively, that each be approved by a majority of the shares of PSP9 and PSBP Common Stock voting at the meeting of PSP9 and PSBP Shareholders, respectively, not held by PSI and Hughes.

  PSI

     PSI is a fully integrated, self-administered and self-managed REIT, organized as a California corporation that acquires, develops, owns and operates self-service facilities offering space for personal and business use ("mini-warehouses"). PSI is the largest owner and operator of mini-warehouses in the United States. PSI also owns and operates, to a lesser extent, business parks containing commercial and industrial rental space. At November 16, 1995, PSI had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,044 properties located in 37 states, consisting of 1,009 mini-warehouse facilities and 35 business parks. PSI also operates 77 properties in which it has no equity interest.

     In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc. ("SEI") (the "PSMI Merger"), SEI became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc."
  See "-- Merger with PSMI."

     PSI's Current Report on Form 8-K dated November 16, 1995 contains pro forma financial statements of PSI reflecting the PSMI Merger and certain other transactions. See "Incorporation of Certain Documents by Reference."

  PSP9

     PSP9 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties IX, Ltd., a California limited partnership (the "PSP9 Partnership"), in a reorganization transaction completed on December 31, 1990. PSMI was the sponsor of the PSP9 Partnership. PSP9 owns 15 properties located in six states, including 13 mini-warehouses, one business park and one combination mini-warehouse/business park facility. All of these facilities are operated under the "Public Storage" name. See "Description of PSP9's Properties." The PSP9 Common Stock is traded on the AMEX under the symbol "PSK."

     PSP9's properties are managed by PSI. PSP9's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of PSP9 and PSBP. See "-- Relationships."

  PSBP

     PSBP is a REIT organized as a California corporation that was formed to succeed to the business of PS Business Parks, Ltd., a California limited partnership (the "PSBP Partnership"), in a reorganization transaction completed on August 5, 1991. PSMI was the sponsor of the PSBP Partnership. PSBP owns a business park located in California, which is operated under the "Public Storage" name. See "Description of PSBP's Property." The PSBP Common Stock is traded on the AMEX under the symbol "PSB."

     PSBP's property is managed by PSI. PSBP's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of PSP9 and PSBP. See "-- Relationships."

     The principal executive offices of PSI, PSP9 and PSBP are located at 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241. Their telephone number is (818) 244-8080.

  Merger with PSMI

     In a series of mergers among PSMI and its affiliates, culminating in the PSMI Merger, SEI became self-administered and self-managed, acquired substantially all of the United States real estate operations of PSMI, and changed its name to "Public Storage, Inc." In addition, the outstanding capital stock of PSMI was converted into an aggregate of 30,000,000 shares of PSI Common Stock, subject to certain adjustments, and the right to receive 7,000,000 shares of PSI Class B Common Stock.

     The real estate operations acquired in the PSMI Merger included (1) the "Public Storage" name, (2) seven wholly owned properties, (3) all-inclusive deeds of trust secured by ten mini-warehouses, (4) general and limited partnership interests in 47 limited partnerships owning an aggregate of 286 mini-warehouses, (5) shares of common stock in 16 REITs owning an aggregate of 218 mini-warehouses and 14 commercial properties, (6) property management contracts, exclusive of facilities owned by PSI, for 563 mini-warehouses and, through ownership of a 95% economic interest in a subsidiary, 24 commercial properties (522 of which collectively were owned by entities affiliated with PSMI) and (7) a 95% economic interest in another subsidiary that currently sells locks and boxes in mini-warehouses operated by PSI.

  Risk Factors and Material Considerations

     The Mergers involve certain factors that should be considered by PSP9 and PSBP Shareholders, including the following:

     . No Arms' Length Negotiation or Unaffiliated Representatives. The Mergers have not been negotiated at arms' length, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of either PSP9 or PSBP. If such persons had been engaged, the terms of the Mergers may have been more favorable to the shareholders of PSP9 and PSBP.

     . Change from Finite Life to Infinite Life. The nature of the investment of PSP9 Shareholders and PSBP Shareholders who receive PSI Common Stock is being changed from holding an interest in specified properties for a finite period to holding an investment in an ongoing integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, which does not plan to liquidate its assets within a fixed period of time and which is engaged in all aspects of the mini-warehouse industry, including property development and management. PSP9 and PSBP Shareholders who receive PSI Common Stock in the Mergers will be able to liquidate their investment only by selling their shares in the market.

     . Lower Level of Distributions After the Mergers to PSP9 Shareholders. Depending on the market price of the PSI Common Stock during the period in which the number of shares to be issued in the Mergers is established, the level of distributions to PSP9 Shareholders who receive PSI Common Stock in the Mergers may be lower after the Mergers than before. Based on a market price of PSI Common Stock of $20 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP9 ($.30 per share), PSP9 Shareholders would receive approximately $.095 (32%) less in regular quarterly distributions per share of PSP9 Common Stock after the Mergers from PSI than before the Mergers from PSP9 and approximately $.01 less per share in regular quarterly distributions for each $1.03 (5.2%) increase in the market price of PSI Common Stock above $20.

     . Potential Loss of Future Appreciation. The properties of PSP9 and PSBP may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than receivable in the Mergers.

     . Limitation on Dissenters' Rights of Appraisal. Under California law, PSP9 and PSBP Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers ("Dissenters' Rights") only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP9 and PSBP Common Stock, respectively.

     . Conflicts of Interest. PSI and its affiliates, which are affiliated with both PSP9 and PSBP, have conflicts of interest in connection with the Mergers.

     . Control and Influence by the Hughes Family. The Hughes Family owns approximately 53% of the PSI Common Stock (approximately 57% upon conversion of the Class B Common Stock).

     . Ownership Limitations. The public PSI Shareholders are further limited in their ability to change control of PSI due to restrictions in PSI's Articles of Incorporation on beneficial ownership.

     . Tax Risks -- Additional Risks to Continued REIT Qualification. As a result of the PSMI Merger, PSI is subject to tax risks, including risks as to PSI's continued qualification as a REIT resulting from a substantial increase in PSI's nonqualifying income.

     . Financing Risks. In making real estate investments, PSI, unlike PSP9 and PSBP, has incurred, and may continue to incur, debt. The incurrence of debt increases the risk of loss of investment.

     . Possible Future Dilution. The interest of PSI Shareholders can be diluted through the issuance of additional securities by PSI. PSI has outstanding, and intends to issue additional, securities with priority over PSI Common Stock.

     . Uncertainty Regarding Market Price of PSI Common Stock. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP9 and PSBP Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors.

     . Merger Consideration Based on Appraisals Instead of Arms' Length Negotiations. The consideration to be paid to the PSP9 and PSBP Shareholders is based on third party appraisals of the properties of PSP9 and PSBP. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP9 and PSBP. There can be no assurance that if the properties of PSP9 and PSBP were sold, they would be sold at the appraised values; the sales price might be higher or lower.

     . Tax to PSP9 and PSBP Shareholders Upon Receipt of Cash. PSP9 and PSBP Shareholders who receive any cash in connection with the Mergers may recognize a taxable gain. In addition, the Required PSP9 REIT Distributions and the Required PSBP REIT Distributions will be taxable to all PSP9 and PSBP Shareholders, respectively, as ordinary income.

  Background and Reasons for the Mergers

     The Mergers have been initiated and structured by individuals who are executive officers of PSI, PSP9 and PSBP. Special committees composed of independent directors of PSP9 and PSBP (the "PSP9 Special Committee" and "PSBP Special Committee," respectively) have reviewed the terms of the Mergers, and the Boards of Directors of PSP9 and PSBP, based on recommendations of these special committees which the Boards of Directors have adopted, and on the opinions of financial advisors in which they concur, believe that the Mergers are fair to the public shareholders of PSP9 and PSBP, respectively, and recommend that PSP9 and PSBP Shareholders, respectively, vote for the Mergers.

     The PSP9 Special Committee and the PSBP Special Committee are comprised of the same two independent directors of PSP9 and PSBP. The meetings of the PSP9 and PSBP Special Committees occurred simultaneously and the PSP9 and PSBP Special Committees believe that the same general considerations are applicable to both the PSP9 Merger and the PSBP Merger, except as noted in this Joint Proxy Statement and Prospectus.

     PSP9 and PSBP were organized to succeed to the business of the PSP9 Partnership and PSBP Partnership, respectively, in reorganization transactions completed on December 31, 1990 and August 5, 1991, respectively. In response to changes in the reorganizations requested by the unaffiliated dealer manager of both partnerships' original offerings of limited partnership interests, PSP9 and PSBP added provisions to their bylaws to the effect that their shareholders be presented with proposals, in 1996 and 1999, respectively, to sell all or substantially all of their properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganization of PSP9, PSP9's bylaw provision was amended to expand the terms of the proposal to include a possible financing of its properties. See "The Mergers -- Background."

     The proposed PSP9 Merger satisfies PSP9's obligation to present a proposal to PSP9 Shareholders for the sale or financing of its properties.

     If approved by PSBP Shareholders, the PSBP Merger would obviate PSBP's obligation to present a proposal to PSBP Shareholders for the sale of its property. If PSBP Shareholders do not approve the PSBP Merger or if the PSBP Merger is not completed because other conditions are not satisfied, PSBP would continue to be obligated to present a proposal to PSBP Shareholders in 1999 for the sale of its property.

     The PSP9 and PSBP Special Committees and the PSP9 and PSBP Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PSP9 and PSBP would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP9 and PSBP would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PSP9 and PSBP, and PSP9 and PSBP Shareholders have the right, with respect to up to 20% of the outstanding PSP9 and PSBP Common Stock (less any Dissenting Shares), to receive cash in the Mergers.
  The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP9 or PSBP to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and June 1995, PSI merged with three REITs which, like PSP9 and PSBP, had been organized by PSMI to succeed to the business of predecessor partnerships.

     In November 1995, the PSP9 and PSBP Boards of Directors appointed the PSP9 and PSBP Special Committees to consider and make recommendations to their respective Boards of Directors and shareholders regarding possible mergers with PSI. On December 13, 1995, the PSP9 and PSBP Boards of Directors based on recommendations of their respective special committees, which were adopted by the respective Boards of Directors, approved the respective Merger and determined to recommend that their respective shareholders vote for the respective Merger.

     The PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees believe that the respective consideration being offered in the Mergers compares favorably with the trading price of the PSP9 and PSBP Common Stock immediately prior to the first announcement of the Mergers and during other periods, a range of estimated going concern values per share of PSP9 and PSBP Common Stock, an estimated liquidation value per share of PSP9 and PSBP Common Stock and the book value per share of PSP9 and PSBP Common Stock. The PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "The Mergers -- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     Prior to concluding that the Mergers should be proposed to PSP9 and PSBP Shareholders, the PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees considered several alternatives to the Mergers, including liquidation of PSP9 and PSBP, continued operation of PSP9 and PSBP and an amendment to the organizational documents of PSP9 and PSBP. In order to determine whether the Mergers or one of the alternatives would be more advantageous to PSP9 and PSBP Shareholders, the PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of other alternatives. Based upon a comparison of the potential benefits and detriments of the Mergers with their alternatives, the PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees have concluded that the Mergers are more attractive to PSP9 and PSBP Shareholders, respectively, than any of the alternatives considered. The PSP9 and PSBP Boards of Directors did not solicit any other proposals for the acquisition of PSP9 or PSBP or their properties. See "The Mergers -- No Solicitation of Other Proposals."

     In comparing the Mergers to other alternatives, the PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees noted the following:

     Liquidation. The PSP9 Board of Directors and the PSP9 Special Committee do not believe this is an opportune time to sell PSP9's properties because they may continue to appreciate in value. The PSP9 Merger provides PSP9 Shareholders with the opportunity either to convert their investment in PSP9 into an investment in PSI, which like PSP9 primarily owns mini-warehouses, on a tax-free basis or to receive cash based on the appraised value of PSP9's properties as to a portion of their investment. The PSBP Board of Directors and the PSBP Special Committee also do not believe this is an opportune time to sell PSBP's business park because it may appreciate in value. The PSBP Merger provides PSBP Shareholders with the opportunity either to convert their investment in PSBP into an investment in PSI, which also owns, to a lesser extent, business parks, on a tax-free basis or to receive cash based on the appraised value of PSBP's property as to a portion of their investment. However, if PSP9 or PSBP liquidated its assets through asset sales to unaffiliated third parties, PSP9 and PSBP Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of the properties of their respective corporation's properties.

     Continued Operation. Nothing requires the liquidation or merger of either PSP9 or PSBP at this time. Both are operating profitably. Continued operation should provide PSP9 and PSBP Shareholders with continued distributions of net operating cash flow and participation in future appreciation of their respective corporation's properties, as well as avoiding many of the risks described under "Risk Factors and Material Considerations." However, continued operation would fail to secure the potential benefits of the Mergers described under "The Mergers -- Potential Advantages of the Mergers."

     Amendment of Bylaws of PSP9 and PSBP. An amendment to the bylaws of PSP9 and PSBP to remove the restrictions on investment of cash flow and issuance of securities by PSP9 and PSBP would permit them to take advantage of investment opportunities and to grow as new investments are made. However, the PSP9 and PSBP Boards of Directors and the PSP9 and PSBP Special Committees believe that PSI's larger capital base and greater liquidity and diversification better enable PSI to take advantage of investment opportunities and to raise investment capital.

  Potential Advantages of the Mergers

     The principal potential benefits to PSP9 and PSBP Shareholders who receive PSI Common Stock are:

     . Acquisition of Additional Properties. Following the Mergers, PSP9 and PSBP Shareholders will be investors in an entity with a larger asset base and market capitalization than PSP9 and PSBP. PSI has grown and is expected to continue to grow, as new investments are made.

     . Increased Liquidity. PSP9 has 2,447,506 shares of PSP9 Common Stock listed on the AMEX with an average daily trading volume during the 12 months ended September 30, 1995 of 1,300 shares, and PSBP has 534,159 shares of PSBP Common Stock listed on the AMEX with an average daily trading volume during the same period of 400 shares. In comparison, PSI has approximately 72 million shares of Common Stock listed on the NYSE (35.6 million of which are freely tradeable) with an average daily trading volume during the same period of 60,200 shares (48,400 shares if November 1994 and May 1995, during which PSI was engaged in public offerings of Common Stock, are excluded). Given PSI's greater market capitalization and trading volume than either PSP9 or PSBP, PSP9 and PSBP Shareholders who receive PSI Common Stock in exchange for their common stock are likely to enjoy a more active trading market and increased liquidity for their shares.

     . Tax-Free Treatment if Only PSI Common Stock is Received. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PSP9 and PSBP Shareholders who exchange their PSP9 and PSBP Common Stock solely for PSI Common Stock. However, the Required PSP9 REIT Distributions and PSBP REIT Distributions will be taxable to all shareholders of the respective distributing corporation as ordinary income. Hughes, who has little tax basis in his PSP9 Common Stock, has advised PSI and PSP9 that he intends to exchange his PSP9 Common Stock solely for PSI Common Stock. See "Certain Federal Income Tax Matters -- The Mergers."

  Rights of Dissenting Shareholders

     Pursuant to Chapter 13 of the Corporations Code of the State of California (the "California Code"), PSP9 and PSBP Shareholders will be entitled to obtain appraisal of the fair value of their respective shares ("Dissenters' Rights") if demands for payment are filed with respect to 5% or more of the respective outstanding shares of PSP9 or PSBP Common Stock.

     A dissenting shareholder who wishes to require PSP9 or PSBP to purchase his or her respective shares of common stock must:

          (1) vote against the respective Merger any or all of the shares of common stock entitled to be voted (shares of common stock not voted are not considered to be voted against a Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP9 or PSBP Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

          (2) make written demand upon the respective corporation or its transfer agent, which is received not later than the date of the respective meeting of shareholders, setting forth the number of shares of common stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at December 13, 1995; and

          (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Mergers by the shareholders of the respective corporation is mailed to such shareholders, to the respective corporation or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

       The provisions of Chapter 13 are technical in nature and complex. PSP9 and PSBP Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. A copy of Chapter 13 of the California Code is attached hereto as Appendix D. See "Dissenting Shareholders' Rights of Appraisal."

  Determination of Payments to be Received by PSP9 Shareholders in Connection with the PSP9 Merger

       In connection with the PSP9 Merger, PSP9 Shareholders will receive the net asset value or $18.64 per share of PSP9 Common Stock. PSP9's net asset value is the sum of (a) the appraised value of PSP9's real estate assets determined by Wilson, as of October 31, 1995, plus (b) the estimated book values of PSP9's non-real estate assets as of March 31, 1996, less (c) PSP9's estimated liabilities as of March 31, 1996. Pre-merger cash distributions would be made to PSP9 Shareholders to cause PSP9's estimated net asset value as of the date of the PSP9 Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The consideration paid to PSP9 Shareholders by PSI in the PSP9 Merger will be reduced on a pro rata basis by the amount of the Required PSP9 REIT Distributions paid to PSP9 Shareholders by PSP9 prior to completion of the PSP9 Merger. See "The Mergers --Determination of Payments to be Received by PSP9 Shareholders in Connection with the Mergers." However, the consideration received by PSP9 Shareholders in the PSP9 Merger along with the Required PSP9 REIT Distributions (which will be paid in cash) will not be less than $18.64.

  Determination of Payments to be Received by PSBP Shareholders in Connection with the PSBP Merger

       In connection with the PSBP Merger, PSBP Shareholders will receive the net asset value or $19.59 per share of PSBP Common Stock. PSBP's net asset value is the sum of (a) the appraised value of PSBP's real estate asset determined by Wilson, as of October 31, 1995, plus (b) the estimated book values of PSBP's non-real estate assets as of March 31, 1996, less (c) PSBP's estimated liabilities as of March 31, 1996. Pre-merger cash distributions would be made to PSBP Shareholders to cause PSBP's estimated net asset value as of the date of the PSBP Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The consideration paid to PSBP Shareholders by PSI in the PSBP Merger will be reduced on a pro rata basis by the amount of the Required PSBP REIT Distributions paid to PSBP Shareholders by PSBP prior to completion of the PSBP Merger. See "The Mergers --Determination of Payments to be Received by PSBP Shareholders in Connection with the Mergers." However, the consideration received by PSBP Shareholders in the PSBP Merger along with the Required PSBP REIT Distributions (which will be paid in cash) will not be less than $19.59.

  Federal Income Tax Matters

       Each of the Mergers is intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case generally (A) (i) no gain or loss would be recognized by PSP9 Shareholders who receive solely PSI Common Stock in exchange for their PSP9 Common Stock; (ii) gain or loss would be recognized by PSP9 Shareholders who receive solely cash in exchange for their PSP9 Common Stock in an amount equal to the difference between their adjusted basis in their PSP9 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP9 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP9 Common Stock in an amount equal to the difference between their adjusted basis in their PSP9 Common Stock and the sum of (a) the fair market value of the PSI Common Stock received and (b) the amount of cash received, but only to the extent of the amount of cash received and (B) (i) no gain or loss would be recognized by PSBP Shareholders who receive solely PSI Common Stock in exchange for their PSBP Common Stock; (ii) gain or loss would be recognized by PSBP Shareholders who receive solely cash in exchange for their PSBP Common Stock in an amount equal to the difference between their adjusted basis in their PSBP Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSBP Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSBP Common Stock in an amount equal to the difference between their adjusted basis in their PSBP Common Stock and the sum of (a) the fair market value of the PSI Common Stock received and (b) the amount of cash received, but only to the extent of the amount of cash received. The Required PSP9 REIT Distributions and Required PSBP REIT Distributions would not be treated as cash paid in exchange for the PSP9 Common Stock and PSBP Common Stock, respectively, but rather as a dividend taxable to all recipients as ordinary income. See "Certain Federal Income Tax Matters -- The Mergers."

  Recommendations; Opinions of Financial Advisors

       Recommendation of PSP9 and PSBP Boards of Directors to PSP9 and PSBP Shareholders. Based upon an analysis of the Mergers, the PSP9 and PSBP Special Committees and the PSP9 and PSBP Boards of Directors have concluded that (i) the terms of the Mergers are fair to the public shareholders of the respective corporation, (ii) after comparing the potential benefits and detriments of the Mergers with those of several alternatives, the Mergers are more advantageous to the public shareholders of their respective corporation than such alternatives and (iii) PSP9 and PSBP Shareholders should vote for the respective Merger.

       The PSP9 and PSBP Special Committees and the PSP9 and PSBP Boards of Directors based their conclusion on the following factors: (i) the bylaws of PSP9 and PSBP require proposals for the sale of properties of PSP9 and PSBP in 1996 and 1999, respectively; (ii) the Mergers provide PSP9 and PSBP Shareholders with a choice of converting their investment into an investment in PSI or, with respect to up to 20% of the outstanding PSP9 and PSBP Common Stock (less any Dissenting Shares), receiving cash for their investment; (iii) the properties of PSP9 and PSBP have been appraised by an independent appraiser and PSP9 and PSBP each has received a fairness opinion from Robert
  A. Stanger & Co. Inc. ("Stanger") relating to the consideration to be received in the respective Merger; (iv) the Mergers are required to be approved by PSP9 and PSBP Shareholders and, subject to certain limitations, these shareholders will have the right to exercise Dissenters' Rights; and (v) based on certain significant assumptions, qualifications and limitations, the consideration being offered in the Mergers compares favorably with other alternatives.

       Absence of Arms' Length Negotiation. The terms of the Mergers are not the result of arms' length negotiation. The PSP9 and PSBP Boards of Directors do not believe that the absence of independent representatives to negotiate the Mergers undermines the fairness of the Mergers because the terms of the Mergers have been reviewed and approved by the PSP9 and PSBP Special Committees, comprised of independent directors of PSP9 and PSBP.

       Fairness Opinions from Stanger. Stanger was engaged by PSP9 and PSBP through the PSP9 and PSBP Special Committees to deliver a written summary of its determination as to the fairness of the respective consideration to be received in each Merger, from a financial point of view, to the respective public shareholders of PSP9 and PSBP. The full text of the opinions is set forth in Appendix C-1 and C-2 to this Joint Proxy Statement and Prospectus. Subject to the assumptions, qualifications and limitations contained therein, the fairness opinions conclude that, as of the date of the fairness opinions, the consideration to be received in each Merger is fair to the public shareholders of each of PSP9 and PSBP, from a financial point of view. In arriving at its opinions, Stanger considered, among other things, the independent appraised value of the portfolio of properties of each of PSP9 and PSBP, the estimated liquidation value of PSP9 and PSBP prepared by PSP9 and PSBP, respectively, based upon liquidation of the portfolio on a property-by-property basis, financial analyses and projections prepared by PSP9 and PSBP concerning the going-concern value from continuing operation of each of PSP9 and PSBP as a stand-alone entity, and a comparison of the historical market prices of the common stock of each of PSP9 and PSBP with the consideration offered in the Mergers. Stanger was not requested to, and therefore did not:
  (i) select the method of determining the consideration offered in the Mergers;
  (ii) make any recommendation to the PSP9 or PSBP Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or common stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "The Mergers -- Fairness Opinion from Stanger."

  Comparison of PSP9 and PSBP Common Stock with PSI Common Stock

          The information below summarizes certain principal differences between the PSP9 and PSBP Common Stock and the PSI Common Stock and the effect of the Mergers on PSP9 and PSBP Shareholders who receive PSI Common Stock in the Mergers (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "The Mergers -- Comparison of PSP9 and PSBP Common Stock with PSI Common Stock."


                      Investment Objectives and Policies

                                 PSP9 and PSBP

  To provide (i) quarterly cash distributions from operations and (ii) long-term capital gains through appreciation in the value of properties.

                                      PSI

  To maximize funds from operations ("FFO") allocable to holders of PSI Common Stock and to increase shareholder value through internal growth and acquisitions. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's net cash provided by operating activities or net income as a measure of PSI's liquidity or operating performance. An increase in PSI's FFO will not necessarily correspond with an increase in distributions to holders of PSI Common Stock. See "--Liquidity, Marketability and Distributions."

          PSP9 and PSBP Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite life," and they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations --Uncertainty Regarding Market Price of PSI Common Stock" and "-- Financing Risks --Dilution and Subordination."

                               Borrowing Policies

                                 PSP9 and PSBP

  Not permitted to incur borrowings in acquisition of properties.

                                      PSI

  Permitted to borrow in furtherance of its investment objectives, subject to certain limitations.

          PSI, unlike PSP9 and PSBP, incurs debt in the ordinary course of business and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                         Transactions with Affiliates

                                 PSP9 and PSBP


  Restricted from entering into a variety of business transactions with its affiliates without shareholder approval. See "Amendment to Bylaws of PSP9 and PSBP."

                                      PSI

  Restricted from acquiring properties from its affiliates or from selling properties to them unless the transaction is approved by a majority of PSI's independent directors and is fair to PSI based on an independent appraisal.

          It is easier for PSI to enter into transactions with its affiliates than in the case of PSP9 or PSBP because shareholder approval is not required.

                      Properties (As of November 16, 1995)

                                 PSP9 and PSBP



  PSP9 - 15 wholly owned properties in six states.
  PSBP - one wholly owned property in California.

                                      PSI

  Direct and indirect equity interests in 1,044 properties in 37 states.

          Because PSI owns substantially more property interests in more states than either PSP9 or PSBP, PSI's results of operations are less affected by the operations of a single property than are those of PSP9 or PSBP, and it would be more difficult to liquidate PSI than either PSP9 or PSBP within a reasonable period of time.

                   Liquidity, Marketability and Distributions

                                 PSP9 and PSBP

  The common stock of PSP9 and PSBP is traded on the AMEX. During the 12 months ended September 30, 1995, the average daily trading volume of PSP9 and PSBP Common Stock was 1,300 shares and 400 shares, respectively. PSP9 and PSBP may not issue securities having priority over their common stock.

                                      PSI

  PSI Common Stock is traded on the NYSE. During the 12 months ended September 30, 1995, the average daily trading volume of PSI Common Stock was 60,200 shares (48,400 shares if November 1994 and May 1995, during which PSI was engaged in public offerings of Common Stock, are excluded). PSI has issued, and may in the future issue, securities that have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds.

          Distributions may be declared by the Boards of Directors of PSP9, PSBP and PSI out of any funds legally available for that purpose. PSP9, PSBP and PSI are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

          A PSP9 or PSBP Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PSP9 or PSBP Common Stock. Distributions on PSI Common Stock are subject, however, to priority of preferred stock.

        Additional Issuances of Securities and Anti-Takeover Provisions

                                 PSP9 and PSBP

  PSP9 and PSBP Shareholders must approve all additional issuances of capital stock.

                                      PSI

  Subject to the rules of the NYSE and applicable provisions of California law, PSI has issued and intends to continue to issue authorized common and preferred stock without shareholder approval.

          Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over PSI Common Stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors than either PSP9 or PSBP, and PSI Shareholders could be less likely to benefit from a takeover not approved by its Board of Directors than would PSP9 or PSBP Shareholders in a similar circumstance.

  Summary Financial Information

          The financial data in this section should be read in conjunction with the financial statements and pro forma financial statements incorporated herein by reference.

                                PSI - Historical

                                                                                                         Nine Months Ended
                                                Years Ended December 31,                                    September 30,
                              ----------------------------------------------------------------    -------------------------------
                                1990        1991        1992        1993           1994              1994             1995
                                ----        ----        ----        ----  --------------------       ----    --------------------
                                                                          Historical  Proforma(9)            Historical  Proforma(9)
                                                                          ----------  --------               ----------  --------
                                           ($ In thousands, except per share data)
Operating Data:

Total revenues               $ 93,570    $ 93,528    $ 97,448    $114,680   $147,196    $248,411  $106,089  $  148,048   $  197,032
Depreciation and
 amortization                  21,099      21,773      22,405      24,998     28,274      51,022    20,532      27,887       39,809
Interest expense               10,920      10,621       9,834       6,079      6,893      16,350     4,455       5,249       11,797
Minority interest in income     9,154       6,693       6,895       7,291      9,481       6,918     7,795       5,449        5,304
Net income                     11,994      11,954      15,123      28,036     42,118      96,621    29,884      49,221       79,980

Other Data:

Net cash provided by
 operating activities        $ 41,101    $ 40,419    $ 44,025    $ 59,477   $ 79,180    $154,991  $ 59,478  $   82,599   $  124,451
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(1)                   2.79x       2.71x       2.89x       2.40x      2.22x       2.41x     2.31x       2.07x        2.59x

Balance Sheet Data
 (at end of period):

Total cash and cash
 equivalents                 $  9,225    $  6,439    $  8,384    $ 10,532   $ 20,151    $      -  $ 16,888  $   14,697   $    5,494
Total assets                  572,247     548,220     537,724     666,133    820,309           -   799,188   1,190,061    1,829,157
Total debt                    105,285     104,244      69,478      84,076     77,235           -    46,376     110,689      189,170
Shareholders' equity          175,585     188,113     253,669     376,066    587,786           -   553,251     922,941    1,479,081

Per Share of Common Stock:

Net income                   $   1.04    $    .81    $    .90    $    .98   $   1.05    $    .91  $    .79  $      .76   $      .77
Distributions(2)                  .65(3)      .82         .84         .84        .85         .85       .63         .66          .66
Book value (at end of
 period)                        15.16       12.75       12.02       11.93      12.66           -     12.64       13.29        14.11
Weighted average shares of
  Common Stock (in thousands)  11,583      14,751      15,981      17,558     24,077      71,845    22,951      35,847       72,144

                               PSP9 - Historical

                                                                                        Nine Months Ended
                                                     Years Ended December 31,              September 30,
                                           ---------------------------------------------  ----------------
                                           1990(4)    1991      1992     1993     1994     1994     1995
                                           --------  -------  --------  -------  -------  -------  -------
                                                       ($ In thousands, except per share data)
 Operating Data:

 Total revenues                            $ 6,958   $ 6,968  $ 6,737   $ 6,830  $ 7,068  $ 5,309  $ 5,385
 Depreciation and amortization                 974       996      984       951      938      704      716
 Reorganization costs(5)                       371       299     (117)        -        -        -        -
 Interest expense                                -         -        -         -       95       74       71
 Gain on sale of real estate                     -         -    1,729       237        -        -        -
 Net income                                  3,124     2,977    4,936     3,545    3,388    2,568    2,622

 Other Data:

 Net cash provided by operating
  activities                               $ 4,285   $ 4,047  $ 4,100   $ 4,091  $ 4,289  $ 3,184  $ 2,999
 Ratio of earnings to fixed charges            N/A       N/A      N/A       N/A    36.7x    35.7x    37.9x

 Balance Sheet Data (at end of period):

 Total cash and cash equivalents           $ 1,299   $ 1,575  $ 1,881   $   473  $ 1,032  $   822  $    19
 Total assets                               32,716    32,169   29,641    27,498   27,300   27,267   26,062
 Total debt                                      -         -        -         -    1,050      800      100
 Shareholders' equity                       31,847    30,268   27,940    25,938   24,738   25,003   24,489

 Per Share of Common Stock:

 Net income:
   Primary                                 $  1.30   $  1.24  $  2.24   $  1.69  $  1.70  $  1.28  $  1.05
   Fully-diluted                              1.08      1.04     1.76      1.33     1.33     1.01     1.05

 Distributions(6):
   Series A                                $  1.60   $  1.65  $  2.51   $  1.56  $  1.56  $  1.17  $   .99
   Series B(7)(10)                            1.60      1.65     1.56      1.44     1.56     1.17        -
   Series C                                      -         -        -         -        -        -        -
 Book value (at end of period)(8)          $ 11.00   $ 10.53  $ 10.27   $ 10.00  $  9.85  $  9.80  $  9.84

 Weighted average shares of
  common stock (in thousands):
   Primary                                   2,172     2,151    2,075     1,935    1,821    1,828    2,488
   Fully-diluted                             2,896     2,875    2,799     2,658    2,544    2,552    2,488


                               PSBP - Historical

                                                                                       Nine Months Ended
                                                     Years Ended December 31,             September 30,
                                           --------------------------------------------  ----------------
                                           1990(4)    1991     1992     1993     1994     1994     1995
                                           --------  -------  -------  -------  -------  -------  -------
                                                      ($ In thousands, except per share data)
 Operating Data:

 Total revenues                            $ 1,703    $1,754   $1,736   $1,632   $1,727   $1,294   $1,324
 Depreciation and amortization                 382       467      372      356      363      276      265
 Reorganization costs(5)                        54       116        -        -        -        -        -
 Interest expense                                -         -        -        -        3        -       59
 Net income                                    683       571      725      605      581      459      434

 Other Data:

 Net cash provided by operating
  activities                               $ 1,044    $  716   $1,316   $  934   $  975   $  782   $  723
 Ratio of earnings to fixed charges            N/A       N/A      N/A      N/A   194.7x      N/A     8.4x

 Balance Sheet Data (at end of period):

 Total cash and cash equivalents           $   574    $  219   $  466   $  408   $  101   $  255   $  243
 Total assets                                8,358     7,939    7,741    7,444    6,823    7,051    6,784
 Total debt                                      -         -        -        -      575        -    1,000
 Shareholders' equity                        7,929     7,412    7,175    6,911    5,712    6,483    5,186

 Per Share of Common Stock:

 Net income:
   Primary                                 $  1.25    $ 1.03   $ 1.40   $ 1.16   $ 1.16   $  .91   $  .93
   Fully-diluted                              1.04       .88     1.14      .96      .96      .75      .80

 Distributions(12):
   Series A                                $  1.60    $ 1.60   $ 1.60   $ 1.60   $ 1.60   $ 1.20   $ 1.20
   Series B(13)                               1.60      1.60     1.60     1.60     1.60     1.20      .80
   Series C                                      -         -        -        -        -        -        -
 Book value (at end of period)(8)          $ 12.09    $11.62   $11.41   $11.06   $10.24   $10.57   $ 9.71

 Weighted average shares of
  common stock (in thousands):
   Primary                                     492       488      470      464      440      449      436
   Fully-diluted                               656       652      634      628      604      613      546

----------

  (1) For purposes of these computations, earnings consist of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) and less the portion of minority interest in income for those consolidated minority interests which had no fixed charges during the period. Fixed charges and preferred stock dividends consist of interest expense and the dividend requirements of PSI preferred stock.

  (2) For federal income tax purposes (a) distributions for 1990 consist of $.50 of ordinary income and $.15 return of capital and (b) distributions for 1991, 1992, 1993, 1994 and the nine months ended September 30, 1995 are from ordinary income. The distributions for generally accepted accounting principles ("GAAP"), include a return of capital for 1991 of $.01. All distributions for 1990, 1992, 1993, 1994 and the nine months ended September 30, 1995 were from investment income. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

  (3) When PSI was organized in 1980, it intended to distribute all net cash flow from operations less reserves. PSI's distributions per share of Common Stock were reduced from $.35 per quarter to $.05 for the first quarter of

        1990 and $.20 for each subsequent quarter of 1990. Distributions had been reduced because distributions had exceeded cash available for distributions and because capital expenditures had been required for maintenance of properties. Commencing in 1990 PSI changed its distribution policy and distributes less than its cash available for distributions, permitting it to retain funds for additional investment and debt reduction.

  (4) PSP9 was reorganized from the PSP9 Partnership on December 31, 1990 (the "Reorganization"). The Reorganization has been reflected by retroactively restating the information for 1990; the only impact relates to the classification of certain equity accounts.

  (5) Reorganization costs, which consist primarily of legal fees, accounting fees, transfer taxes, registration and solicitation fees, represent the costs incurred in the Reorganization.

  (6)   For federal income tax purposes, distributions on Series A Shares for
        (a) 1991 consist of $1.50 of ordinary income and $.10 of return of capital, (b) distributions for 1992 consisted of $1.31 of ordinary income, $.95 of capital gain and $.20 of return of capital, (c) distributions for 1993 consisted of $1.44 of ordinary income and $.12 of capital gain, and (d) distributions for 1994 and the nine months ended September 30, 1995 are from ordinary income. Distributions through 1992 exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes include a return of capital for 1990 of $.28, for 1991 of $.37 and for 1992 of $.24. The distributions for GAAP purposes in 1992 and 1993 include $.95 and $.12, respectively, of capital gain. All distributions for 1994 were from investment income. Distributions for each year include distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

  (7) In the Reorganization, PSP9 issued shares of Common Stock Series A, Series B and Series C. In February 1995 the Series B and Series C shares converted to Series A shares on a share for share basis in accordance with PSP9's articles of incorporation. Therefore, commencing with the distribution with respect to the first quarter of 1995, no distributions have been paid on the Series B shares.

  (8) Book value per share computed based on the number of Series A, Series B and Series C shares outstanding at period end.

  (9) Historical information of PSI for 1994 and the nine months ended September 30, 1995 have been restated to reflect the pro forma impact of the PSMI Merger which occurred November 16, 1995. The pro forma results presented are as if the PSMI Merger occurred on the first day of the period presented.

  (10) The Series B shares (prior to conversion into Series A shares) were not entitled to participate in distributions attributable to sale or refinancing of PSP9's properties or the liquidation of PSP9. As a result, the Series B shares did not participate in the capital gain distributions in 1993 and 1992.

  (11) PSBP was reorganized from the PSBP Partnership on August 5, 1991 (the "Reorganization"). The Reorganization has been reflected by retroactively restating the information for 1990; the only impact relates to the classification of certain equity accounts.

  (12) For federal income tax purposes, distributions on PSBP's Series A Shares for (a) 1990 and 1991 consisted of $1.37 of ordinary income and $.23 of return of capital, (b) distributions for 1993 consisted of $1.38 of ordinary income and $.22 of return of capital, and (c) distributions for 1992, 1994 and the nine months ended September 30, 1995 are from ordinary income. Distributions for GAAP purposes include a return of capital for 1990 of $.32, 1991 of $.44, 1992 of $.18, 1993 of $.41, 1994
        of $.38 and the nine months ended September 30, 1995 of $.22. Distributions for each year include distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

  (13) In the Reorganization, PSBP issued shares of Common Stock Series A, Series B and Series C. In August 1995 the Series B and Series C shares converted to Series A shares on a share for share basis in accordance with

        PSBP's articles of incorporation. Therefore, commencing with the distribution with respect to the third quarter of 1995, no distributions have been paid on the Series B shares.

  Relationships

        The following charts show the relationships among PSP9, PSBP, PSI and certain of their affiliates both before and after the Mergers. The properties of PSP9 and PSBP are managed by PSI, the principal shareholder of PSP9 and PSBP, under the supervision of their Boards of Directors. PSI is controlled by
  B. Wayne Hughes, the chairman of the board and chief executive officer of PSP9, PSBP and PSI.

Before the Mergers




                             [CHART OMITTED HERE]



                            Description of Graphic

     Chart illustrating the affiliated relationships among PSP9, PSBP, PSI and certain affiliates before the Mergers: BWH owns 53% of PSI and Public Shareholders own 47% of PSI; BWH owns 4% of PSP9, PSI (which is the Property Manager of PSP9) owns 24% of PSP9 and Public Shareholders own 72% of PSP9; PSI (which is the Property Manager of PSBP) owns 31% of PSBP and Public Shareholders own 69% of PSBP.


                        (See notes on succeeding page.)

After the Mergers
(Assuming Maximum Cash Elections)

                             [CHART OMITTED HERE]

                            Description of Graphic

     Chart illustrating the affiliated relationships between PSI and certain affiliates after the Mergers: BWH owns 52% of PSI and Public Shareholders own 48% of PSI.

BWH  =  B. Wayne Hughes. Mr. Hughes is the chairman of the board and chief executive officer of PSP9, PSBP and PSI
PSP9 =  Public Storage Properties IX, Inc.
PSBP =  PS Business Parks, Inc.
PSI = Public Storage, Inc. Mr. Hughes and members of his family own 53% of the PSI Common Stock (57% upon the conversion of PSI's Class B Common Stock). PSI manages the commercial properties of PSP9 and PSBP through Public Storage Commercial Properties Group, Inc. ("PSCP") which is economically owned 95% by PSI and 5% by the Hughes Family.

                    RISK FACTORS AND MATERIAL CONSIDERATIONS

       The Mergers involve the following factors which should be considered by PSP9 and PSBP Shareholders, including the following:

  No Arms' Length Negotiation or Unaffiliated Representatives

       The Mergers have not been negotiated at arm's length, and PSI and its affiliates have significant relationships with both PSP9 and PSBP. No unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of either PSP9 or PSBP. If such persons had been engaged, the terms of the Mergers might have been more favorable to the shareholders of either PSP9 or PSBP.

  Change in Nature of Investment

       PSP9 and PSBP are REITs organized to hold interests in properties for a finite period. The bylaws of PSP9 and PSBP require that their shareholders be presented with liquidation proposals in 1996 and 1999, respectively, although they could continue in existence for a longer period. In contrast, PSI, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. As a consequence of this difference, following the Mergers, PSP9 and PSBP Shareholders receiving PSI Common Stock will be able to liquidate their investment only by selling their shares on the NYSE or in private transactions. PSBP Shareholders who receive PSI Common Stock will be changing the nature of their investment from ownership in a company that owns a business park to ownership in a company that owns primarily mini-warehouses.

  Uncertainty Regarding Market Price of PSI Common Stock

       The number of shares of PSI Common Stock that would be received by PSP9 and PSBP Shareholders is based on the average market price of PSI Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the respective shareholders' meetings. Since the market price of PSI Common Stock fluctuates, the market value of PSI Common Stock that holders of PSP9 and PSBP Common Stock may receive in the Mergers may decrease following establishment of the number of shares. In addition, because of increased selling activity following issuance of shares in the Mergers and other factors, the market value of PSI Common Stock that PSP9 and PSBP Shareholders may receive in the Mergers may decrease following the Mergers.

  Potential Loss of Future Appreciation

       The properties of PSP9 and PSBP may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than receivable in the Mergers.

  Limitation on Dissenters' Rights of Appraisal

       Under California law, PSP9 and PSBP Shareholders will be entitled to Dissenters' Rights in connection with the Mergers only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP9 and PSBP Common Stock, respectively. See "Dissenting Shareholders Rights of Appraisal."

  Lower Level of Distributions to PSP9 Shareholders

       Depending on the market price of the PSI Common Stock during the period in which the number of shares to be issued in the Mergers is established, the level of distributions to PSP9 Shareholders who receive PSI Common Stock in the Mergers may be lower after the Mergers than before. Based on a market price of PSI Common Stock of $20 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP9 ($.30 per share), PSP9 Shareholders would receive approximately $.095 (32%) less in regular quarterly distributions per share of PSP9 Common Stock after the Mergers from PSI than before the Mergers from PSP9 and approximately $.01 less per share in regular quarterly distributions for each $1.03 (5.2%) increase in the market price of PSI Common Stock above $20.

  Control and Influence by the Hughes Family

       The Hughes Family owns approximately 53% of the outstanding shares of PSI Common Stock (approximately 57% upon conversion of PSI's Class B Common Stock). Consequently, the Hughes Family controls matters submitted to a vote of PSI Shareholders, including the election of directors, amendment of PSI's Articles of Incorporation, dissolution and the approval of other extraordinary transactions.

  Ownership Limitations

       Public shareholders are further limited in their ability to change control of PSI due to restrictions in the PSI Articles of Incorporation and Bylaws on beneficial ownership. Unless such limitations are waived by PSI's board of directors (the "Board of Directors"), no shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of PSI or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. The PSI Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger, which includes the PSI Common Stock owned by the Hughes Family at the time of the PSMI Merger. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of PSI to obtain the favorable tax benefits afforded a qualified REIT. An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public shareholders. Such provisions will prevent future takeover attempts which the PSI Board of Directors has not approved even if a majority of the public shareholders of PSI deem it to be in their best interests or in which the public shareholders may receive a premium for their shares over the then market value. See "Description of PSI Capital Stock -- Ownership Limitations."

  Tax Risks

       Increased Risk of Violation of Gross Income Requirements. As a result of the PSMI Merger, PSI performs property management services for properties in which it has no or only a partial interest. Some or all of the gross income received from these services will not be treated as income qualifying for certain REIT gross income tests applicable to PSI ("Nonqualifying Income").
  In 1995 and future years, if PSI's Nonqualifying Income were to exceed 5% of its total gross income, PSI's REIT status may terminate for that year and future years unless PSI meets certain "reasonable cause" standards. Even if PSI meets such standards, however, it would be subject to a 100% excise tax on any excess Nonqualifying Income.

       Increased Risk of Violation of Ownership Requirements. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock of PSI held by the Hughes Family was estimated at approximately 45%. Accordingly, no four individuals other than the Hughes Family could own directly or constructively, in the aggregate, more than 5% of the value of outstanding capital stock of PSI. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws contain the ownership limitations described under "Description of PSI Capital Stock -- Ownership Limitations." However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation and Bylaws. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family has entered into an agreement with PSI restricting the Hughes Family's acquisition of additional shares of capital stock of PSI and providing that if, at any time, for any reason, more than 50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of PSI Common Stock owned by Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the PSI Articles of Incorporation and Bylaws and the agreement with Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary.

  There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no absolute assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

       Elimination of Any Accumulated Earnings and Profits. The accumulated earnings and profits, if any, of PSMI carried over to PSI in the PSMI Merger. To retain its REIT status, PSI distributed all of these acquired earnings and profits on or before December 31, 1995. Accordingly, PSI was required to accurately determine the amount of acquired earnings and profits and to increase its distributions to its shareholders in 1995 if necessary to eliminate these earnings and profits. As a condition to the PSMI Merger, PSI obtained from PSMI a study of the earnings and profits that showed that PSMI had no earnings and profits at the time of the PSMI Merger. The determination of earnings and profits depends upon a number of factual matters related to the activities and operation of PSMI and its predecessors in years prior to the PSMI Merger. Accordingly, no assurances can be given that the IRS will not challenge such conclusion. If the IRS were subsequently to determine that such earnings and profits existed at the time of the PSMI Merger and PSI failed to distribute such earnings and profits by December 31, 1995, PSI may lose its REIT qualification for 1995 and, perhaps, for subsequent years unless certain relief provisions apply. See "Certain Federal Income Tax Considerations -- Consequences of the Merger on PSI's Qualification as a REIT -- Elimination of any Accumulated Earnings and Profits Attributable to Non-REIT Years."

       Consequences of Failure to Quality as a REIT. For any taxable year that PSI fails to qualify as a REIT and the relief provisions do not apply, PSI would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders or for reinvestment. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders. Furthermore, unless certain relief provisions apply, PSI would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI fails to qualify.

       Corporate Level Tax on Sale of Certain Built-in Gain Assets. PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning at the time of the PSMI Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the PSMI Merger of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis at the time of the PSMI Merger in such assets (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

  Financing Risks

       Dilution and Subordination. The interest of PSI Shareholders, including persons who receive shares in the Mergers, can be diluted through the issuance of additional securities.

       Since October 1992, PSI has issued shares of preferred stock in public offerings and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of PSI Common Stock, including shares of PSI Common Stock to be issued in the Mergers. In the event of a liquidation of PSI, the holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of PSI Common Stock, liquidating distributions (an aggregate of approximately $710 million in respect of preferred stock issued to date), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the PSI Board of Directors, cash dividends (an aggregate of approximately $64 million per year in respect of preferred stock issued to date), in preference to holders of PSI Common Stock. As a REIT, PSI must distribute at least 95% of its taxable income to its shareholders (which include not only holders of PSI Common Stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize PSI's qualification as a REIT. See "Certain Federal Income Tax Matters."

       Certain of these securities have been issued under a currently effective registration statement of PSI for preferred stock, common stock and warrants. PSI intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued.

       Risk of Leverage. In making real estate investments, PSI, unlike PSP9 and PSBP, has incurred, and may continue to incur, debt, subject to certain limitations. The incurrence of debt increases the risk of loss of the investment. At September 30, 1995 (pro forma the PSMI Merger), PSI's debt as a percentage of its total capitalization was approximately 13%.

  Merger Consideration Based on Appraisals Instead of Arms' Length Negotiation

       The consideration to be received by PSP9 and PSBP Shareholders is based on third party appraisals of the properties valuing the properties of PSP9 and PSBP at $45,400,000 and $11,500,000, respectively. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraisal values; the sales price might be higher or lower.

  Tax to PSP9 and PSBP Shareholders

       PSP9. PSP9 Shareholders who receive cash in connection with the PSP9 Merger in exchange for their PSP9 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such shareholder in his or her PSP9 Common Stock. A PSP9 Shareholder receiving a combination of cash and PSI Common Stock in the PSP9 Merger in exchange for his or her PSP9 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP9 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

       PSBP. PSBP Shareholders who receive cash in connection with the PSBP Merger in exchange for their PSBP Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such shareholder in his or her PSBP Common Stock. A PSBP Shareholder receiving a combination of cash and PSI Common Stock in the PSBP Merger in exchange for his or her PSBP Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSBP Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

       The Required PSP9 REIT Distributions and Required PSBP REIT Distributions will be taxable to all PSP9 and PSBP Shareholders, respectively, as ordinary income.

  Operating Risks

       General Risks of Real Estate Ownership. Like PSP9 and PSBP, PSI is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces or units in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

       Significant Competition Among Mini-Warehouses. Like PSP9, most of PSI's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties.

       Risk of Environmental Liabilities. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

       PSI has recently conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, PSI's operations and recent property acquisitions, PSI has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. PSI has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, PSI believes it has funds available to cover any liability from environmental contamination or potential contamination and PSI is not aware of any environmental contamination of its facilities material to its overall business or financial condition.

       Tenant Reinsurance. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by PSI. PSI believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. PSI has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by PSI, the insurance premiums would be Nonqualifying Income to PSI. PSI would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause PSI to violate any of the requirements for qualification as a REIT under the Code.

       Canadian Operations. The Hughes Family continues to own and operate mini-warehouses in Canada. PSI has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

       PSCP. Prior to the PSMI Merger, Public Storage Commercial Properties Group, Inc. ("PSCP"), a subsidiary of PSMI, managed commercial properties for PSI and others. Because certain of the revenues generated by PSCP would be Nonqualifying Income to PSI, prior to the PSMI Merger, the common stock of PSCP held by PSMI was converted into nonvoting preferred stock (representing 95% of the equity) and the voting common stock of PSCP (representing 5% of the equity) was issued to the Hughes Family. While PSI acquired the preferred stock of PSCP in the PSMI Merger, the Hughes Family is able to continue to control the operations of PSCP by reason of its ownership of PSCP's voting stock.

       Merchandise Company. Prior to the PSMI Merger, PSMI sold locks, boxes and tape at certain mini-warehouse locations. Because the revenues received from the sale of these items would be Nonqualifying Income to PSI, immediately prior to the PSMI Merger, PSMI transferred this lock and box business to a separate corporation (the "Lock/Box Company"). In the PSMI Merger, PSI acquired the nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity). The voting common stock of the Lock/Box Company (representing 5% of the equity) was issued to the Hughes Family, who will be able to control the operations of the Lock/Box Company by reason of their ownership of its voting stock.

       Liabilities with Respect to Acquired General Partner Interests. Upon succeeding to substantially all of the properties and operations of PSMI in the PSMI Merger, PSI may be subject to certain liabilities and associated costs in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to such merger, and PSI will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Hughes has agreed to indemnify PSI for pre-merger activities and place in escrow shares of PSI Class B Common Stock received in the PSMI Merger to support such indemnification.

  Shares Eligible for Future Sale

       Future sales of substantial amounts of PSI Common Stock in the public market could adversely affect prevailing market prices. Upon completion of certain adjustments relating to the PSMI Merger, it is estimated that there will be approximately 72 million shares of PSI Common Stock and seven million shares of Class B Common Stock outstanding. Of these shares, approximately
  35.6 million shares of PSI Common Stock outstanding prior to the PSMI Merger are tradeable without restriction (except as to affiliates of PSI) or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining approximately 36.4 million shares of PSI Common Stock and seven million shares of Class B Common Stock were issued in such merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 adopted under the Act (the "Restricted Shares"). The beneficial owners of
  15.5 million of the Restricted Shares (including all of the Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares for a period of three years following the PSMI Merger, in the case of the PSI Common Stock, or for seven years following the PSMI Merger, in the case of the Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to Rule 144, which contains certain public information, volume, holding period and manner of sale requirements. The remaining approximately
  27.9 million Restricted Shares will be available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements that include, as the Rule is currently in effect, a two-year holding period. Sales of substantial amounts of such PSI Common Stock in the public market could adversely affect the market price of the PSI Common Stock.

                      CONFLICTS OF INTEREST IN THE MERGERS

       PSI and its affiliates have conflicts of interest in connection with the Mergers. PSI has a significant ownership interest in both PSP9 and PSBP, owning approximately 24% of the PSP9 Common Stock and 31% of the PSBP Common Stock. Hughes owns an additional approximately 4% of the PSP9 Common Stock. See "Summary--Relationships."

       The Mergers have been initiated and structured by individuals who are executive officers of PSI, PSP9 and PSBP, and the Mergers have not been negotiated at arms' length. No independent representatives have been retained to negotiate the terms of the Mergers on behalf of either PSP9 or PSBP. If such representatives had been retained, the terms of the Mergers might have been more favorable to the shareholders of PSP9 and PSBP. Although independent representatives were not retained by PSP9 or PSBP, they have created special committees comprised of independent directors, which have engaged an independent financial advisor, to evaluate the Mergers. The special committees have reviewed the terms of the Mergers and recommend that the shareholders of PSP9 and PSBP, respectively, vote for the Mergers. Based upon the use of an independent appraisal firm to determine the value of consideration to be paid to PSP9 and PSBP Shareholders, the fairness opinions and the participation of the special committees of PSP9 and PSBP, the Boards of Directors of PSP9 and PSBP considered that the engagement of independent representatives to negotiate the terms of the Mergers was not necessary or cost effective.

                                  THE MERGERS

  General

       PSP9. As a result of the PSP9 Merger, the separate existence of PSP9 would cease. Upon consummation of the PSP9 Merger, each outstanding share of PSP9 Common Stock (other than PSP9 Dissenting Shares) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP9 Common Stock (not to exceed 20% of the outstanding PSP9 Common Stock, or 489,501 shares, less any PSP9 Dissenting Shares), upon a Cash Election, $18.64 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $18.64, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSP9 Shareholders. If a PSP9 Shareholder does not make a Cash Election, all of his or her PSP9 Common Stock would be converted into PSI Common Stock in the PSP9 Merger. The consideration paid to PSP9 Shareholders by PSI in the PSP9 Merger will be reduced on a pro rata basis by the Required PSP9 REIT Distributions (estimated at up to $.55 per share). The consideration received by PSP9 Shareholders in the PSP9 Merger, however, along with any Required PSP9 REIT Distributions, will not be less than $18.64 per share of PSP9 Common Stock, which amount represents the market value of PSP9's real estate assets at October 31, 1995 (based on an independent appraisal) and the estimated net asset value of its other assets at March 31, 1996. PSP9 Shareholders would receive the Required PSP9 REIT Distributions upon any liquidation of PSP9, regardless of the PSP9 Merger. Additional pre-merger cash distributions would be made to the PSP9 Shareholders to cause PSP9's estimated net asset value as of the date of the PSP9 Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The PSP9 Common Stock held by PSI will be cancelled in the PSP9 Merger.

       It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP9 Common Stock in the PSP9 Merger and to pay related costs and expenses would be $46,747,000 (assuming no Required PSP9 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP9 Common Stock from PSP9 Shareholders making Cash Elections and to pay the allocated portion of the costs and expenses of the PSP9 Merger would be $10,249,300 (assuming maximum Cash Elections). See "-- Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PSP9 must pay a Required PSP9 REIT Distribution.

       PSBP. As a result of the PSBP Merger, the separate existence of PSBP would cease. Upon consummation of the PSBP Merger, each outstanding share of PSBP Common Stock (other than PSBP Dissenting Shares) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSBP Common Stock (not to exceed 20% of the outstanding PSBP Common Stock, or 106,832 shares, less any PSBP Dissenting Shares), upon a Cash Election, $19.59 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $19.59, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSBP Shareholders. If a PSBP Shareholder does not make a Cash Election, all of his or her PSBP Common Stock would be converted into PSI Common Stock in the PSBP Merger. The consideration paid to PSBP Shareholders by PSI in the PSBP Merger will be reduced on a pro rata basis by the Required PSBP REIT Distributions (estimated at up to $.24 per share). The consideration received by PSBP Shareholders in the PSBP Merger, however, along with any Required PSBP REIT Distributions, will not be less than $19.59 per share of PSBP Common Stock, which amount represents the market value of PSBP's real estate assets at October 31, 1995 (based on an independent appraisal) and the estimated net asset value of its other assets at March 31, 1996. PSBP Shareholders would receive the Required PSBP REIT Distributions upon any liquidation of PSBP, regardless of the PSBP Merger. Additional pre-merger cash distributions would be made to the PSBP Shareholders to cause PSBP's estimated net asset value as of the date of the PSBP Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The PSBP Common Stock held by PSI will be cancelled in the PSBP Merger.

       It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSBP Common Stock in the PSBP Merger and to pay related costs and expenses would be $10,794,000 (assuming no Required PSBP REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSBP Common Stock from PSBP Shareholders making Cash Elections and to pay the allocated portion of the costs and expenses of the PSBP Merger would be $2,442,800 (assuming maximum Cash Elections). See "-- Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PSBP must pay a Required PSBP REIT Distribution.

       The Boards of Directors of PSP9 and PSBP are also proposing that the bylaws of PSP9 and PSBP be amended to authorize the Mergers. See "Amendment to Bylaws of PSP9 and PSBP."

       The PSP9 Merger and the PSBP Merger are not conditioned on each other.

  Background

       General. The Mergers have been initiated and structured by individuals who are executive officers of PSI, PSP9 and PSBP. Special committees composed of independent directors of PSP9 and PSBP, respectively, have reviewed the terms of the Mergers, and the Boards of Directors of PSP9 and PSBP, based on recommendations of these special committees, which the Boards of Directors have adopted, and on the opinions of financial advisors in which they concur, believe that the Mergers are fair to the public shareholders of PSP9 and PSBP, respectively, and recommend that PSP9 and PSBP Shareholders, respectively, vote for the Mergers.

       PSP9 and PSBP were organized to succeed to the business of the PSP9 Partnership and PSBP Partnership in reorganization transactions completed on December 31, 1990 and August 5, 1991, respectively. The PSP9 Partnership raised $43,434,300 in a public offering in 1983 primarily to develop and operate mini-warehouses. The PSBP Partnership raised $9,840,500 in a public offering in 1982 to develop and operate a business park. All of the proceeds from both offerings have been invested. PSMI was the sponsor of both partnerships.

       Both partnerships originally anticipated selling or financing their properties from seven to ten years after completion of their development, i.e., between 1992 and 1995 in the case of the PSP9 Partnership and between 1991 and 1994 in the case of the PSBP Partnership. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

       In view of the events affecting the timing of the sale or financing of the partnerships' properties, PSMI, the sponsor of the partnerships, concluded that the limited partners of the partnerships, as well as the limited partners of other partnerships sponsored by PSMI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, PSMI commenced planning the reorganization of the PSP9 and PSBP Partnerships and other public limited partnerships sponsored by PSMI into individual corporations taxed as REITs, and, between December 1990 and November 1991, PSMI completed such reorganization of the partnerships and 16 other public partnerships.

       The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated and were not intended to have any material impact on the timing of the sale or financing of the partnerships' properties.

       In response to changes requested by the unaffiliated dealer manager of both partnerships' original offerings of limited partnership interests, PSP9 and PSBP added provisions to their bylaws to the effect that their shareholders be presented with proposals to sell all or substantially all of the properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganization of PSP9, PSP9's bylaw provision was amended to expand the terms of the proposal to include a possible financing of its properties.

       The PSP9 Merger satisfies PSP9's obligation to present a proposal to PSP9 Shareholders for the sale or financing of its properties in 1996.

       If approved by PSBP Shareholders, the PSBP Merger would obviate PSBP's obligation to present a proposal to PSBP Shareholders for the sale of its property. If PSBP Shareholders do not approve the PSBP Merger or if the PSBP Merger is not completed because other conditions are not satisfied, PSBP would continue to be obligated to present a proposal to PSBP Shareholders in 1999 for the sale of its property.

       The PSP9 and PSBP Special Committees and the PSP9 and PSBP Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PSP9 and PSBP would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP9 and PSBP would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PSP9 and PSBP, and PSP9 and PSBP Shareholders have the right, with respect to up to 20% of the outstanding PSP9 and PSBP Common Stock (less any Dissenting Shares), to receive cash in the Mergers.
  The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP9 or PSBP to PSI.

       PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and June 1995, PSI merged with three REITs, which like PSP9 and PSBP had been organized to succeed to the business of predecessor partnerships sponsored by PSMI.

       PSP9 and PSBP Board Actions. The Boards of Directors of PSP9 and PSBP consist of the same three persons: B. Wayne Hughes, the chief executive officer of PSI, PSP9 and PSBP, Vern O. Curtis and Jack D. Steele.

       At a telephonic meeting of the Boards of Directors of PSP9 and PSBP, which included officers and in-house counsel on November 2, 1995, the Boards of Directors of PSP9 and PSBP appointed special committees of independent directors, consisting of Vern O. Curtis and Jack D. Steele, to consider and make recommendations to the Boards of Directors regarding proposed mergers of PSP9 and PSBP into PSI. Mr. Curtis and Mr. Steele were the members of the special committees that considered the mergers of three other REITs into PSI in September 1994 - June 1995. Following the board meetings, the special committees held organizational meetings by telephone, which included officers and in-house counsel, and discussed the current financial performance of the properties of PSP9 and PSBP, the trading price of the PSP9 and PSBP Common Stock, the status of the PSMI Merger and the qualifications of Stanger and Wilson. Following the discussion, the special committees approved Wilson, on behalf of PSP9, PSBP and PSI, to appraise the properties of PSP9 and PSBP, determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the special committees as to their legal obligations in making recommendations regarding the proposed mergers with PSI and approved the engagement of Stanger to render opinions as to the fairness, from a financial point of view, of the consideration to be received by PSP9 and PSBP Shareholders in the Mergers. Wilson, Hogan & Hartson L.L.P. and Stanger had acted in similar capacities in connection with the mergers of three other REITs into PSI.

       On December 13, 1995, the PSP9 and PSBP Special Committees held a telephone meeting, which included officers of PSP9 and PSBP, a representative of Wilson and representatives of Stanger. First, the officers of PSP9 and PSBP described the mechanics of arriving at the value per share of PSP9 and PSBP Common Stock, the absence of any material environmental contingency and the provision giving PSI the right to terminate the Merger Agreement if the price of PSI Common Stock is below $18 per share. Next, the Wilson representative described generally the methodology used in appraising PSP9's and PSBP's properties. The Stanger representatives presented Stanger's analysis, which included the following items: (1) they briefly reviewed Stanger's recent experience relating to mini-warehouses; (2) they noted that Stanger had performed a similar analysis in connection with prior mergers of REITs into PSI, including a review of the portfolio appraisals prepared by Wilson; (3) they noted that Stanger reviewed the appraisal methodologies utilized; (4) they noted that Stanger reviewed the capitalization rates utilized in the portfolio appraisals, which were approximately 10.1% in the case of PSP9 and 9.5% in the case of PSBP, based on net operating income generated for the 12 months prior to the appraisal date;
  (5) they noted that Stanger reviewed the capitalization rates on PSI transactions during the prior 12 months, reviewed capitalization rates currently cited by industry sources for mini-warehouse transactions, and concluded that the capitalization rates used in Wilson's appraisal were consistent with transactions in the market; (6) they noted that Stanger reviewed a liquidation analysis, including assumptions (liquidation of PSP9's and PSBP's properties on a property-by-property basis) prepared by PSP9 and PSBP based on certain information provided by Wilson and that the projected consideration per share resulting from liquidation under that analysis was less than the consideration offered in the Mergers; (7) they indicated that Stanger noted Wilson's assumption that no premium is appropriate for the bulk acquisition of an assembled portfolio, that Stanger reviewed information on bulk purchases by PSI or affiliates in which the capitalization rates averaged 10.4%, and discussed bulk transactions with industry sources, and, based upon that review, Stanger concluded that Wilson's assumption was consistent with transactions in the market; (8) they noted that Stanger reviewed a going concern analysis, based on analyses and five-year and 10-year projections provided by PSP9 and PSBP, under scenarios in which the PSP9 and PSBP Common Stock would be liquidated into the securities markets or PSP9's and PSBP's properties would be liquidated after 10 years at their residual value (from Wilson's appraisal), that Stanger reviewed the FFO multiples used in the various scenarios regarding the sale of the PSP9 and PSBP Common Stock, and they noted that, under the lower multiple, the estimated value per share on a going concern basis was approximately 21% and 15% lower for PSP9 and PSBP, respectively, than the consideration offered in the Mergers and that, under the higher multiple, the estimated value per share on a going concern basis was approximately 9% and 3% lower, respectively; (9) they noted that Stanger had reviewed the historical market prices of PSP9's Common Stock and compared them with the consideration offered in the Mergers, and they noted that the consideration offered in the Mergers, reduced by estimated retained earnings between the date of the appraisal and March 31, 1996, represents an approximately 5.76% premium over the then current price of the PSP9 Common Stock and a 7.17%, 7.68%, 7.04% and 6.98% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively;
  (10) they noted that Stanger had reviewed the historical market prices of PSBP's Common Stock and compared them with the consideration offered in the Mergers, and they noted that the consideration offered in the Mergers, reduced by estimated retained earnings between the date of the appraisal and March 31, 1996, represents an approximately 10.66% premium over the then current price of the PSBP Common Stock and a 8.69%, 9.93%, 9.24% and 14.72% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; and (11) they indicated that, subject to receipt of certain documents, Stanger was prepared to render its opinions that the consideration to be received in the Mergers is fair to the public shareholders of PSP9 and PSBP from a financial point of view. A financing of the properties was briefly discussed by officers of PSP9 and PSBP and the PSP9 and PSBP Special Committees, but was considered not to be a feasible alternative because REITs, like PSP9 and PSBP, are required to distribute substantially all taxable income and, as a result of the age of PSP9's and PSBP's properties, within the next several years, PSP9 and PSBP will have no depreciation deductions available to reduce PSP9's and PSBP's taxable income. Therefore, if they were to refinance their properties, PSP9 and PSBP would not have sufficient funds available to meet the REIT distribution requirements after making principal amortization payments. The PSP9 and PSBP Special Committees and Stanger discussed the reduction in distributions to PSP9 Shareholders who receive PSI Common Stock in the Mergers. Following the discussion, the PSP9 and PSBP Special Committees expressed the belief that the Mergers are fair to, and in the best interests of, public shareholders of PSP9 and PSBP and determined to recommend to the Board that the Mergers be approved and to recommend that PSP9 and PSBP Shareholders vote for the Mergers. Based on the foregoing recommendations of the PSP9 and PSBP Special Committees, which were adopted by the PSP9 and PSBP Boards of Directors, the PSP9 and PSBP Boards of Directors expressed the belief that the Mergers are fair to, and in the best interests of, public shareholders of PSP9 and PSBP, approved the Mergers, determined to recommend that PSP9 and PSBP Shareholders vote for the Mergers and approved the filing with the Commission of preliminary proxy materials. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives" and "Risk Factors and Material Considerations -- Lower Level of Distributions to PSP9 Shareholders."

       Public Announcement of Mergers and Commission Filings. On December 13 and 14, 1995, PSI, PSP9 and PSBP signed the Merger Agreement and publicly announced the general terms of the Mergers, respectively. On

  December 22, 1995, PSP9 and PSBP filed preliminary proxy materials with the Commission. On _______________, 1996, PSI filed a registration statement, which was declared effective on _______________, 1996.

  Reasons for the Mergers and Timing

       The reasons for the decision of the special committees and boards of directors of PSP9 and PSBP to recommend the Mergers include:

       . The bylaws of PSP9 and PSBP include provisions that their shareholders be presented with a proposal to sell all of the corporations' properties, distribute the proceeds from such sale and liquidate the corporations. The proposed Mergers satisfy these obligations. See "-- Background."

       . The Mergers provide PSP9 and PSBP Shareholders with the choice of either (A) converting their investment in PSP9 and PSBP, respectively, into an investment in PSI, which generally owns the same type of properties as PSP9 (and which, like PSBP, also owns business parks to a lesser extent), on a tax-free basis (assuming each of the Mergers is a tax-free reorganization) and which has, and intends to continue, to acquire additional properties or (B) with respect to up to 20% of the outstanding PSP9 and PSBP Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if the properties of PSP9 and PSBP were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses). See "-- Recommendation to PSP9 and PSBP Shareholders and Fairness Analysis."

       . The special committees and boards of directors of PSP9 and PSBP believe that the Mergers are more advantageous to PSP9 and PSBP Shareholders than any of the alternatives. See "-- Alternatives to Mergers" and "-- Recommendation to PSP9 and PSBP Shareholders and Fairness Analysis."

       . PSI has agreed to merge with PSP9 and PSBP at this time, subject to approval by PSP9 and PSBP Shareholders and certain other conditions. See "-- The Merger Agreement -- Conditions to Consummation of the Mergers."

  Alternatives to Mergers

       The following is a brief discussion of the benefits and disadvantages of alternatives to the Mergers that could have been pursued by the PSP9 and PSBP Board of Directors.

       Liquidation

            Benefits of Liquidation. An alternative to the Mergers would be to liquidate the assets of PSP9 and PSBP, distribute the net liquidation proceeds to their respective shareholders in proportion to their share ownership and thereafter dissolve PSP9 and PSBP. Through such liquidation, PSP9 and PSBP would provide for a final wrapping up of their shareholders' interests in the corporations. PSP9 and PSBP Shareholders would receive cash liquidation proceeds (as they will as to a portion of their investment if they make Cash Elections). Liquidating PSP9 and PSBP would be consistent with their bylaws that provide that their shareholders be presented with proposals for the sale of their properties and liquidation. If PSP9 and PSBP liquidated their assets through asset sales to unaffiliated third parties, their shareholders would not need to rely upon real estate portfolio appraisals of the fair market value of their real estate assets. Such assets would be valued through arms' length negotiations between PSP9 and PSBP and prospective purchasers.

            Disadvantages of Liquidation. Since the time the predecessors of PSP9 and PSBP were organized, significant changes have taken place in the financial and real estate markets that have had a materially adverse impact upon the value of commercial real estate. These changes have included, among others, the following: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which has increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which has significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions. Although conditions have improved, these developments have resulted in a reduced market for the sale and financing of commercial real estate, making this, in the view of the boards of directors and special committees of PSP9 and PSBP, a less than optimal time to liquidate the real estate assets of PSP9 and PSBP. For many PSP9 and PSBP Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.95 per share of PSP9 Common Stock and $1.06 per share of PSBP Common Stock).

            PSP9 and PSBP Shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

            Liquidation Procedures. As with a merger, a liquidation of PSP9 or PSBP would require approval by the holders of a majority of outstanding common stock. Upon the dissolution of PSP9 or PSBP, properties would be sold and any funds remaining after payment of debts, and liabilities would be distributed to shareholders in respect of their shares. As holders of approximately 30% of the shares of PSP9 and PSBP Common Stock, PSI and its affiliates would receive approximately 30% of the available funds in the liquidation. The process for liquidating the assets of PSP9 and PSBP would in large measure be within the control of the PSP9 and PSBP Boards of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

            The PSP9 and PSBP Boards of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of the corporations' assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The PSP9 and PSBP Boards of Directors, as fiduciaries to PSP9 and PSBP Shareholders, respectively, remain responsible for determining the terms and conditions of the transaction. One of the more significant considerations for the PSP9 and PSBP Boards of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of the corporation until receipt of those amounts by the corporation and their distribution to the shareholders. Such arrangements would also expose the corporation to the risk that deferred payments might not be collected in full and that the corporation might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PSP9 or PSBP because it would depend on market conditions at the time of liquidation.

       Continued Operation of PSP9 and PSBP

            Benefits of Continuation.

            PSP9. Another alternative to the PSP9 Merger would be to continue PSP9 in accordance with its existing business plan, with PSP9 remaining as a separate legal entity and with its own assets and liabilities. Nothing requires the liquidation or merger of PSP9 at this time, and PSP9 is operating profitably and does not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

            There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of PSP9's mini-warehouses. For example, from 1992 to 1994, occupancy per square foot increased from an average of 90% to 91%, and realized monthly rents from an average of $.64 per square foot to $.70 per square foot. Assuming that there is no substantial new development of mini-warehouses in the foreseeable future, the PSP9 Board of Directors anticipates that the financial performance from existing facilities may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of PSP9's properties would be expected to increase. See "Description of PSP9's Properties."

            A number of advantages are expected to arise from the continued operation of PSP9. PSP9 Shareholders should continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of PSP9's assets. Given the currently improving market conditions for mini-warehouses, the PSP9 Board of Directors and the PSP9 Special Committee believe that the level of these distributions to PSP9 may improve. Continuing PSP9 affords PSP9 Shareholders with the opportunity to participate in any future appreciation in PSP9's properties. In addition, the decision to continue PSP9, if selected, means that there would be no change in the nature of PSP9's Shareholders' investment. This option avoids whatever disadvantages might be deemed inherent in the PSP9 Merger. See "Risk Factors and Material Considerations" for discussion of various risks associated with the PSP9 Merger.

            PSBP. Another alternative to the PSBP Merger would be to continue PSBP in accordance with its existing business plan, with PSBP remaining as a separate legal entity and with its own assets and liabilities. Nothing requires the liquidation or merger of PSBP at this time, and PSBP is operating profitably and does not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments. The performance of PSBP's business park has generally been stable with its occupancy and rental rates remaining approximately the same over the last three years.

            A number of advantages are expected to arise from the continued operation of PSBP. PSBP Shareholders should continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of PSBP's property. Continuing PSBP affords PSBP Shareholders with the opportunity to participate in any future appreciation in PSBP's property. In addition, the decision to continue PSBP, if selected, means that there would be no change in the nature of PSBP's Shareholders' investment from an interest in an entity that owns a single business park to an interest in an entity that owns primarily mini-warehouses. This option avoids whatever disadvantages might be deemed inherent in the PSBP Merger. See "Risk Factors and Material Considerations" for discussion of various risks associated with the PSBP Merger.

            Disadvantages of Continuation. The primary disadvantage with continuing PSP9 and PSBP is the failure of that strategy to secure the benefits that their boards of directors expect to result from the Mergers. These benefits are highlighted under "-- Potential Advantages of the Mergers." The Mergers afford PSP9 and PSBP Shareholders increased liquidity. In addition, because PSP9 and PSBP are not authorized to issue new securities or to reinvest sale or financing proceeds, they are less able to take advantage of new real estate investment opportunities. In contrast, PSI has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases PSI's ability to access capital markets for new capital investments.

       Amendment of Bylaws

            Benefits of Bylaw Amendment. Another alternative to the Mergers would be an amendment to the bylaws of PSP9 and PSBP to remove the restrictions on investment of cash flow and on the issuance of securities. If approved, such action would provide some of the advantages of the Mergers. PSP9 and PSBP could take advantage of new real estate opportunities through the reinvestment of cash flow and the investment of proceeds from the issuance of securities.

            Disadvantages of Bylaw Amendment. The boards of directors and the special committees of PSP9 and PSBP believe that such an amendment has disadvantages. It is believed that PSP9 and PSBP Shareholders could better take advantage through PSI than through either PSP9 or PSBP of the current market for REIT securities for the following reasons. First, PSI has a larger capital base. At September 30, 1995, PSP9 and PSBP had total shareholders' equity of $24,489,000 and $5,186,000 compared with PSI's total shareholders' equity (pro forma for the PSMI Merger) of $1,479,081,000 (including preferred stock) and $1,115,461,000 (without preferred stock). Second, the market for PSI Common Stock should be more liquid than the market for common stock of either PSP9 or PSBP. PSP9 and PSBP have 2,447,506 shares and 534,159 shares of common stock, respectively, traded on the AMEX and, during the 12 months ended September 30, 1995, the average daily trading volume of the common stock of PSP9 and

  PSBP was 1,300 and 400 shares, respectively. In comparison, PSI has approximately 72,000,000 shares of Common Stock traded on the NYSE and, during the 12 months ended September 30, 1995, the average daily trading volume of PSI Common Stock was 60,200 shares (48,400 shares if November 1994 and May 1995, during which PSI was engaged in public offerings of common stock, are excluded). Third, PSI has broader geographic diversification than either PSP9 or PSBP. At November 16, 1995, PSP9 owned 15 properties in six states, PSBP owned one property and PSI owned equity interests (directly, as well as through general and limited partnership interests and stock interests) in 1,044 properties in 37 states. For additional information on the properties owned by PSP9, PSBP and PSI, see "-- Comparison of PSP9 and PSBP Common Stock with PSI Common Stock," "Description of PSP9's Properties," "Description of PSBP's Property" and "Description of PSI's Properties."

  No Solicitation of Other Proposals

       Neither the board of directors nor the special committee of either PSP9 or PSBP solicited any other proposal for the acquisition of PSP9 or PSBP or their properties. The boards of directors of PSP9 and PSBP agreed to the Merger Agreement, which includes a provision against soliciting other offers to buy, because they believe that the potential advantages to PSP9 and PSBP Shareholders described under "-- Potential Advantages of the Mergers" are more likely to be achieved through the Mergers than in a transaction with another party. In particular, assuming the Mergers qualify as tax-free reorganizations, no taxable gain or loss will be recognized by PSP9 and PSBP Shareholders who exchange their PSP9 and PSBP Common Stock solely for PSI Common Stock. The Required PSP9 REIT Distributions and the Required PSBP REIT Distributions generally will be taxable to all PSP9 Shareholders and PSBP Shareholders, respectively, as ordinary income to the extent of the respective corporation's earnings and profits. PSI and Hughes have little tax basis in their common stock, and many PSP9 and PSBP Shareholders have a tax basis in their common stock (approximately $15.48 for most original PSP9 Shareholders and approximately $16.74 for most original PSBP Shareholders) lower than the consideration to be received in the Mergers. Accordingly, for many PSP9 and PSBP Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.95 per share of PSP9 Common Stock and $1.06 per share of PSBP Common Stock). However, another proposal could have been for a higher price and possibly also structured as mergers qualifying as tax-free reorganizations. Under California law, most acquisitions of PSP9 or PSBP or its properties would require approval by PSP9 and PSBP Shareholders, respectively. PSI and Hughes own approximately 28% of the PSP9 Common Stock and approximately 31% of the PSBP Common Stock.

  Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers

       PSP9. In connection with the PSP9 Merger, PSP9 Shareholders will receive a value of $18.64 (less the amount of any Required PSP9 REIT Distributions) per share of PSP9 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

       1. The market value (not book value) of PSP9's real estate assets has been determined by Wilson, showing such values as of October 31, 1995. In valuing PSP9's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP9's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP9's portfolio of real estate assets based on property operations (before non-recurring charges) for the 12 months ended September 30, 1995 averaged 10.1%. Wilson's valuation is as of October 31, 1995 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

       2. PSP9's net asset value has been computed as (a) the market value of PSP9's real estate assets as of October 31, 1995 ($45,400,000) plus (b) the estimated book value of PSP9's non-real estate assets as of March 31, 1996 (a total of $945,000) less (c) PSP9's estimated liabilities as of March 31, 1996 (a total of $727,000).

       3. PSP9's net asset value per share of PSP9 Common Stock was calculated at $18.64 by dividing PSP9's net asset value (as computed in 1 and 2 above, $45,618,000) by the number of outstanding shares of PSP9 Common Stock (2,447,506).

       4. Upon completion of the PSP9 Merger, each share of PSP9 Common Stock (other than PSP9 Dissenting Shares) would be converted into the right to receive $18.64 in cash (with respect to up to 20% of the outstanding PSP9 Common Stock, less any PSP9 Dissenting Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $18.64, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP9 Shareholders. Pre-merger cash distributions would be made to PSP9 Shareholders to cause PSP9's estimated net asset value as of the date of the PSP9 Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The consideration paid by PSI to PSP9 Shareholders in the PSP9 Merger will be reduced on a pro rata basis by the amount of any Required PSP9 REIT Distributions. However, the consideration received by PSP9 Shareholders in the PSP9 Merger along with the Required PSP9 REIT Distributions (which will be paid in cash) will not be less than $18.64.

       The following tables set forth the calculation of the payments to be paid to PSP9 Shareholders:
                            Computation of Payments

       Net book       Appraised      Book value       PSP9's       PSP9's net         Payments
       value of         market        of PSP9's      net asset     asset value       received in
     PSP9's real       value of       other net      value(1)       per share      connection with
       estate           PSP9's        assets(1)                      of PSP9       PSP9 Merger per
     portfolio(1)    real estate                                     Common        original $1,000
                     portfolio(2)                                    Stock        investment in the
                                                                      (1)        PSP9 Partnership(3)
----------------------------------------------------------------------------------------------------
     $25,119,000     $45,400,000      $218,000      $45,618,000     $18.64              $932

------------------

  (1) Estimated as of March 31, 1996. Does not reflect the effect of Required PSP9 REIT Distributions, estimated at up to $.55 per share or $1,342,000 in the aggregate. PSP9 Shareholders would receive the Required PSP9 REIT Distributions upon any liquidation of PSP9, regardless of the PSP9 Merger. Also includes $599,000 contribution by PSI and Hughes in respect of obligations incurred in connection with the PSP9 Partnership.

  (2) As of October 31, 1995.

  (3) Does not include quarterly cash distributions to PSP9 Shareholders or to limited partners of the PSP9 Partnership. PSP9 was organized to succeed, on December 31, 1990, to the business of the PSP9 Partnership, which completed its offering of limited partnership interests in 1983. PSP9's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP9 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP9 Shareholders in the PSP9 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP9 Merger and other factors.

       Hughes, who owns approximately 4% of the PSP9 Common Stock would receive approximately 98,000 shares of PSI Common Stock in the PSP9 Merger (assuming no Required PSP9 REIT Distributions and PSI Common Stock price of $20).

       PSBP. In connection with the PSBP Merger, PSBP Shareholders will receive a value of $19.59 (less the amount of any Required PSBP REIT Distributions) per share of PSBP Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

       1. The market value (not book value) of PSBP's property has been determined by Wilson, showing such value as of October 31, 1995. In valuing PSBP's property, Wilson considered the applicability of, and utilized, all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson reconciled the values indicated from the three approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSBP's property based on property operations (before non-recurring charges) for the 12 months ended September 30, 1995 was 9.5%. Wilson's valuation is as of October 31, 1995 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

     2. PSBP's net asset value has been computed as (a) the market value of PSBP's property as of October 31, 1995 ($11,500,000) plus (b) the estimated book value of PSBP's non-real estate assets as of March 31, 1996 (a total of $168,000) less (c) PSBP's estimated liabilities as of March 31, 1996 (a total of $1,202,000).

     3. PSBP's net asset value per share of PSBP Common Stock was calculated at $19.59 by dividing PSBP's net asset value (as computed in 1 and 2 above, $10,466,000) by the number of outstanding shares of PSBP Common Stock (534,159).

     4. Upon completion of the PSBP Merger, each share of PSBP Common Stock (other than PSBP Dissenting Shares) would be converted into the right to receive $19.59 in cash (with respect to up to 20% of the outstanding PSBP Common Stock, less any PSBP Dissenting Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $19.59, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSBP Shareholders. Pre-Merger cash distributions would be made to PSBP Shareholders to cause PSBP's estimated net asset value as of the date of the PSBP Merger to be substantially equivalent to its estimated net asset value as of March 31, 1996. The consideration paid by PSI to PSBP Shareholders in the PSBP Merger will be reduced on a pro rata basis by the amount of any Required PSBP REIT Distributions. However, the consideration received by PSBP Shareholders in the PSBP Merger along with the Required PSBP REIT Distributions (which will be paid in cash) will not be less than $19.59.

     The following tables set forth the calculation of the payments to be paid to PSBP Shareholders:

                            Computation of Payments

 Net book     Appraised    Book value      PSBP's      PSBP's net       Payments
 value of      market      of PSBP's     net asset    asset value      received in
  PSBP's      value of     other net      value(1)     per share      connection with
 property      PSBP's      assets(1)                    of PSBP       PSBP Merger per
   (1)        property                                   Common       original $1,000
                (2)                                      Stock       investment in the
                                                          (1)       PSBP Partnership(3)
---------------------------------------------------------------------------------------
$6,353,000   $11,500,000  ($1,034,000)  $10,466,000     $19.59            $980

------------

  (1) Estimated as of March 31, 1996. Does not reflect the effect of Required PSBP REIT Distributions, estimated at up to $.24 per share or $130,000 in the aggregate. PSBP Shareholders would receive the Required PSBP REIT Distributions upon any liquidation of PSBP, regardless of the PSBP Merger.

  (2) As of October 31, 1995.

  (3) Does not include quarterly cash distributions to PSBP Shareholders or to limited partners of the PSBP Partnership. PSBP was organized to succeed, on August 5, 1991, to the business of the PSBP Partnership, which completed its offering of limited partnership interests in 1982. PSBP's capital structure was designed to reflect the economic rights of the limited and general partners in the PSBP Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSBP Shareholders in the PSBP Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSBP Merger and other factors.

  Potential Advantages of the Mergers to PSP9 and PSBP

      The principal potential benefits to PSP9 and PSBP Shareholders who receive PSI Common Stock include the following:

      Acquisition of Additional Properties. The primary business activity of PSP9 and PSBP is operating the properties originally developed by their predecessors. PSP9 and PSBP have not raised additional capital, and their articles of incorporation and bylaws restrict their ability to reinvest cash flow in new properties. PSI, on the other hand, has expanded, and is expected to continue to expand, its asset and capital base. PSI is also permitted to borrow money to fund new acquisitions. Accordingly, PSP9 and PSBP Shareholders who receive PSI Common Stock in the Mergers will be investors in an entity that has grown, and is expected to continue to grow, as new investments are made.

      Increased Liquidity. PSP9 has 2,447,506 shares of Common Stock traded on the AMEX and, during the 12 months ended September 30, 1995, the average daily trading volume of PSP9 Common Stock was 1,300 shares. PSBP has 534,159 shares of common stock traded on the AMEX and, during the 12 months ended September 30, 1995, the average daily trading volume of PSBP Common Stock was 400 shares. In comparison, PSI has approximately 72,000,000 shares of common stock traded on the NYSE (approximately one-half of which are freely tradeable) and, during the 12 months ended September 30, 1995, the average daily trading volume of PSI Common Stock was 60,200 shares (48,400 shares if November 1994 and May 1995, during which PSI was engaged in public offerings of common stock, are excluded). Accordingly, the investment in PSI of PSP9 and PSBP Shareholders who receive PSI Common Stock in the Mergers should have greater liquidity than the current investment of these same shareholders in either PSP9 or PSBP.

      Possible Tax-Free Treatment. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PSP9 and PSBP Shareholders who exchange their PSP9 Common Stock and PSBP Common Stock, respectively, solely for PSI Common Stock. However, the Required PSP9 REIT Distributions and the Required PSBP REIT Distributions will be taxable to all PSP9 Shareholders and PSBP Shareholders, respectively, as ordinary income. Hughes, who has little tax basis in his PSP9 Common Stock, has advised PSI and PSP9 that he intends to exchange his PSP9 Common Stock solely for PSI Common Stock. See "Certain Federal Income Tax Matters -- The Mergers."

  Recommendation to PSP9 and PSBP Shareholders and Fairness Analysis

      Conclusions. Based upon an analysis of the Mergers, the special committees and boards of directors of PSP9 and PSBP have concluded (i) that the terms of the respective merger are fair to PSP9 and PSBP Shareholders,
  (ii) after comparing the potential benefits and detriments of the Mergers with alternatives, that the Mergers are more advantageous to PSP9 and PSBP Shareholders, respectively, than such alternatives and (iii) that PSP9 and PSBP Shareholders, respectively, should vote for the Mergers.

      Although the PSP9 and PSBP Boards of Directors and PSP9 and PSBP Special Committees reasonably believe the terms of the Mergers are fair to PSP9 and PSBP Shareholders and recommend that PSP9 and PSBP Shareholders vote for the Mergers, an affiliate of PSI is a member of the Boards of Directors of both PSP9 and PSBP, and PSI has other significant relationships with both PSP9 and PSBP and conflicts of interest with respect to the Mergers. The Mergers have been initiated and structured by individuals who are executive officers of PSP9 and PSBP and who are also affiliated with PSI. The PSP9 and PSBP Special Committees, composed of independent directors, have reviewed and approved, respectively, the terms of the Mergers. See "Summary -- Relationships" and "Conflicts of Interest."

      Material Factors Underlying Conclusions of Special Committees and Boards of Directors of PSP9 and PSBP. The following is a discussion of the material factors underlying the conclusions of the PSP9 and PSBP Special Committees and Boards of Directors. The PSP9 and PSBP Boards of Directors and Special Committees have not quantified the relative importance of these factors.

       1. Bylaw Provisions. The bylaws of PSP9 and PSBP require proposals for the sale of their properties by 1996 and 1999, respectively. As discussed under "-- Background," the PSP9 and PSBP Special Committees and Boards of Directors believe, respectively, that the proposed Mergers satisfy these requirements and that, as discussed in paragraph 2 below, the form and amount of consideration offered to PSP9 and PSBP Shareholders constitute fair value in respect of their shares of PSP9 and PSBP Common Stock, respectively. The PSP9 and PSBP Special Committees and Boards of Directors recognize that if the properties of PSP9 and PSBP were liquidated through sales to third parties, the PSP9 and PSBP Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of their real estate assets. Such assets would be valued through arms' length negotiations between PSP9 and PSBP and the prospective purchasers.

       2. Consideration Offered. The PSP9 and PSBP Boards of Directors and Special Committees believe that (i) the proposal that the consideration to be paid to PSP9 and PSBP Shareholders in the Mergers be based on the value of the assets of PSP9 and PSBP is reasonable and consistent with the bylaws of PSP9 and PSBP, respectively, (ii) the net asset value of PSP9 and PSBP represents a fair estimate of the value of their respective assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by PSP9 and PSBP Shareholders, and (iii) the consideration to be received by Hughes in respect of his PSP9 Common Stock is fair because it is based on his proportionate share ownership of PSP9. There was no negotiation regarding the basis for determining the consideration to be paid to PSP9 and PSBP Shareholders in the Mergers or the consideration to be received by Hughes in respect of his PSP9 Common Stock. See "-- Background."

       3. Choice as to Form of Consideration. The Mergers provide PSP9 and PSBP Shareholders with the choice of either (A) converting their investment into an investment in PSI, which generally owns the same type of properties as PSP9 (and which, like PSBP, also owns business parks to a lesser extent), on a tax-free basis (assuming the Mergers are tax-free reorganizations and except that the Required REIT Distributions will be taxable as ordinary income) and which has acquired, and is expected to continue to acquire, additional properties or (B) with respect to up to 20% of the outstanding PSP9 and PSBP Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if their properties were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses). Although Cash Elections may not be made with respect to more than 20% of the outstanding PSP9 or PSBP Common Stock, the shares of PSP9 and PSBP Common Stock held by PSI will be cancelled in the Mergers, and Hughes would receive PSI Common Stock in respect of his PSP9 Common Stock. Accordingly, Cash Elections may be made with respect to approximately 28% and 29% of the outstanding PSP9 and PSBP Common Stock, respectively, held by public shareholders.

       4. Independent Portfolio Appraisals and Fairness Opinions. The conclusions of the PSP9 and PSBP Special Committees and Boards of Directors are partially based upon the portfolio appraisals prepared by Wilson and Stanger's fairness opinions. The special committees and boards of directors of PSP9 and PSBP attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisals and Stanger's fairness opinions. The PSP9 and PSBP Special Committees and Boards of Directors believe that the engagement of Wilson and Stanger to provide the portfolio appraisals and the fairness opinions, respectively, assisted the PSP9 and PSBP Special Committees and Boards of Directors in the fulfillment of their duties to PSP9 and PSBP Shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "-- Real Estate Portfolio Appraisals by Wilson" and "-- Fairness Opinions from Stanger."

       5. Voting Procedures and Dissenters' Rights. The PSP9 and PSBP Special Committees and Boards of Directors believe that the voting process and the rights of dissenting shareholders of PSP9 and PSBP support their conclusions as to the Mergers. The Mergers are required to be approved by a majority of the outstanding shares of PSP9 and PSBP Common Stock, respectively, as well as by a majority of the shares of PSP9 and PSBP Common Stock voting at the meetings of PSP9 and PSBP Shareholders not held by PSI and Hughes. The PSP9 Merger and the PSBP Merger are not conditioned on each other. PSP9 and PSBP Shareholders will have the right to exercise Dissenters' Rights, although the special committees and boards of directors of PSP9 and PSBP recognize that these rights may be exercised by PSP9 and PSBP Shareholders only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP9 and PSBP Common Stock, respectively.

       6. Comparison of Payments to be Received at the Time of the Mergers to Other Alternatives. The payments to be received at the time of the Mergers of $18.64 per share of PSP9 Common Stock and $19.59 per share of PSBP Common Stock compares favorably with (A) the trading price of the PSP9 and PSBP Common Stock immediately prior to the first announcement of the Mergers ($17-1/8 and $17-3/8, respectively) and during other periods, (B) a range of estimated going concern value per share of PSP9 and PSBP Common Stock ($15.78 to $18.04 and $15.37 to $17.83, respectively), (C) an estimated liquidation value per share of PSP9 and PSBP Common Stock ($17.39 and $18.53, respectively) and (D) the book value per share of PSP9 and PSBP Common Stock as of September 30, 1995 ($9.84 and $9.71, respectively). The boards of directors and special committees of PSP9 and PSBP recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

       7. Lower Level of Distributions to PSP9 Shareholders After the Mergers. Depending on the market price of the PSI Common Stock during the period in which the number of shares to be issued in the Mergers is established, the level of distributions to PSP9 Shareholders who receive PSI Common Stock in the Mergers may be lower after the Mergers than before. Based on a market price of PSI Common Stock of $20 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP9 ($.30 per share), PSP9 Shareholders would receive approximately $.095 (32%) less in regular quarterly distributions per share of PSP9 Common Stock after the Mergers from PSI than before the Mergers from PSP9 and approximately $.01 less per share in regular quarterly distributions for each $1.03 (5.2%) increase in the market price of PSI Common Stock above $20.

       8. Conflicts of Interest. The Mergers have been initiated and structured by individuals who are executive officers of PSP9 and PSBP and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public shareholders of PSP9 and PSBP, and the terms of the Mergers are not the result of arms' length negotiations. Hughes will receive PSI Common Stock in respect of his ownership of approximately 4% of the PSP9 Common Stock.

       The special committees and boards of directors of PSP9 and PSBP do not believe that the absence of independent representatives to negotiate the Mergers undermines the fairness of the Mergers because the Mergers have been reviewed and approved by the special committees of PSP9 and PSBP, comprised of independent directors. Based upon the use of an independent appraisal firm, the Stanger fairness opinions and the participation of the special committees of PSP9 and PSBP, the boards of directors and special committees of PSP9 and PSBP considered that the engagement of such independent representatives was not necessary or cost effective.

       Comparison of Benefits and Detriments. Prior to concluding that the Mergers should be proposed to PSP9 and PSBP Shareholders, the boards of directors and special committees of PSP9 and PSBP considered several alternatives to the Mergers. The alternatives considered by the boards of directors and special committees of PSP9 and PSBP were liquidation, continuation of operations and amendments to organizational documents. In order to determine whether the Mergers or one of its alternatives would be more advantageous to PSP9 and PSBP Shareholders, the PSP9 and PSBP Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of the alternatives. See "-- Alternatives to Mergers" for a discussion of the potential benefits and detriments of each of these alternatives. Each of the Mergers and its alternatives offers potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of the PSP9 and PSBP Boards of Directors and Special Committees regarding the comparison of the Mergers to the alternatives.

             (i) The PSP9 and PSBP Boards of Directors and Special Committees favor the Mergers over liquidation because they believe that (A) the Mergers permit PSP9 and PSBP Shareholders to take advantage of the current markets for REIT securities which more fully reflect the underlying net asset value of many REITs that grow, like PSI, (B) PSP9 and PSBP should not be liquidated at this time (other than through the Mergers that provide PSP9 and PSBP Shareholders who receive PSI Common Stock with greater liquidity and increased geographic diversification, while retaining an interest in a similar type of properties (in the case of PSP9) which may increase in value) and (C) the Mergers provide PSP9 and PSBP Shareholders, with respect to up to 20% of the outstanding common stock of PSP9 and PSBP (less any PSP9 and PSBP Dissenting Shares, respectively), with the opportunity, if they so elect, to receive in cash the amounts they would receive if PSP9's and PSBP's properties were sold at their appraised values and were liquidated (without any reduction for real estate commissions and other sales expenses).

             (ii) The PSP9 and PSBP Boards of Directors and Special Committees have concluded that continued operation of PSP9 and PSBP is not as attractive an alternative as the Mergers because the Mergers afford PSP9 and PSBP Shareholders increased liquidity and the opportunity to participate in PSI, an entity that, unlike PSP9 and PSBP, has grown, and is expected to continue to grow, as new investments are made. However, the PSP9 and PSBP Boards of Directors and Special Committees recognize that the level of distributions to PSP9 Shareholders who receive PSI Common Stock may be reduced. See "-- Recommendation to PSP9 Shareholders -- 7. Lower Level of Distributions to PSP9 Shareholders After the Mergers."

             (iii) The PSP9 and PSBP Boards of Directors and Special Committees believe that PSP9 and PSBP Shareholders would have better opportunities to participate in the current markets for equity securities of REITs through PSI than through PSP9 and PSBP, even if their bylaws were amended to remove restrictions on reinvestment of cash flow and on the issuance of securities of PSP9 and PSBP, because of PSI's larger capital base, greater liquidity and broader geographic diversification.

      Based upon this comparison of the potential benefits and detriments of the Mergers with its alternatives, the PSP9 and PSBP Boards of Directors and Special Committees have concluded, respectively, that the Mergers are more attractive to PSP9 and PSBP Shareholders than any of the alternatives.

  Comparison of Consideration to be Received in the Mergers to Other
  Alternatives

      General. To assist PSP9 and PSBP Shareholders in evaluating the Mergers, the PSP9 and PSBP Boards of Directors and Special Committees compared the consideration to be received in the Mergers, i.e., a value of $18.64 per share (less the amount of any Required PSP9 REIT Distributions) of PSP9 Common Stock and a value of $19.59 per share (less the amount of any Required PSBP REIT Distributions) of PSBP Common Stock against: (i) the trading price of the PSP9 and PSBP Common Stock on the AMEX; (ii) estimates of the value of PSP9 and PSBP on a liquidation basis assuming that their assets were sold at their appraised fair market value and the net proceeds distributed to the PSP9 and PSBP Shareholders in accordance with their share ownership in PSP9 and PSBP, respectively; and (iii) estimates of the value of each of PSP9 and PSBP on a going-concern basis assuming that each were to continue as a stand-alone entity and its securities sold at the end of either a five-year or ten-year holding period or its assets sold at the end of a ten-year holding period.
  Due to the uncertainty in establishing these values, the boards of directors and special committees of PSP9 and PSBP have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the Mergers are dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the boards of directors and special committees of PSP9 and PSBP believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

      The results of this comparative analysis are summarized in the following table. PSP9 and PSBP Shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PSP9 and PSBP. These assumptions relate, among other things, to: projections as to PSP9's and PSBP's future income, expenses, cash flow and other significant financial matters; the capitalization rates that will be used by prospective buyers when PSP9's and PSBP's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PSP9 and PSBP Common Stock. In addition, these estimates are based upon certain information available to PSP9 and PSBP at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the Mergers. The assumptions used have been determined by the PSP9 and PSBP Boards of Directors and Special Committees in good faith, and, where appropriate, are based upon current and historical information regarding PSP9 and PSBP and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the PSP9 and PSBP Boards of Directors and Special Committees. While PSP9 and PSBP believe they have a reasonable basis for the assumptions selected, the assumptions employed by them as to future events may not reflect their actual experience. The estimated values of alternate forms of consideration would have been different had PSP9 and PSBP made different assumptions, and such differences could be material.

      No assurance can be given that such consideration would be realized through any of the designated alternatives, and PSP9 and PSBP Shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations.

-------------------------------------------------------------------------------------------------------------
                                                                                      Estimated Liquidation
Payments in PSP9 Merger                               Estimated Going Concern        Value per Share of PSP9
  per Share of PSP9        Trading Prices of PSP9     Value per Share of PSP9            Common Stock at
    Common Stock              Common Stock (2)            Common Stock (3)             Appraised Value (4)
-------------------------------------------------------------------------------------------------------------
      $18.64(1)              $16-5/8    $17-1/2          $15.78    $18.04                    $17.39
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                                      Estimated Liquidation
  Payments in PSBP                                    Estimated Going Concern        Value per Share of PSBP
Merger per Share of        Trading Prices of PSBP     Value per Share of PSBP            Common Stock at
 PSBP Common Stock            Common Stock (2)            Common Stock (3)             Appraised Value (4)
-------------------------------------------------------------------------------------------------------------
      $19.59(1)              $17-1/4    $18-1/4          $15.37    $17.83                    $18.53
-------------------------------------------------------------------------------------------------------------

----------------

  (1) Based on the respective corporation's net asset value consisting of the independently appraised market value of the respective corporation's real estate portfolio as of October 31, 1995 and estimated book value of its other net assets as of March 31, 1996 and assuming no Required REIT Distributions. See "-- Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers."

  (2) High and low sales prices on the AMEX composite tape for the third quarter of 1995, the last full calendar quarter prior to the announcement of the Mergers. On December 13, 1995, the closing price of PSP9 and PSBP Common Stock was $17-1/8 and $17-3/8, respectively.

  (3) High and low of three methods of estimating going concern value. Based upon a number of assumptions regarding the future net operating income and distributions of PSP9 and PSBP and the date of their liquidation. See "-- Going-Concern Value."

  (4) Based upon Wilson's real estate appraisal, less estimated expenses of liquidation. See "-- Liquidation Values."

      Trading Prices of PSP9 and PSBP Common Stock.

           PSP9. The PSP9 Board of Directors and Special Committee also considered that the trading price for PSP9 Common Stock averaged $16.90, $16.82, $16.92 and $16.93 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers, that the closing price for PSP9 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17-1/8, and that the highest closing price for PSP9 Common Stock preceding the announcement of the proposed Mergers was $20-1/4. The PSP9 Board of Directors also considered that the consideration offered in the PSP9 Merger adjusted for interim earnings of approximately $.53 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the property Appraisal and March 31, 1996) represents a premium of 7.17%, 7.68%, 7.04%, 6.98%, 5.76% and
  (10.56)% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers and the highest closing price recorded for PSP9 Common Stock, respectively.

           PSBP. The PSBP Board of Directors and Special Committee also considered that the trading price for PSBP Common Stock averaged $17.69, $17.49, $17.60 and $16.76 for the respective 20-day, 60-day, 180-day and

  360-day periods preceding the announcement of the proposed Mergers, that the closing price for PSBP Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17-3/8, and that the highest closing price for PSBP Common Stock preceding the announcement of the proposed Mergers was $18-5/8. The PSBP Board of Directors also considered that the consideration offered in the PSBP Merger adjusted for interim earnings of approximately $.36 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the property Appraisal and March 31, 1996) represents a premium of 8.69%, 9.93%, 9.24%, 14.72%, 10.66% and 3.23% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers and the highest closing price recorded for PSBP Common Stock, respectively.

      Going-Concern Value. The PSP9 and PSBP Boards of Directors and Special Committees have estimated the going-concern value of each of PSP9 and PSBP by analyzing projected cash flows and distributions assuming that each of PSP9 and PSBP were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios:
  Scenario #1 -- a five-year holding period, with shares of PSP9 and PSBP liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP9 and PSBP liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolios of PSP9 and PSBP liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisal and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP9 and PSBP paid out to PSP9 and PSBP Shareholders in liquidation distributions. Dividends and sale proceeds per share of PSP9 and PSBP Common Stock were discounted in the projections at a rate of 13%.

      Scenario #3 of the going-concern analysis assumes PSP9's properties are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP9 Shareholders out of PSP9's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

      The estimated value of each of PSP9 and PSBP on a going-concern basis is not intended to reflect the distributions payable to each of their shareholders if their assets were to be sold at their current fair market values.

      Liquidation Values. Since one of the alternatives available to the PSP9 and PSBP Boards of Directors is to proceed with a liquidation of PSP9 and PSBP, and the corresponding distribution of the net liquidation proceeds to PSP9 and PSBP Shareholders, respectively, the PSP9 and PSBP Boards of Directors and Special Committees have estimated the liquidation value of PSP9 and PSBP assuming that the real estate portfolios of these corporations were sold at their fair market value, based upon the Wilson real estate portfolio appraisals (excluding for these purposes any pre-merger distributions that might be made to PSP9 and PSBP Shareholders). This alternative assumes non-real estate assets are sold at their book value (such assets, excluding cash, representing less than 2% of the value of each of PSP9 and PSBP), PSP9 and PSBP incur selling costs at the time of liquidation (state and local transfer taxes, real estate commissions and legal and other closing costs) of $2,320,000 and $568,000, respectively, and the remaining net liquidation proceeds are distributed among PSP9 and PSBP Shareholders in proportion to their share ownership.

      The liquidation analysis assumes that PSP9's portfolio is sold in a single transaction at its portfolio appraised value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP9 Shareholders out of PSP9's cash flow from operations might be reduced because PSP9's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

      Applying these procedures, the PSP9 and PSBP Boards of Directors and Special Committees arrived at the liquidation value set forth in the table. The real estate portfolio appraisals set forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of PSP9's and PSBP's real estate portfolios as of October 31, 1995. While the portfolio appraisals are not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisals assume that PSP9's and PSBP's assets are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "-- Real Estate Appraisals by Wilson."

      Distribution Comparison. The PSP9 and PSBP Boards of Directors and Special Committees have considered the potential impact of the Mergers upon distributions that would be made to PSP9 and PSBP Shareholders who exchange their PSP9 and PSBP Common Stock for PSI Common Stock. Based on a market price of PSI Common Stock of $20 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP9 ($.30 per share), PSP9 Shareholders would receive approximately $.095 (32%) less in regular quarterly distributions per share of PSP9 Common Stock after the Mergers from PSI than before the Mergers from PSP9 and approximately $.01 less per share in regular quarterly distributions for each increase in the market price of PSI Common Stock above $20 of $1.03 (5.2%). These estimates are based upon the actual distributions made by PSP9 and PSI (not upon the amounts that might have been distributed by them based upon their cash flow from operations). Based on a market price of $20 and the regular quarterly distribution rate for PSI ($.22 per share) and PSBP ($.19 per share), PSBP Shareholders are not expected to receive less in regular quarterly distributions after the Mergers.

      In evaluating this estimate, PSP9 and PSBP Shareholders should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs), and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of PSI with those of PSP9 and PSBP does not show how the Mergers might affect a PSP9 or PSBP Shareholder's distribution level over a number of years.

  Real Estate Portfolio Appraisals by Wilson

      Wilson was engaged by PSP9, PSBP and PSI to appraise the real estate portfolios of PSP9 and PSBP and has delivered written reports of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of portfolio of properties of each of PSP9 and PSBP as of October 31, 1995 (the "Appraisals"). PSP9, PSBP and PSI selected Wilson to provide the Appraisals because of its experience and reputation in connection with appraising mini-warehouses and business parks, its familiarity with PSP9's and PSBP's properties and its appraisal of the properties of three other REITs in connection with their mergers with PSI. The consideration to be paid by PSI to PSP9 and PSBP Shareholders in the Mergers is based on the Appraisals. The Appraisals, which contain a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, are set forth as Appendix B-1 and B-2 and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the Appraisals are described below.

      Experience of Wilson. Wilson was founded by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson appraised over 100 mini-warehouses in 1994.

      Mr. Wilson founded Self Storage Data Services, Inc. ("SSDS") in 1993 for the purpose of tracking and publishing income and expense trends in the mini-warehouse industry. The SSDS data base now contains over 23,600 facilities nationwide. Mr. Wilson, recognized as a leading authority on mini-warehouses, has spoken extensively and has written several articles on the subject of mini-warehouses.

      Summary of Methodology. At the request of PSP9, PSBP and PSI, Wilson evaluated PSP9's and PSBP's portfolio of real estate. In valuing the properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to PSP9's properties.

      The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

      The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

      The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements.
  The cost approach was not considered appropriate in the case of PSP9 since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of PSP9's properties diminishes the validity of this approach.

      While the Appraisals were prepared separately for PSP9's entire portfolio and for PSBP's sole property, Wilson analyzed the individual PSP9 properties by (a) reviewing each property's previous four years' operating statements,
  (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through telephone calls and other sources; (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the neighborhood; and (d) considering published data on median income and expense benchmarks on comparable facilities.

      To determine any significant differences in quality among the various properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

      Wilson also interviewed management personnel responsible for PSP9's and PSBP's properties to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Wilson also reviewed surveys of local self storage and business park markets conducted by management. Representatives of Wilson performed site inspections on all 15 of PSP9's properties and on PSBP's sole property between August and October, 1995. Most of the properties had been appraised by Wilson previously.

      Wilson then determined the value of each property in the portfolio relying heavily upon the income approach. The results were verified using a direct capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors during the third quarter of 1995. Further, Wilson interviewed various sources in local markets to identify sales of mini-warehouses within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, and others. Wilson also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses in local markets.

      In applying a discounted cash flow analysis, projections of cash flow from each property (assuming no indebtedness) were developed for a ten-year period ending October 2005. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates in competitive facilities. Also included in the income estimate were trends in ancillary income from late fees and rental concessions. Wilson then made an analysis of each subject's occupancy history, took into consideration the occupancy level of competitive facilities and estimated an occupancy level for each property in the portfolio.

      Estimated expenses were based upon each property's actual operating history as well as the actual experience of several other mini-warehouses and business parks within each given market. Expenses were deducted from effective gross income to derive a net operating income for each property.
  Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

      Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Growth rates for income and expenses generally ranged from 3% to 4% depending upon property and local market conditions. Wilson then used terminal capitalization rates that ranged from 10.25% to 10.50% for PSP9 and 11% for PSBP to capitalize each property's eleventh year net income into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The ten yearly cash flows were then discounted to present worth using discount rates ranging from 12.5% to 13.5% for PSP9's properties, again depending upon local market and property conditions, and 12% for PSBP's property. PSP9's properties having retail/office space were discounted using rates at the lower end of the indicated range to reflect current market conditions and parameters. The indicated value based upon the income approach is $45,554,000 for PSP9's properties and $11,500,000 for PSBP's property.

      In applying the sales comparison approach to the PSP9 properties, Wilson analyzed over 100 properties which were sold during the past 24 months. Using a regression analysis, a statistically significant correlation was derived between each of PSP9's properties' net income and its sales price per square foot. Based upon the PSP9 portfolio's net income per square foot, using the regression analysis, the indicated value by the sales comparison approach ranged between $41,900,000 to $48,560,000 for PSP9's properties. For PSBP's property, Wilson utilized a direct analysis and reconciliation of comparable sales in the local market of the property. Based on such comparable sales analysis, the indicated value by the sales comparison approach is $11,300,000.

      Wilson also applied the cost approach to the property owned by PSBP in which Wilson estimated the replacement cost of land and improvements less depreciation. Wilson assigned a market value to the PSBP property using the cost approach of $9,300,000.

      Based on the valuation methodology described above, Wilson assigned a market value of $45,400,000 to PSP9's portfolio of real property assets and $11,500,000 to PSBP's sole property.

      Assumptions, Limitations and Qualifications of the Appraisals. The Appraisals reflect Wilson's valuation of PSP9's and PSBP's real estate portfolio as of October 31, 1995 in the context of the information available on such date. Events occurring after October 31, 1995 and before the closing of the Mergers could affect the properties or assumptions used in preparing the Appraisals. Wilson has no obligation to update the Appraisal on the basis of subsequent events; however, Wilson has informed PSP9, PSBP and PSI that, as of the date of this Joint Proxy Statement and Prospectus, Wilson is not aware of any event or change in conditions, since October 31, 1995, that may have caused a material change in the value of either PSP9's portfolio of real estate or PSBP's property since that date.

      The Appraisals are subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Appraisals (i) did not consider the effect of easements, restrictions and other similar items on the value of PSP9's and PSBP's properties, (ii) assumed that the properties comply with local building codes and zoning ordinances, (iii) did not involve the physical inspections of competing properties and (iv) did not involve a comparison of PSP9's properties' commercial leases with other properties' commercial leases (but did for PSBP's property's leases). See Appendix B-1 and B-2 for a discussion of the specific assumptions, limitations and qualifications of the Appraisals.

      Compensation and Material Relationships. Wilson is being paid an aggregate fee of $43,000 for preparation of the Appraisals, which fee will include reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the Mergers. As one of the nation's leading appraisers of mini-warehouses, since 1976, Wilson has continuously prepared appraisals for PSI and its affiliates, including appraisals of the properties of three prior REITs in connection with their mergers with PSI, and is expected to continue to prepare appraisals for PSI.

  Fairness Opinions from Stanger

      Stanger was engaged by PSP9 and PSBP through the PSP9 and PSBP Special Committees to deliver written summaries of its determination as to the fairness of the consideration to be received in the Mergers, from a financial point of view, to the public shareholders of PSP9 and PSBP. The full text of the opinions, which contain descriptions of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix C-1 and C-2 to this Joint Proxy Statement and Prospectus and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinions are set forth below. The summary set forth below does not purport to be a complete description of the analyses to be used by Stanger in rendering the fairness opinions. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

      Except for certain assumptions, described more fully below, which PSP9 and PSBP advised Stanger that it would be reasonable to make, they imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinions. PSP9 and PSBP have agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinions.

      Experience of Stanger. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

      Summary of Materials Considered. In the course of Stanger's analysis to render its opinions regarding the Mergers, Stanger: (i) reviewed this Joint Proxy Statement and Prospectus; (ii) reviewed PSP9's, PSBP's and PSI's annual reports on Form 10-K for the three fiscal years ending December 31, 1992, 1993 and 1994, their quarterly reports on Form 10-Q for the quarter ending September 30, 1995 and the pro forma financial statements of PSI; (iii) reviewed the Appraisals and discussed with management of PSP9 and PSBP and Wilson the methodologies and procedures employed in preparing the Appraisals;
  (iv) reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities over the past two years, and other information available relating to acquisition criteria for self-storage properties and business parks; (v) reviewed estimates prepared by PSP9 and PSBP, and based in part on the Appraisals, of the current net liquidation value per common share of PSP9's and PSBP's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP9 and PSBP; (vi) discussed with certain members of management of PSP9, PSBP and PSI conditions in self-storage and business park property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP9 and PSBP, current and projected operations and performance, and the financial condition and future prospects of PSP9, PSBP and PSI; (vii) reviewed historical market prices, trading volume and dividends for PSP9, PSBP and PSI Common Stock; and (viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

      Summary of Analysis. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinions. The summary of the opinions and analysis of Stanger set forth in this Joint Proxy and Prospectus is qualified in its entirety by reference to the full text of such opinions.

      Review of Appraisals. In preparing its opinions, Stanger relied upon the Appraisals of PSP9's and PSBP's portfolio of properties which were prepared as of October 31, 1995 by Wilson, an independent appraiser. Stanger reviewed the Appraisals rendered by Wilson, reviewed a sample of supporting documentation for the Appraisals and discussed with Wilson its experience and qualifications and the appraisal methodologies utilized.

      Stanger observed that the Appraisals were certified by a Member of the Appraisal Institute and were conducted utilizing the income approach to valuation, applying the discounted cash flow method to establish a value for each individual property, the sales comparison approach and, in the case of PSBP, the cost approach. In addition, Stanger observed that in the course of conducting the Appraisals, Wilson confirmed certain parameters utilized based upon interviews conducted by Wilson of major buyers, owners and managers of self-storage and business park properties, and data collected by Wilson relating to capitalization rates and net operating income per square foot for actual sales transactions in the marketplace for mini-warehouse and business park properties which occurred during the 24 months preceding the date of the Appraisals.

      Stanger observed that the effective capitalization rate utilized in the Appraisals was approximately 10.1% and 9.5% for the properties of PSP9 and PSBP, respectively, based on net operating income (before non-recurring expenses) generated for the 12 months prior to the date of the Appraisals. Stanger further observed that among properties acquired by PSI or affiliated entities from third-parties between December 1993 and November 1995, capitalization rates for such purchases averaged approximately 10.1%. In addition, capitalization rates among transactions involving self-storage properties tracked by Self Storage Data Services, Inc., an affiliate of Wilson, averaged approximately 10.5%. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

      Review of Liquidation Analysis. Stanger reviewed an analysis prepared by management of PSP9 and PSBP of the estimated value of PSP9 and PSBP based upon liquidation of their portfolios on a property-by-property basis utilizing estimates prepared by PSP9 and PSBP and information provided by Wilson.

      The property-by-property liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the Appraisals, to an independent third-party buyer. Costs of such property sales by PSP9 to independent third-parties were estimated by PSP9 to total approximately $2,320,000 and were comprised of estimates of $310,000 in state and local transfer taxes, $1,340,000 in commissions and $670,000 in legal and other closing costs. Costs of such property sales by PSBP to independent third-parties were estimated by PSBP to total approximately $568,000 and were comprised of estimates of $51,000 in state and local transfer taxes, $345,000 in commissions and $172,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of PSP9 and PSBP based on their knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PSP9 REIT Distributions (prior to the date of liquidation), the contribution of $599,000 by PSI and Hughes in respect of obligations due upon liquidation incurred in connection with the PSP9 Partnership, and the associated dissolution of PSP9 and distribution of all remaining assets was $17.39 per share, versus the consideration offered in the Mergers of $18.64 cash per share of PSP9 Common Stock, or the equivalent of $18.64 of PSI Common Stock per share of PSP9 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP9 Shareholders. Stanger observed that the estimated net proceeds from the liquidation of PSBP's sole property, assuming no Required PSBP REIT Distributions (prior to the date of liquidation), and the associated dissolution of PSBP and distribution of all remaining assets was $18.53 per share, versus the consideration offered in the Mergers of $19.59 cash per share of PSBP Common Stock, or the equivalent of $19.59 of PSI Common Stock per share of PSBP Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSBP Shareholders.

      Stanger also observed that Wilson concluded that no premium or discount is appropriate for the bulk acquisition of an assembled portfolio in self-storage property markets today. Stanger reviewed information on bulk purchases and sales of self-storage properties transacted by PSI, PSMI or affiliates during 1993 through November 1995 and reviewed available information concerning bulk purchases of self-storage properties by independent third parties.

      Stanger observed that PSI, PSMI or affiliated entities have transacted seven bulk purchases of property portfolios during the period reviewed excluding the properties associated with the mergers of three prior REITs with PSI. These transactions involved affiliated entities and a total of 33 properties with an aggregate value of approximately $75 million.
  Specifically, the transactions included the sale of: (1) a three-property portfolio by a private limited partnership affiliated with PSMI in November 1993 (at a capitalization rate of approximately 10.2%); (2) a twelve-property portfolio in which PSMI has an interest by an unaffiliated party in December 1993 (at a capitalization rate of approximately 10.5% for the owner's interest); (3) a three-property portfolio in which PSMI has an interest by an unaffiliated party in December 1993 (at a capitalization rate of approximately 10.5% for the owner's interest); (4) a two-property portfolio by a private limited partnership affiliated with PSMI in October 1993 (at a capitalization rate of approximately 10.7%); (5) a seven-property portfolio by a private limited partnership affiliated with PSMI in June 1994 (at a capitalization rate of approximately 10.7%); (6) a three-property portfolio by a private limited partnership affiliated with PSMI in June 1994 (at a capitalization rate of approximately 10.1%); and (7) a three-property portfolio by a private limited partnership affiliated with PSMI in December 1994 (at a capitalization rate of approximately 10.0%). Among these transactions, capitalization rates averaged approximately 10.4%. Stanger also observed that capitalization rates currently cited by market participants for bulk property sales transactions generally range from 10% to 11%, a range consistent with capitalization rates for individual property purchases.

      Based upon the review cited above, Stanger concluded that Wilson's opinion that assembled portfolios do not command a premium to underlying individual property values in the current market for self-storage property acquisitions appears to be supported by available data.

      Review of Going Concern Analysis. Stanger reviewed financial analyses and projections prepared by the management of PSP9 and PSBP concerning estimated cash flows and dividend distributions from continued operation of PSP9 and PSBP as independent stand-alone entities and estimated sales proceeds from the liquidation of the shares of PSP9 and PSBP or the portfolios of properties owned by PSP9 and PSBP. The analyses incorporated estimates of revenues and operating expenses for each of the properties, capital expenditures, entity-level general and administrative costs, and cash flow distributions and proceeds from sale of either the securities of PSP9 and PSBP or the properties owned by PSP9 and PSBP during projection periods of up to 10 years. The analyses and projections assumed, among other things, that (i) net operating income for PSP9 and PSBP would grow at a compound annual rate of approximately 3.7% over the 10-year projection period; (ii) general and administrative expenses would increase at an average rate of 3.0% per annum over the projection period; and (iii) in the scenario involving sale of the properties in private real estate markets (as described below), such sales would occur at the terminal value projected by the appraiser in the independent Appraisals.

      The projections evaluated the going-concern value of PSP9 and PSBP under three scenarios: Scenario #1 --a five-year holding period, with shares of PSP9 and PSBP Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP9 Common Stock and PSBP Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 --a 10-year holding period with the property portfolio of PSP9 and PSBP liquidated in private real estate markets at the terminal value projected by the appraiser in the Appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP9 and PSBP paid out to shareholders in liquidating distributions. Dividends and sale proceeds per share of PSP9 and PSBP Common Stock were discounted in the projections at a rate of 13%.

      Stanger observed that the FFO multiples utilized by management in the projections were consistent with current FFO multiples among publicly traded REITs investing in self-storage facilities and business parks and with market capitalization and leverage levels reasonably comparable to those of PSP9 and PSBP. This group of publicly traded REITs are all affiliated with PSMI and PSI, and include Storage Properties, Partners Preferred Yield I, II and III, and Public Storage Properties X, XI, XII, XIV, XV, XVI, XVII, XVIII, XIX, and
  XX. Stanger further observed that the discount rates applied to dividends and sale proceeds were consistent with the historic rates of return produced by equity REITs.

      Stanger further observed that the estimated values per share of PSP9 and PSBP Common Stock on a going-concern basis resulting from the above analysis were as follows for each scenario: Scenario #1 -- $15.78 to $18.04 and $15.37 to $17.74, respectively; Scenario #2 -- $16.49 to $17.93 and $16.28 to $17.83,
  respectively; and Scenario #3 -- $17.60 and $16.93, respectively, compared with the consideration offered in the Mergers of $18.64 per share of PSP9 Common Stock and $19.59 per share of PSBP Common Stock.

      The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by PSP9 and PSBP. While PSP9 and PSBP have advised Stanger that they believe they have a reasonable basis for these assumptions, these assumptions may not reflect the actual experience of PSP9 and PSBP and such differences could be material. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

      Review of Market Value. Stanger reviewed historical market prices, trading volume and dividend distributions for PSP9 Common Stock and PSBP Common Stock. In the course of this review, Stanger compared the historical market prices of PSP9 and PSBP Common Stock with amounts to be received at the time of the Mergers. Stanger observed that the trading price for PSP9 Common Stock averaged $16.90, $16.82, $16.92 and $16.93, for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed Mergers, that the closing price for PSP9 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $20-1/4, and that the highest closing price for PSP9 Common Stock preceding the announcement of the proposed Mergers was $17-1/8. Stanger further observed that the consideration offered in the Mergers, reduced by $1,294,000, or approximately $.53 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and March 31, 1996) represents a premium of 7.17%, 7.68%, 7.04%, 6.98%, 5.76% and (10.56)% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers and the highest closing price recorded for PSP9 Common Stock, respectively. Stanger observed that the trading price for PSBP Common Stock averaged $17.69, $17.49, $17.60 and $16.76, for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed Mergers, that the closing price for PSBP Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17-3/8, and that the highest closing price for PSBP Common Stock preceding the announcement of the proposed Mergers was $18-5/8. Stanger further observed that the consideration offered in the Mergers, reduced by $194,000, or approximately $.36 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and March 31, 1996) represents a premium of 8.69%, 9.93%, 9.24%, 14.72%, 10.66% and 3.23% over the 20-day, 60-
  day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers and the highest closing price recorded for PSBP Common Stock, respectively.

      In addition, Stanger observed that the consideration per share of PSP9 and PSBP Common Stock offered in the Mergers in the form of shares of PSI Common Stock will reflect values established in public securities trading markets equivalent to the cash offer per share of PSP9 and PSBP Common Stock. Such value will be based on the average closing prices on the NYSE of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of shareholders.

      Distribution/FFO Analysis. Stanger reviewed distributions per share and FFO per share for PSP9 and PSBP Shareholders on an equivalent per share basis. Stanger noted that based on a closing price of $20 for PSI Common Stock and the resulting exchange ratio of PSP9 and PSBP Common Stock for PSI Common Stock and based on operating results for PSI (pro forma the PSMI Merger), regular quarterly distributions per share would decrease by approximately $.095 (32%) for PSP9 Shareholders receiving PSI Common Stock and would increase by approximately $.025 (13%) for PSBP Shareholders receiving PSI Common Stock. Stanger observed that, at the $20 closing price for PSI Common Stock and based on operating results for PSI (pro forma the PSMI Merger), FFO per share on a quarterly basis earned by PSP9 Shareholders on an equivalent per share basis would decrease approximately $.048 (10%), and FFO per share earned by PSBP Shareholders on an equivalent per share basis would decrease approximately $.008 (1.7%). Stanger also observed that the historical FFO per share annual growth rate for PSI for the 1992-1994 period was 11.81% compared to the historical FFO per share annual growth rate for PSP9 and PSBP for the 1992-1994 period of 8.2% and a negative 4.9%, respectively.

      Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinions, the consideration to be received in the Mergers is fair to the public shareholders of PSP9 and PSBP, from a financial point of view.

      Assumptions. In evaluating the Mergers, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Joint Proxy Statement and Prospectus or that was furnished or otherwise communicated to Stanger.
  Stanger did not perform an independent
  appraisal of the assets and liabilities of PSP9, PSBP or PSI and relied upon and assumed the accuracy of the Appraisals. Stanger also relied on the assurances of PSP9, PSBP and PSI that any pro forma financial statements, projections, budgets, or value estimates contained in the Joint Proxy Statement and Prospectus or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflecting the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisals or the date of the other information provided and the date of the opinion; and that PSP9, PSBP and PSI are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

      In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix C-1 and C-2. Stanger does not intend to deliver any additional written summary of the analysis.

      Compensation and Material Relationships. For preparing the fairness opinion and related services in connection with the Mergers, Stanger is being paid a fee of $90,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $18,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger. Payment of the fee to Stanger is not dependent upon completion of the Mergers. During the past two years (1993 to present), Stanger has rendered consulting and related services and provided products to PSI and to PSMI and its affiliates, including a fairness opinion to the public shareholders of three REITs in connection with their mergers with PSI and an analysis used in a 1992 exchange offer involving PSI and three partnerships affiliated with PSMI, and may be engaged in the future. Stanger has received compensation aggregating approximately $185,000 in connection with these services and products since 1993 (exclusive of amounts received in connection with the Mergers).

      Limitations and Qualifications. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the shareholders of PSP9, PSBP or PSI with respect to whether to approve or reject the Mergers or whether to select the cash or Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis.

      Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of three REITs with PSI, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the Mergers to PSP9 and PSBP Shareholders, and PSP9 and PSBP have neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the Mergers to PSP9 and PSBP Shareholders.

  The Merger Agreement

      If the Mergers are approved by PSP9 and PSBP Shareholders and the other applicable conditions to the Mergers are satisfied or waived, the Mergers will be consummated pursuant to the Merger Agreement which is set forth in Appendix A to, and is incorporated by reference into, this Joint Proxy Statement and Prospectus. As a result of the Mergers, all of the assets now held by PSP9 and PSBP will be held by PSI upon completion of the Mergers. The Merger Agreement contains representations and warranties of PSP9, PSBP and PSI and certain other provisions relating to the Mergers. The representations and warranties are extinguished by, and do not survive, the Mergers. The PSP9 Merger and the PSBP Merger are not conditioned on each other.

      Conditions to Consummation of the Mergers. Consummation of the Mergers are contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and PSI shall have received all other authorizations necessary to issue PSI Common Stock in exchange for PSP9 and PSBP Common Stock and to consummate the Mergers; (ii) the Merger Agreement and the PSP9 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP9, including a majority of the shares of PSP9 Common Stock voting at the meeting of PSP9 Shareholders which are not owned by PSI and its affiliates; (iii) the Merger Agreement and the PSBP Merger shall have been approved and adopted by the requisite vote of the shareholders of PSBP, including a majority of the shares of PSBP Common Stock voting at the meeting of PSBP Shareholders which are not owned by PSI and its affiliates; (iv) receipt by PSP9 and PSBP of a legal opinion of Hogan & Hartson L.L.P. that the Mergers will qualify as reorganizations under Section 368(a) of the Code (which opinion has been received and is described under "Certain Federal Income Tax Matters"); (v) the PSI Shares issued to PSP9 and PSBP Shareholders shall be listed on the NYSE;
  (vi) the Boards of Directors of PSP9 and PSBP shall have received fairness opinions from Stanger (which opinions have been received); (vii) the Board of Directors of PSI shall have approved the Mergers; (viii) in the case of PSI, the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of PSP9 and PSBP Shareholders is not less than $18; and (ix) demands for payment by holders of Dissenting Shares are filed with respect to less than 5% of the outstanding shares of common stock of the respective corporation. The obligation of PSI to effect the Mergers are also subject to it, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, each property of PSP9 and PSBP. Any of these conditions (other than the conditions of approval by the PSP9 and PSBP Shareholders) may be waived by the board of directors of the corporation benefiting from such condition.

      Amendment or Termination. The Merger Agreement provides for amendment or modification thereof by written agreement authorized by the boards of directors of PSP9, PSBP and PSI either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the Mergers or the Merger Agreement. The Mergers may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the Mergers shall not have occurred on or before December 31, 1996.

      Consummation. It is contemplated that the Mergers will be consummated by filing the Agreements of Merger (attached as Exhibits A-1 and A-2 to the Merger Agreement) with the California Secretary of State as soon as practicable after its approval by PSP9 and PSBP Shareholders and the satisfaction or waiver of various conditions contained in the Merger Agreement. It is currently contemplated that the Mergers will be consummated during the first half of 1996. If the conditions to the merger of only one of the corporations into PSI are satisfied, only that corporation will be merged with PSI.

      Exchange of Certificates. After the Mergers, holders of certificates that evidenced outstanding shares of PSP9 and PSBP Common Stock that were converted into shares of PSI Common Stock, upon surrender of the certificates to The First National Bank of Boston (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of PSI Common Stock into which the shares of common stock shall have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the Mergers, the Exchange Agent will send a notice and a transmittal form to each holder of record whose common stock shall have been converted into shares of PSI Common Stock, advising of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PSP9 or PSBP Common Stock in exchange for certificates evidencing PSI Common Stock. HOLDERS OF PSP9 AND PSBP COMMON STOCK WHO INTEND TO RECEIVE PSI COMMON STOCK IN THE MERGERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT WHICH WILL BE MAILED AFTER CONSUMMATION OF THE MERGERS.

      Until surrendered, each outstanding certificate which represents shares of PSP9 or PSBP Common Stock that were converted into shares of PSI Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of PSI Common Stock into which the common stock evidenced thereby were converted. However, until the certificates formerly evidencing PSP9 and PSBP Common Stock are surrendered, no dividend payable to holders of record of the PSI Common Stock shall be paid to the holders of such certificates, but upon surrender of the certificates by the holders they will be entitled to receive the dividends (without interest) previously paid with respect to such PSI Common Stock as of any record date on or subsequent to the effectiveness of the Mergers. After the Mergers, there will be no further registration of transfers of PSP9 and PSBP Common Stock on the records of PSP9 and PSBP and, if certificates formerly evidencing such shares are presented, they will be cancelled and exchanged for certificates evidencing PSI Common Stock.

      Fractional Shares. No fractional shares of PSI Common Stock will be issued in the Mergers. In lieu of any fractional share interests, each holder of PSP9 and PSBP Common Stock who would otherwise be entitled to a fractional share of PSI Common Stock will, upon surrender of the certificate representing such common stock, receive a whole share of PSI Common Stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of PSI Common Stock such holder is entitled to receive in the Mergers. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Common Stock at the time of effectiveness of the Mergers, by (ii) the fractional interest.

      Restrictions on Other Acquisitions. PSP9 and PSBP have agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving them, or any purchase of all or any significant portion of their assets, or any equity interest in them, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that the boards of directors on behalf of PSP9 and PSBP may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the boards of directors to breach their fiduciary duty to PSP9 and PSBP Shareholders under applicable law as advised by counsel. PSP9 and PSBP have agreed to notify PSI immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with them, and to keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

      Distributions. Pending the Mergers, PSP9 and PSBP are precluded from declaring or paying any dividend on their common stock or making any other distribution to their shareholders other than (i) regular dividends at a quarterly rate not in excess of $.30 per share in the case of PSP9 and $.19 per share in the case of PSBP, (ii) dividends to shareholders of record of PSP9 and PSBP immediately prior to the effectiveness of the Mergers equal to the amount by which the respective corporation's estimated net asset value at such date exceeds the estimated net asset value at March 31, 1996 and (iii) Required REIT Distributions. Pending the Mergers, PSI is precluding from declaring or paying any dividend on its common stock or making any other distribution to its shareholders other than regular quarterly dividends. See "Determination of Payments to be Received by PSP9 and PSBP Shareholders in Connection with the Mergers."

  Cash Election Procedure

      PSP9. Each holder of record of PSP9 Common Stock may make a Cash Election and have its shares of PSP9 Common Stock converted into the right to receive cash in the PSP9 Merger. If the aggregate number of shares of PSP9 Common Stock as to which Cash Elections are made, together with shares of PSP9 Common Stock owned by Dissenting Shareholders (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP9 Common Stock outstanding as of the record date for the meeting of PSP9 Shareholders, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP9 Merger. If the aggregate number of such shares (together with any PSP9 Dissenting Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP9 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP9 Shareholders receiving both cash and PSI Common Stock in connection with the PSP9 Merger, see "Certain Federal Income Tax Matters -- The Mergers -- PSP9 and PSBP Shareholders Receiving Cash and PSI Common Stock."

      PSBP. Each holder of record of PSBP Common Stock may make a Cash Election and have its shares of PSBP Common Stock converted into the right to receive cash in the PSBP Merger. If the aggregate number of shares of PSBP Common Stock as to which Cash Elections are made, together with shares of PSBP Common Stock owned by

  Dissenting Shareholders (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSBP Common Stock outstanding as of the record date for the meeting of PSBP Shareholders, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSBP Merger. If the aggregate number of such shares (together with any PSBP Dissenting Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSBP Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSBP Shareholders receiving both cash and PSI Common Stock in connection with the PSBP Merger, see "Certain Federal Income Tax Matters -- The Mergers -- PSP9 and PSBP Shareholders Receiving Cash and PSI Common Stock."

      All Cash Elections are to be made on a cash election form (a "Cash Election Form"). Holders of record of shares of PSP9 and PSBP Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Cash Election Forms, provided that such Representative certifies that each such Cash Election Form covers all the shares of PSP9 and PSBP Common Stock held by such Representative for a particular beneficial owner. Any Cash Election Form may be revoked by written notice received by American Stock Transfer & Trust Company (The "Depositary") prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders. In addition, all Cash Election Forms will automatically be revoked if the Depositary is notified in writing that the Mergers have been abandoned.

      If a PSP9 or PSBP Shareholder does not properly complete and return the Cash Election Form, he or she will receive PSI Common Stock in the Mergers. A PSP9 or PSBP Shareholder may not make a Cash Election as to less than all of the shares of the respective corporation's common stock owned by such shareholder. A Cash Election Form is being sent to PSP9 and PSBP Shareholders of record on _______________, 1996. To be effective, a Cash Election Form must be properly completed and signed and must be received by the Depositary accompanied by all stock certificates representing shares of PSP9 or PSBP Common Stock held by the person submitting such Cash Election Form to which the Cash Election Form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the Cash Election Form (a "Guaranteed Delivery")) no later than 5:00 p.m. New York City Time on _______________, 1996. If a Cash Election Form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PSP9 or PSBP Common Stock to which the Cash Election Form relates will be promptly returned by the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

      HOLDERS OF SHARES OF PSP9 AND PSBP COMMON STOCK THAT WISH TO SUBMIT A CASH ELECTION FORM SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORM OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

      ANY HOLDER OF PSP9 OR PSBP COMMON STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON _______________, 1996 WILL RECEIVE PSI COMMON STOCK IN THE MERGERS. IF PSI OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDERS OF PSP9 OR PSBP COMMON STOCK MAKING SUCH PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF, RECEIVE PSI COMMON STOCK IN THE MERGERS. NEITHER PSI, PSP9, PSBP NOR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

      The tax consequences of receiving cash and/or PSI Common Stock are different. See "Certain Federal Income Tax Matters -- The Mergers."

  Consequences to PSP9 and PSBP if the Mergers are Not Completed

      If the Mergers are not completed with respect to either PSP9 or PSBP, such corporation will remain as a separate legal entity and will continue to operate its properties.

   Costs of the Mergers

      It is estimated that the total consideration (cash and Common Stock) to be paid by PSI to purchase all of the PSP9 and PSBP Common Stock in the Mergers and to pay related costs and expenses would be $57,540,700 (less the amount of any Required REIT Distributions) and that the total amount of funds that would be required by PSI to purchase the PSP9 and PSBP Common Stock from shareholders making Cash Elections and to pay the cost and expenses of the Mergers would be $12,672,100 (assuming maximum Cash Elections and no Required REIT Distributions). These amounts will be paid with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $125,000,000 and bear interest at LIBOR plus .75% to 1.25%. PSI intends to repay amounts borrowed under these facilities from the public or private placement of securities or from PSI's undistributed cash flow.

      If the Mergers are not completed, all costs incurred in connection with the Mergers will be paid by the party incurring such costs, except that PSI will pay one-half of the cost of any expenses incurred in connection with the printing of this Joint Proxy Statement and Prospectus and related registration statement, the Appraisals, environmental and structural audits and preparation for real estate closings and filing fees and PSP9 and PSBP will pay the other one-half of such costs. PSP9's and PSBP's share of such costs would be paid from their working capital. If the Mergers are completed, all costs incurred in connection with the Mergers will be paid by PSI.

      The following is a statement of certain fees and expenses estimated to be incurred in connection with the Mergers (exclusive of amounts paid as a result of Cash Elections).


      Preclosing Transaction Costs
          Printing and Mailing                                        $  295,000
          Proxy Solicitation                                              50,000
          Legal                                                          100,000
          Real Estate Valuations and Fairness Opinions                   140,000
          Registration, Listing and Filing Fees                          160,000
          Accounting                                                      50,000
          Other                                                           30,000
                                                                      ----------
          Subtotal                                                       825,000

      Closing Transaction Costs
          Transfer Fees                                                  360,000
          Legal                                                           40,000
          Title endorsements and escrow                                  220,000
          Other                                                           10,000
                                                                      ----------
          Subtotal                                                       630,000*
                                                                      ----------
      TOTAL                                                           $1,455,000
                                                                      ==========

-------------

   *  Would not be incurred if Mergers are not approved.

  Accounting Treatment

     Each of the PSP9 Merger and the PSBP Merger will be treated as a purchase. Accordingly, the assets and liabilities of PSP9 and PSBP will be accounted for at fair market value based upon independent appraisals and estimates in PSI's financial statements for periods after the Mergers.

  Regulatory Requirements

     The Mergers are subject to compliance with federal and state securities law requirements.

Comparison of PSP9 and PSBP Common Stock with PSI Common Stock

     The information below compares certain attributes of the PSP9 and PSBP Common Stock with the PSI Common Stock. The effect of the Mergers on PSP9 and PSBP Shareholders who receive PSI Common Stock in the Mergers is set forth in italics below each caption.

                       Investment Objectives and Policies

                                 PSP9 and PSBP

The principal investment objectives are to provide (i) quarterly cash distributions from its operations and (ii) long-term capital gains through appreciation in the value of properties.

Under the organizational documents of PSP9 and PSBP, they are not permitted to raise new capital or to reinvest operating cash flow or sale or financing proceeds. PSP9 and PSBP will terminate on December 31, 2038, unless earlier dissolved. The predecessors of PSP9 and PSBP anticipated selling or financing their properties within seven to ten years after completion of development (i.e., between 1992 and 1995 in the case of PSP9 and 1991 and 1994 in the case of PSBP).

                                      PSI

The investment objectives of PSI are to maximize FFO allocable of holders of PSI Common Stock and to increase shareholder value through internal growth and acquisitions. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's net cash provided by operating activities or net income as a measure of PSI's liquidity or operating performance. An increase in PSI's FFO will not necessarily correspond with an increase in distributions to holders of PSI Common Stock. See "--Liquidity, Marketability and Distributions."

PSI intends to continue its operations for an indefinite period of time and is not precluded from raising new capital, including senior securities that would have priority over its Common Stock (including Common Stock issued in the Mergers) as to cash flow, distributions and liquidation proceeds, or from reinvesting cash flow or sale or financing proceeds in new properties, except to the extent such reinvestment precludes PSI from satisfying the REIT distribution requirements. Therefore, PSI Shareholders should expect to be able to liquidate their investment only by selling their shares in the market, and the market value of the Common Stock may not necessarily equal or exceed the market value of PSI's assets or the net proceeds which might be available for distribution upon liquidation if PSI were to liquidate. PSI has grown, and intends to continue to grow, as new investments are made.

     PSP9 and PSBP Shareholders who receive PSI Common Stock in the Merger will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations --Uncertainty Regarding Market Price of Common Stock" and "--Financing Risks -- Dilution and Subordination."

          PSI has no plans with respect to a sale or financing of any of PSP9's or PSBP's properties, except that PSI has, from time to time, considered whether to transfer its business park properties to a separate affiliated or unaffiliated corporation. PSI intends to continue to acquire properties from other parties.

                               Borrowing Policies

                                 PSP9 AND PSBP

    Neither PSP9 nor PSBP is permitted to borrow in connection with the acquisition of properties. Both are fully invested and would distribute the proceeds from a financing of properties. Neither generally incurs borrowings in the ordinary course of business.

                                      PSI

    Subject to certain limitations in PSI's Bylaws, PSI has broad powers to borrow in furtherance of its investment objectives. PSI has incurred in the past, and may incur in the future, both short-term and long-term debt to increase its funds available for investment in real estate, capital expenditures and distributions. As of September 30, 1995 (pro forma the PSMI Merger), PSI's ratio of "Debt" (liabilities other than "accrued and other liabilities" and "minority interest" that should, in accordance with GAAP, be reflected on PSI's balance sheet) to "Assets" (PSI's total assets that should, in accordance with GAAP, be reflected on PSI's balance sheet) was approximately 13%.


          PSI, unlike PSP9 and PSBP, incurs debt in the ordinary course of business and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.


                          Transactions with Affiliates

                                 PSP9 AND PSBP

    The bylaws of PSP9 and PSBP restrict them from entering into a variety of business transactions with affiliates. The bylaws may be amended by a majority vote of shareholders. See "Amendment to Bylaws of PSP9 and PSBP."

                                      PSI

    PSI's Bylaws restrict PSI from acquiring properties from its affiliates or from selling properties to them unless the transaction (i) is approved by a majority of PSI's independent directors and (ii) is fair to PSI based on an independent appraisal.

          It is easier for PSI to enter into transactions with its affiliates than in the case of PSP9 or PSBP because shareholder approval is not required.

                      Properties (As of November 16, 1995)

                                 PSP9 AND PSBP

    PSP9 - PSP9 owns 15 wholly-owned properties in six states. For the year ended December 31, 1994, the weighted average occupancy level and realized monthly rent per square foot of PSP9's mini-warehouses were 91% and $.70, respectively. See "Description of PSP9's Properties."

    PSBP - PSBP owns one wholly-owned property in California. See "Description of PSBP's Property."

                                      PSI

    PSI owns equity interests (directly, as well as through general and limited partnership interests and capital stock interests) in 1,044 properties in 37 states, including 269 wholly owned properties. See "Description of PSI Properties."

          Because PSI owns substantially more property interests in more states than does either PSP9 or PSBP, PSI's results of operations are less affected by the profitability or lack of profitability of a single property than are those of PSP9 or PSBP and it would be more difficult to liquidate PSI than either PSP9 or PSBP within a reasonable period of time.

                   Liquidity, Marketability and Distributions

                                 PSP9 AND PSBP

    The common stock of PSP9 and PSBP is traded on the AMEX. During the 12 months ended September 30, 1995, the average daily trading volume of PSP9 Common Stock and PSBP Common Stock was 1,300 and 400 shares, respectively. PSP9 and PSBP have not issued any securities that have priority over their common stock.

                                      PSI

    PSI Common Stock is traded on the NYSE. During the 12 months ended September 30, 1995, the average daily trading volume of PSI Common Stock was 60,200 shares (48,400 shares if November 1994 and May 1995, during which PSI was engaged in public offerings of common stock, are excluded). PSI has issued, and may in the future issue, securities that have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds.


          Distributions may be declared by the boards of directors of PSP9, PSBP and PSI out of any funds legally available for that purpose. As REITs, they are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs, but, subject to certain limitations and penalties, they can take into account subsequent year distributions for purposes of satisfying this requirement. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

          A PSP9 or PSBP Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PSP9 or PSBP Common Stock. Distributions of PSI Common Stock are subject, however, to priority of preferred stock. See "Risk Factors and Material Considerations -- Consequences of Loss of Qualification as a REIT," "Distributions and Price Range of PSI Common Stock," "Distributions and Price Range of PSP9 Common Stock" and "Distributions and Price Range of PSBP Common Stock" for information on trading prices of the PSP9, PSBP and PSI Common Stock.

                                    Taxation

          Each of PSP9, PSBP and PSI was organized to qualify for taxation as REITs and intend to continue to so qualify. As REITs, they generally are permitted to deduct distributions to their shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSP9, PSBP and PSI Shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

                                 Voting Rights

          PSP9, PSBP and PSI hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for (i) the removal of directors, (ii) the dissolution of the company, (iii) the amendment of certain provisions of the organizational documents and (iv) the sale of all or substantially all of the company's assets.

                             Management and Duties

                                 PSP9 AND PSBP

    PSP9 and PSBP are managed by their boards of directors and executive officers. Two of the directors are independent directors and the third director is Hughes.

                                      PSI

    PSI is managed by its board of directors and executive officers. A majority of the directors of PSI are independent directors.


          Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of PSP9, PSBP and PSI is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to the respective corporation or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to the respective corporation or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide PSP9, PSBP and PSI with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. PSP9, PSBP and PSI have taken advantage of those provisions and have entered into agreements with the respective corporation's directors and executive officers, indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, PSP9, PSBP and PSI have been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

             Restrictions on Transfer and Anti-Takeover Provisions

                                 PSP9 AND PSBP

    For PSP9 and PSBP to be taxed as REITs, their common stock must be widely held. To aid PSP9 and PSBP in meeting this requirement, their boards of directors are given the power to restrict the transfer of shares of their common stock if the transfer could produce a violation of this requirement. PSP9 and PSBP cannot issue additional common and preferred stock without shareholder approval.
                                      PSI

    For PSI to be taxed as a REIT, PSI Common Stock must be widely held. To aid PSI in meeting this requirement, PSI's articles of incorporation contain significant restrictions on the ownership of PSI Common Stock. PSI is authorized to issue 200,000,000 shares of PSI Common Stock, of which approximately 72,000,000 shares are currently outstanding, and 50,000,000 shares of preferred stock, of which approximately 13,000,000 shares are currently outstanding. Subject to the rules of the NYSE and applicable provisions of California law, PSI can issue authorized common and preferred stock without shareholder approval. See "Description of PSI Capital Stock-- Effects of Issuance of Capital Stock," "-- Ownership Limitations" and "Certain Federal Income Tax Matters -- General Tax Treatment of PSI."

          Given its greater flexibility to issue capital stock, including senior securities with special voting rights and priority over common stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its board of directors than either PSP9 or PSBP, and shareholders of PSI could be less likely to benefit from a takeover not approved by its board of directors than would shareholders of PSP9 or PSBP in a similar circumstance.

                        Limited Liability of Investors

          Under California law, shareholders are not generally liable for corporate debts or obligations. The PSP9, PSBP and PSI Common Stock are nonassessable.

                          Review of Shareholder Lists

          Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder.

                      AMENDMENT TO BYLAWS OF PSP9 AND PSBP

       A provision of the bylaws of PSP9 and PSBP prohibits the sale of property to affiliates. Because this would arguably apply to the Mergers, PSP9 and PSBP are proposing amendments to their bylaws that expressly authorize a merger with PSI provided any such merger is approved by the majority of outstanding shares of their common stock. The proposed amendments have been approved by the Boards of Directors of PSP9 and PSBP who recommend that PSP9 and PSBP Shareholders vote FOR the proposals. Appendices E-1 and E-2 contain complete texts of the proposed amendments.

                  APPROVAL OF THE MERGERS AND BYLAW AMENDMENTS

  General

       This Joint Proxy Statement and Prospectus and the enclosed proxy are first being mailed on or about _______________, 1996 to the shareholders of PSP9 and PSBP in connection with the solicitation by their boards of directors for use at the special meetings of their shareholders (and at any adjournment) to consider and vote upon the PSP9 Merger and the PSBP Merger, respectively, and the respective Bylaw amendment.

       If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made, the shares held by PSP9 Shareholders will be voted in favor of the PSP9 Merger and the PSP9 Bylaw amendment. The shares held by PSBP Shareholders will be voted in favor of the PSBP Merger and the PSBP Bylaw amendment. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PSP9 or PSBP, as the case may be, at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the meeting and chooses to vote in person.

  PSP9

       Holders of record at the close of business on _______________, 1996 of the PSP9 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were ____________ shares of PSP9 Common Stock outstanding, and each share is entitled to one vote on the PSP9 Merger and the PSP9 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP9 Common Stock constitutes a quorum. As of the record date, PSI beneficially owned ____________ shares (approximately ____%) of PSP9 Common Stock and the directors and executive officers of PSP9, including Hughes, beneficially owned an additional ___________ shares (approximately ____%) of PSP9 Common Stock. Such parties intend to vote their shares of PSP9 Common Stock for the PSP9 Merger and the PSP9 Bylaw amendment.

       The affirmative vote of a majority of the shares of PSP9 Common Stock outstanding and entitled to vote on the record date is required under California law to approve the PSP9 Merger and the PSP9 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP9 Merger and the PSP9 Bylaw amendment. PSP9 has voluntarily imposed the additional condition that the PSP9 Merger be approved by a majority of the shares of PSP9 Common Stock voting at the meeting of PSP9 Shareholders not held by PSI and its affiliates. For these purposes, an abstention or broker non-vote will not be counted as a share voting.

  PSBP

       Holders of record at the close of business on _______________, 1996 of the PSBP Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were ____________ shares of PSBP Common Stock outstanding, and each share is entitled to one vote on the PSBP Merger and the PSBP Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSBP Common Stock constitutes a quorum. As of the record date, PSI beneficially owned ____________ shares (approximately ____%) of PSBP Common Stock and the directors and executive officers of PSBP, including Hughes, beneficially owned ___________ an additional shares (approximately ____%) of PSBP Common Stock. Such parties intend to vote their shares of PSBP Common Stock for the PSBP Merger and the PSBP Bylaw amendment.

       The affirmative vote of a majority of the shares of PSBP Common Stock outstanding and entitled to vote on the record date is required under California law to approve the PSBP Merger and the PSBP Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSBP Merger and the PSBP Bylaw amendment. PSBP has voluntarily imposed the additional condition that the PSBP Merger be approved by a majority of the shares of PSBP Common Stock voting at the meeting of PSBP Shareholders not held by PSI and Hughes. For these purposes, an abstention or broker non-vote will not be counted as a share voting.

   Security Ownership of Certain Beneficial Owners and Management

       PSP9. The following table sets forth information as of January 15, 1996 with respect to the person known to PSP9 to be the beneficial owner of more than 5% of the outstanding shares of PSP9 Common Stock:

                                       Shares of PSP9 Common Stock
                                            Beneficially Owned
                                            ------------------
                                             Number
             Name and Address               of Shares    Percent
             ----------------               ---------    -------
  PSI                                       689,506(1)     28.2%
  600 North Brand Boulevard, Suite 300
  Glendale, California 91203-1241

---------------
(1) Includes (i) 584,725 shares of PSP9 Common Stock owned by PSI as to which PSI has sole voting and dispositive power and (ii) 104,781 shares of PSP9 Common Stock which PSI has an option to acquire (together with other securities) from B. Wayne Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

       The following table sets forth information as of January 15, 1996 concerning the beneficial ownership of PSP9 Common Stock of each director of PSP9 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP9 as a group:

                                            Shares of PSP9 Common Stock
                                               Beneficially Owned(1)
                                               ----------------------
                                                       Number
           Name                 Positions            of Shares         Percent
           ----                 ---------            ---------         -------
B. Wayne Hughes        Chairman of the Board and
                       Chief Executive Officer        104,781(2)          4.3%

Vern O. Curtis         Director                           600              (3)

Jack D. Steele         Director                           100(4)           (3)

All Directors and Executive Officers
 as a Group (seven persons)                           105,481(2)(4)      4.3%


---------------
(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Shares owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust as to which Mr. Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (1) to the preceding table).

(3) Less than 0.1%.

(4) Shares held by a bank custodian of a SEP for the benefit of Mr. Steele.

       PSBP. The following table sets forth information as of January 15, 1996 with respect to the person known to PSBP to be the beneficial owner of more than 5% of the outstanding shares of PSBP Common Stock:

                                       Shares of PSBP Common Stock
                                            Beneficially Owned
                                            ------------------
                                             Number
             Name and Address               of Shares    Percent
             ----------------               ---------    -------
  PSI                                       164,009(1)     30.7%
  600 North Brand Boulevard, Suite 300
  Glendale, California 91203-1241

---------------
(1) PSI has sole voting and dispositive power with respect to these shares.

       The following table sets forth information as of January 15, 1996 concerning the beneficial ownership of PSBP Common Stock of each director of PSBP (including Hughes, the chief executive officer) and of all directors and executive officers of PSBP as a group:

                                                  Shares of PSBP Common Stock
                                                     Beneficially Owned(1)
                                                     ----------------------
                                                       Number
           Name                 Positions            of Shares         Percent
           ----                 ---------            ---------         -------
B. Wayne Hughes        Chairman of the Board and
                       Chief Executive Officer            --               --

Vern O. Curtis         Director                          500               (2)

Jack D. Steele         Director                          100(3)            (2)

All Directors and Executive Officers
    as a Group (seven persons)                         1,150(3)           0.2%

---------------
(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Less than 0.1%.

(3) Shares held by a bank custodian of a SEP for the benefit of Mr. Steele.

       PSI. The following table sets forth information with respect to persons known to PSI to be the beneficial owners of more than 5% of the outstanding shares of PSI Common Stock:

                                               Shares of PSI Common Stock
                                                  Beneficially Owned
                                                  ------------------
                                                   Number
               Name and Address                  of Shares   Percent
               ----------------                  ----------  --------
  B. Wayne Hughes, B. Wayne Hughes, Jr.
  Parker Hughes Trust No. 2, Tamara L. Hughes    37,741,511     52.4%
  600 North Brand Boulevard, Suite 300
  Glendale, California 91203-1241
  PS Insurance Company, Ltd. ("PSIC")
  41 Cedar Avenue
  Hamilton, Bermuda(1)

  FMR Corp.                                       5,465,555      7.6%
  82 Devonshire Street
  Boston, Massachusetts 02109(2)

---------------
(1) This information is as of January 15, 1996. The reporting persons listed above (the "PSI Reporting Persons") have filed a joint Schedule 13D, amended as of November 16, 1995. The number of shares of PSI Common Stock beneficially owned by the PSI Reporting Persons at January 15, 1996 includes 6,522 shares which can be acquired upon conversion of 3,875 shares of 8.25% Convertible Preferred Stock which are beneficially owned by the PSI Reporting Persons. The stock of PSIC is owned approximately 45% by B. Wayne Hughes, 47% by Tamara L. Hughes (an adult daughter of B. Wayne Hughes) and 8% by B. Wayne Hughes, Jr. (an adult son of B. Wayne Hughes). Tamara L. Hughes is the trustee of Parker Hughes Trust No. 2, an irrevocable trust for the benefit of a minor son of B. Wayne Hughes. Each of the PSI Reporting Persons disclaims the existence of a group within the meaning of Section 13(d)(3) of the Exchange Act. B. Wayne Hughes and Tamara L. Hughes share voting and dispositive power with respect to the 300,000 shares owned by PSIC. B. Wayne Hughes disclaims beneficial ownership of the shares owned by
    B. Wayne Hughes, Jr., Parker Hughes Trust No. 2 and Tamara L. Hughes (an aggregate of 17,872,781 shares (exclusive of the shares owned by PSIC) or approximately 24.8% of the shares of PSI Common Stock outstanding (or deemed to be outstanding) as of January 15, 1996). Each of the other PSI Reporting Persons disclaims beneficial ownership of the shares owned by any other PSI Reporting Person.

(2) This information is as of October 31, 1995 and is based on a Schedule 13G (Amendment No. 2) filed by FMR Corp. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding (or deemed to be outstanding) at January 15, 1996. As of October 31, 1995, FMR Corp. beneficially owned 5,465,555 shares of PSI Common Stock. This number includes 5,133,300 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and 332,255 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of various institutional accounts. FMR Corp. has sole voting power with respect to 288,155 shares and sole dispositive power with respect to 5,465,555 shares.

       The following table sets forth information as of January 15, 1996 concerning the beneficial ownership of PSI Common Stock of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                                              Shares of PSI Common Stock:
                                                              Beneficially Owned(1)
                                                              Shares Subject to Options(2)
                                                              Shares Issuable Upon Conversion
                                                              of Convertible Preferred Stock(3)
                                                              --------------------------------
           Name               Positions                        Number of Shares       Percent
           ----               ---------                        ----------------       -------
    B. Wayne Hughes          Chairman of the Board and
                             Chief Executive Officer            19,868,730(1)(4)        27.6%

    Harvey Lenkin            President and Director                582,590(1)(5)         0.8%
                                                                     5,000(2)               *
                                                                     4,040(3)               *
                                                                   -------               ----
                                                                   591,630               0.8%

    Robert J. Abernethy      Director                               65,591(1)               *
                                                                    20,833(2)               *
                                                                    ------               ----
                                                                    86,424               0.1%

    Dann V. Angeloff         Director                               79,164(1)(6)         0.1%
                                                                       833(2)               *
                                                                    ------               ----
                                                                    79,997               0.1%

   William C. Baker          Director                               10,000(1)               *
                                                                    20,833(2)               *
                                                                    ------               ----
                                                                    30,833                  *

    Uri P. Harkham           Director                              475,116(1)(7)         0.7%
                                                                    10,833(2)               *
                                                                   -------               ----
                                                                   485,949               0.7%

    Berry Holmes             Director                                5,100(1)(8)            *
                                                                    15,833(2)               *
                                                                    ------               ----
                                                                    20,933                  *

    All Directors and Executive Officers
     as a Group (15 persons)                                    21,429,757(1)(4)(5)(6)
                                                                          (7)(8)(9)     29.7%
                                                                   211,661(2)            0.3%
                                                                    17,252(3)               *
                                                                ----------              -----
                                                                21,658,670              30.0%

---------------
*   Less than 0.1%

(1) Shares of PSI Common Stock beneficially owned as of January 15, 1996. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion, as of January 15, 1996, and portion of which will be vested within 60 days of January 15, 1996, of shares of PSI Common Stock subject to options granted to the named individuals or the group pursuant to PSI's 1990 Stock Option Plan and 1994 Stock Option Plan.

(3) Represents shares of PSI Common Stock which can be acquired upon conversion of the shares of 8.25% Convertible Preferred Stock which are beneficially owned as of January 15, 1996 by the named individuals or the group.

(4) Includes 19,531,640 shares held of record by the B.W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,400 and 1,395 shares, respectively, held by custodians of IRAs for Mr. Hughes and Mrs. Kathleen Hughes as to which each has investment power, 4,826 shares held by Mrs. Hughes as to which she has investment power and 29,469 shares held by Mrs. Hughes as custodian FBO Parker Hughes Trust dated 3/7/91. Also includes 300,000 shares held of record by PSIC as to which Mr. Hughes and Tamara L. Hughes share voting and dispositive power.

(5) Includes 1,000 and 700 shares, respectively, held by custodians of IRAs for Mr. Lenkin and Mrs. Lenkin as to which each has investment power, 300 shares held by Mrs. Lenkin and 500 shares held by Mrs. Lenkin as custodian for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "PSI Plan") as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 5,000 shares held by a custodian of an IRA for Mr. Angeloff, 2,000 shares held by Mr. Angeloff as trustee of Angeloff's Children's Trust and 70,164 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Includes 76,400 shares held by Mr. Harkham as trustee of Jonathan Martin Profit Sharing Plan, 371,179 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 5,300 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 13,172 shares held by Jonathan Martin, Inc. Employee Profit Sharing Plan, 650 and 690 shares, respectively, held by custodians of IRAs for Mr. Harkham and Mrs. Harkham as to which each has investment power, and 1,525, 1,600, 1,500, 1,600 and 1,500 shares, respectively, held by Mr. Harkham as custodian for five of his children.

(8) Shares held of record by Mr. and Mrs. Holmes, who share voting and investment power.

(9) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

       The following tables set forth information as of January 15, 1996 concerning the remaining security ownership of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                            Shares of 8.25% Convertible        Shares of 10% Cumulative
                                            Preferred Stock                    Preferred Stock, Series A
                                            Beneficially Owned(1)              Beneficially Owned(1)
                                            ---------------------              ---------------------
                                              Number                            Number
       Name                                  of Shares      Percent            of Shares       Percent
       ----                                  ---------      -------            ---------       -------
  B. Wayne Hughes                               --             --                  --             --

  Harvey Lenkin                              2,400(1)(2)     0.1%                  --             --

  Robert J. Abernethy                           --             --                  --             --

  Dann V. Angeloff                              --             --                  --             --

  William C. Baker                              --             --                  --             --

  Uri P. Harkham                                --             --                  --             --

  Berry Holmes                                  --             --                  --             --

  All Directors and Executive Officers
    as a Group (15 persons)                 10,250(1)(2)(3)  0.4%               1,460(1)(3)        *
                                            Shares of 9.20% Cumulative         Shares of Adjustable Rate
                                            Preferred Stock,                   Cumulative Preferred Stock,
                                            Series B                           Series C
                                            Beneficially Owned(1)              Beneficially Owned(1)
                                            ---------------------              ---------------------
                                              Number                            Number
       Name                                  of Shares      Percent            of Shares       Percent
       ----                                  ---------      -------            ---------       -------
  B. Wayne Hughes                               --             --                  --             --

  Harvey Lenkin                                 --             --              40,000(1)(4)      3.3%

  Robert J. Abernethy                           --             --                  --             --

  Dann V. Angeloff                              --             --                  --             --

  William C. Baker                              --             --                  --             --

  Uri P. Harkham                                --             --                  --             --

  Berry Holmes                                  --             --                  --             --

  All Directors and Executive Officers
    as a Group (15 persons)                  4,000(1)(3)     0.2%              40,500(1)(3)(4)   3.4%

------------
*   Less than 0.1%

(1) Shares of PSI 8.25% Convertible Preferred Stock, 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B, or Adjustable Rate Cumulative Preferred Stock, Series C, as applicable, beneficially owned as of January 15, 1996. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Includes 100 shares held by Mrs. Lenkin and 300 shares held by Mrs. Lenkin as custodian for a son.

(3) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

(4) Shares held of record by the PSI Plan as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

     As of January 15, 1996, the directors and executive officers of PSI did not own any shares of PSI's 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, 9.75% Cumulative Preferred Stock,
Series F, Convertible Participating Preferred Stock, Depositary Shares, each representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G, Depositary Shares, each representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H or Class B Common Stock (the Class B Common Stock is owned by Tamara L. Hughes and B. Wayne Hughes, Jr.).

Solicitation of Proxies

     PSP9 and PSBP will pay its respective cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of PSP9, PSBP and their affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. PSP9 and PSBP may also reimburse brokerage firms and other persons representing the beneficial owners of their common stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist PSP9 and PSBP in solicitation of proxies at an estimated cost of $20,000.

                        DESCRIPTION OF PSP9'S PROPERTIES

     PSP9 owns a total of 15 properties: 13 mini-warehouses, one business park and one property that combines mini-warehouse and business park space. The following table contains information as of November 16, 1995 about PSP9's properties. Pursuant to the Mergers, these properties would be acquired by PSI.


                                                       Net
                                 Size of    Number   Rentable
                                 Parcel       of      Square       Date
  Location                       (Acres)    Spaces     Feet       Opened
  --------------------------------------------------------------------------

  California

  Irvine, Alton Pkwy (1)           4.36       37      72,000     July 1984

  Irvine, Hughes Dr.               2.23      501      61,000     April 1984

  Oakland, Hegenberger Rd.         2.60      497      59,000     January 1984

  Saratoga, Sunnyvale Rd.          3.90      689      88,000     March 1985

  Torrance, Lomita Blvd.           2.07      795      54,000     May 1985

  Connecticut

  West Haven, Interstate 95        6.33      443      54,000     August 1985

  Florida

  Jacksonville, Baymeadows         2.73      462      59,000     December 1983

  Maryland

  Baltimore, Interstate 695        6.00      527      57,000     December 1984

  Baltimore, Liberty Rd.           6.57      652      75,000     April 1984

  Texas

  Carrollton, Interstate 35E       2.98      474      57,000     November 1983

  Dallas, Thornton Fwy             2.56      329      41,000     January 1984

  Houston, Fondren Rd.             2.98      464      58,000     January 1984

  Houston, Interstate 45 (2)       5.86      524     112,000     June 1984

  Plano, Parker Rd.                3.02      453      52,000     December 1983

  Wisconsin

  Milwaukee, W. Layton Ave.        3.06      443      54,000     October 1983

-------------
(1) Business park facility.

(2) Combination mini-warehouse and business park facility.

     As of the date of this Joint Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP9 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP9 has experienced overall improved property operations:

                                                                     Nine months ended
                                          Years ended December 31,     September 30,
                                         --------------------------  -----------------
                                           1992      1993     1994     1994     1995
                                           ----      ----     ----     ----     ----

  Weighted average occupancy level (1)      90%       91%      91%      91%     90%
  Realized monthly rent per occupied
    square foot (1)(2)                    $ .64     $ .65    $ .70    $ .68   $ .71

  (1) Mini-warehouses only.

  (2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP9 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions.

     Additional information is set forth below with respect to the Saratoga/Saratoga - Sunnyvale Road, Irvine/Alton Parkway and Houston/Interstate 45 properties because they are the only properties with a book value of at least 10% of the total assets of PSP9 or that have accounted for gross revenues of at least 10% of the aggregate gross revenues of PSP9.

     Saratoga/Saratoga - Sunnyvale Road. The property is located approximately nine miles southwest of downtown San Jose on the west side of Saratoga - Sunnyvale Road in the city of Saratoga. The property is located in a heavily populated residential area.

     The 3.9-acre property, which opened in 1985, consists primarily of mini-warehouse spaces and includes an incidental amount of retail and office space. The mini-warehouse consists of approximately 81,000 square feet of net rentable area, including 689 individual storage units. The retail office buildings consist of 7,000 square feet of net rentable area containing two office/warehouse units. As of December 31, 1994, the mini-warehouse had 655 units occupied, representing a 95% occupancy rate, and the business park space was 100% occupied by two tenants. No tenant occupies 10% or more of the rentable area of the property.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated.

                                              Annual
                                             Scheduled
                                 Occupancy    Rent Per
             Date                  Rate     Square Foot
             ----                ---------  -----------
           September 30, 1995      100%        $11.97
           September 30, 1994       98          11.39
           December 31, 1994        95          11.76
           December 31, 1993        93          11.64
           December 31, 1992        92          11.04
           December 31, 1991        94          10.20
           December 31, 1990        93          10.20
           December 31, 1989        95          10.20
           December 31, 1988        92           9.48

       Irvine/Alton Parkway. This property, a business park, is located approximately 43 miles southeast of downtown Los Angeles in the Irvine Industrial Complex East. The business park contains a combination of office space and light industrial space. The office space is suitable for general management use and interaction with customers. The industrial space is suitable for light manufacturing, assembly, distribution or research and development.

       Alton Parkway has become a major route to the expanding residential areas surrounding the site. The 4.36-acre property contains approximately 72,000 square feet of net rentable space divided into 36 units. The property, which opened in 1984, was 81% occupied at December 31, 1994 by 29 tenants. No tenant occupies 10% or more of the rentable area.

       Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:


                                              Annual
                                             Scheduled
                                 Occupancy    Rent Per
             Date                  Rate     Square Foot
             ----                ---------  -----------
           September 30, 1995       90%       $ 9.59
           September 30, 1994       79         10.77
           December 31, 1994        81          9.60
           December 31, 1993        83         10.56
           December 31, 1992        86         10.68
           December 31, 1991        88         12.01
           December 31, 1990        84         11.76
           December 31, 1989        98         10.92
           December 31, 1988        86         10.56

       A schedule showing, as of November 30, 1995, the total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:


           Year of            Total Amt.  Percentage of
           Expiration*        Base Rent    Total Income
           ----------         ----------  -------------
           1995 (December)     $  1,000            .2%
           1996                 205,000          44.7
           1997                 227,000          49.4
           1998                  26,000           5.7
           Thereafter                 -             -
                               --------        ------
           Total               $459,000        100.00%
                               ========        ======

-------------
   * Assumes that none of the renewal options included in the leases will be exercised.

       Houston/Interstate 45. This 5.86-acre property is situated approximately 11 miles northwest of downtown Houston. The property fronts both Interstate 45, a heavily traveled north-south thoroughfare and Bluebell Road.
  Surrounding the site is a mixture of residential, industrial and commercial establishments.

       The property, which opened in 1984, consists of six single-story mini-warehouse buildings with approximately 68,000 net rentable square feet divided into 499 individual storage units. In addition, there are 25 office/warehouse units containing approximately 45,000 net rentable square feet. As of December 31, 1994, the property's mini-warehouse facility had 422 units occupied representing an 85% occupancy rate and the business park facility was 96% occupied by 25 tenants. No tenant occupies 10% or more of the rentable area.

       Set forth below is a schedule showing the occupancy rate and the rent per square foot for the mini-warehouse portion of the property at the dates indicated:

                                                  Annual
                                                Scheduled
                                 Occupancy       Rent Per
             Date                  Rate        Square Foot
             ----                ---------     -----------
           September 30, 1995       88%           $4.17
           September 30, 1994       87             4.16
           December 31, 1994        85             4.68
           December 31, 1993        83             4.68
           December 31, 1992        85             5.04
           December 31, 1991        90             4.80
           December 31, 1990        95             4.44
           December 31, 1989        82             4.44
           December 31, 1988        76             4.56

       Set forth below is a schedule showing the occupancy rate and the rent per square foot for the business park portion of the facility at the dates indicated:

                                                  Annual
                                                Scheduled
                                 Occupancy       Rent Per
             Date                  Rate        Square Foot
             ----                ---------     -----------
           September 30, 1995       99%           $3.57
           September 30, 1994       92             3.61
           December 31, 1994        96             3.60
           December 31, 1993        84             3.84
           December 31, 1992        96             3.96
           December 31, 1991        92             3.91
           December 31, 1990        81             3.84
           December 31, 1989        93             3.72
           December 31, 1988        90             3.60

       A schedule showing, as of November 30, 1995, total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

                                 Total        Percentage
           Year of              Amount         of Total
           Expiration*         Base Rent        Income
           -----------         ---------      -----------
           1995 (December)     $     -             -
           1996                  55,000          35.0%
           1997                  86,000          54.8
           1998                  16,000          10.2
           Thereafter                -             -
                               --------        ------
     Total                     $157,000        100.00%
                               --------        ------

-----------
* Assumes that none of the renewal options included in the leases will be exercised.

                         DESCRIPTION OF PSBP'S PROPERTY

       The following table sets forth information as of December 31, 1994 about PSBP's property. Pursuant to the Mergers, this property would be acquired by PSI.


                                                  Net
                             Size of            Rentable
                             Parcel              Square              Date
Location                     (Acres)              Feet              Opened
--------------------------------------------------------------------------------

California

San Jose, Old Oakland Road    8.31               173,000           April 1984

       The following is the property performance for the last three years:

                                                                        Nine months ended
                                            Years ended December 31,       September 30,
                                            ------------------------     -----------------
                                            1992      1993      1994       1994      1995
                                            ----      ----      ----       ----      ----
Weighted average occupancy level             97%       98%       98%        98%       98%
Realized monthly rent per occupied
  square foot (1)                           $.86      $.80      $.84       $.85      $.86

------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

       The property is a business park facility located on Old Oakland Road in San Jose, California, in the Santa Clara Valley, one and one-half miles west of the Bayshore Freeway (U.S. Highway 101), and two miles northwest of the San Jose Municipal Airport.

       The property is situated on an 8.31-acre site. PSBP originally acquired a total of 14.52 acres; 6.21 acres were sold to unaffiliated parties. The property opened in April 1984 and the conversion and expansion of the property was completed in 1985. The property contains approximately 173,000 square feet of net rentable space divided into 118 units. The facility was 98% occupied at December 31, 1994 by 115 tenants. No tenant occupies 10% or more of the rentable area. The property includes both industrial and office space. Approximately 45% of the available space is occupied by electronics related industries, approximately 75% of the space is used for offices and the remaining approximately 25% of the space is used for warehousing. The business park also includes facilities for commercial uses such as banks or other savings institutions, travel agencies or restaurants.

       At December 31, 1994 the property is generating sufficient revenues to cover its ongoing operating expenses.

       Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated.

                                                  Annual
                                                Scheduled
                                 Occupancy       Rent Per
             Date                  Rate        Square Foot
             ----                ---------     -----------
           September 30, 1995       99%          $10.37
           September 30, 1994       98             9.97
           December 31, 1994        98            10.20
           December 31, 1993        98            10.08
           December 31, 1992        97             9.72
           December 31, 1991        97            10.41
           December 31, 1990        94            10.28
           December 31, 1989        94             9.87

       A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

                                 Total        Percentage
           Year of              Amount         of Total
           Expiration*         Base Rent        Income
           -----------         ---------      -----------
           1995 (December)    $    1,000         0.1%
           1996                  785,000        57.3
           1997                  399,000        29.1
           1998                  175,000        12.8
           1999                    9,000          .7
                              ----------      ------
    Total                     $1,369,000      100.00%
                              ==========      ======

------------
* Assumes that none of the renewal options included in the leases will be exercised.

                        DESCRIPTION OF PSI'S PROPERTIES

       At November 16, 1995, PSI had equity interests (through direct ownership, as well as general and limited partnership interests and stock ownership interests) in 1,044 facilities (269 of which were wholly-owned) located in 37 states. These facilities consist of 1,009 mini-warehouses and 35 business parks. None of PSI's current investments involves 10% or more of PSI's total assets or gross revenues. In the opinion of management of PSI, the facilities in which PSI has invested are adequately insured. In addition to the properties in which it has an equity interest, the Company operates 77 properties in which it has no equity interest.

       The following table reflects the geographic diversification of PSI's mini-warehouses ("Mini") and business parks ("BP"):

                                           At September 30, 1995(1)
                                           ------------------------
                                                  Number of
                                            Real Estate Facilities
                                            ----------------------
                                           Mini(2)               BP
                                           -------               --
           California:
             Southern..................      164                  17
             Northern..................      143                   5
           Texas.......................      122                   8
           Florida.....................       79                  --
           Illinois....................       62                  --
           Colorado....................       36                  --
           Washington..................       37                   1
           Virginia....................       28                   3
           Georgia.....................       37                  --
           New Jersey..................       34                  --
           Maryland....................       31                   1
           New York....................       29                  --
           Ohio........................       27                  --
           Nevada......................       22                  --
           Pennsylvania................       20                  --
           Oregon......................       26                   1
           Other states (23 states)....      179                   9
                                           -----                  --
                Totals.................    1,076                  45
                                           =====                  ==

           ------------

           (1) Pro forma for the PSMI Merger.
           (2) Includes properties that combine mini-warehouse and business park space.

       As reflected in the table below, PSI has experienced overall improved property operations:

                                                                            Nine months ended
                                               Years ended December 31,       September 30,
                                               ------------------------     -----------------
                                               1992       1993     1994      1994       1995
                                               ----       ----     ----      ----       ----
  Weighted average occupancy level (1)        86.1%       89.5%    90.3%     90.3%      90.0%
  Realized monthly rent per occupied
    square foot (1)(2)                         $.55        $.56     $.59      $.58       $.60

------------
(1) Mini-warehouses owned throughout the periods.

  (2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSI believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions.

    At December 31, 1994, PSI had 10% more of its portfolio of properties (based on original acquisition cost) in the following states:

                                              Weighted average    Realized monthly
                             Percentage of    occupancy level     rent per occupied
                             Portfolio at      for the twelve     square foot for
                             December 31,       months ended      the year ended
               Number of    1994 Based on       December 31,       December 31,
              Properties    Original Cost         1994(1)             1994(1)
              ---------------------------------------------------------------------
California         95            22%               88%                 $.82
Texas              61            14%               87%                  .50
Other             246            64%               90%                  .58
                  ---           ---                --                  ----
                  402           100%               88%                 $.63
                  ===           ===                ==                  ====

-----------------
(1)  Mini-warehouses only.

               DISTRIBUTIONS AND PRICE RANGE OF PSI COMMON STOCK

       The PSI Common Stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the PSI Common Stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                       Distributions
              Calendar Periods     High       Low          Paid  (1)
              ----------------     ----       ---         ------
              1993:
                First quarter     $12        $ 8 7/8      $.21
                Second quarter     12 1/4     11           .21
                Third quarter      14 1/2     11 5/8       .21
                Fourth quarter     15         13 5/8       .21

              1994:
                First quarter      16         13 1/2       .21
                Second quarter     16 3/4     13 3/8       .21
                Third quarter      15 3/4     14 1/4       .21
                Fourth quarter     15         13           .22

              1995:
                First Quarter      17 1/8     13 1/2       .22
                Second Quarter     17 1/8     15 1/4       .22
                Third quarter      18 3/4     16 3/8       .22

  --------------

  (1) For GAAP purposes, all distributions were from investment income.

       As of September 30, 1995, there were approximately 13,932 record holders of PSI Common Stock. On December 31, 1995, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of the Common Stock of PSI was $19-3/8. On _______________, 1996, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the closing price was $_____.

       Holders of PSI Common Stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. PSI, as a REIT, is required to distribute annually at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSI can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Certain Federal Income Tax Matters -- General Tax Treatment of PSI."

       PSI's revolving credit facility with a commercial bank restricts PSI's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on PSI's preferred stock have been paid for all past dividend periods, no dividends may be paid on PSI Common Stock, except in certain instances.

               DISTRIBUTIONS AND PRICE RANGE OF PSP9 COMMON STOCK

       The PSP9 Common Stock has been listed on the AMEX since February 1991. The following table sets forth the distributions paid per share on PSP9 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                       Distributions
              Calendar Periods     High       Low          Paid  (1)
              ----------------     ----       ---         ------
              1993:
                First quarter     $16 7/8    $13 1/4       $.39
                Second quarter     17 3/4     16 1/2        .39
                Third quarter      20         17            .39
                Fourth quarter     20 1/4     15 7/8        .39

              1994:
                First quarter      18 5/8     16 1/8        .39
                Second quarter     18 5/8     17            .39
                Third quarter      17 7/8     16 5/8        .39
                Fourth quarter     18 1/4     16 5/8        .39

              1995:
                First Quarter      18 1/8     16            .39
                Second Quarter     17 3/8     16 1/2        .30
                Third quarter      17 1/2     16 5/8        .30

  ----------
  (1) Distributions paid per share of PSP9 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, distributions in 1993 includes $.12 of capital gain distributions. Distributions in 1994 and 1995 were from investment income.

       As of September 30, 1995, there were approximately 2,220 record holders of PSP9's Common Stock. On December 13, 1995, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP9 Common Stock was $17-1/8. On _______________, 1996, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the closing price was $_____.

       Holders of PSP9 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP9 as a REIT, is required to distribute annually at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP9 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

               DISTRIBUTIONS AND PRICE RANGE OF PSBP COMMON STOCK

       The PSBP Common Stock has been listed on the AMEX since September 1991. The following table sets forth the distributions paid per share on PSBP Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                       Distributions
              Calendar Periods     High       Low          Paid  (1)
              ----------------     ----       ---         ------
              1993:
                First quarter     $16 1/2   $13 7/8        $.40
                Second quarter     16 1/4    14 7/8         .40
                Third quarter      16 5/8    14 7/8         .40
                Fourth quarter     15 5/8    14 7/8         .40

              1994:
                First quarter      15 7/8    15             .40
                Second quarter     16 1/4    15             .40
                Third quarter      16 1/4    16 5/8         .40
                Fourth quarter     15 5/8    14 1/4         .40

              1995:
                First Quarter      16 7/8    14 1/2         .40
                Second Quarter     18 3/8    16 1/4         .40
                Third quarter      18 1/4    17 1/4         .40 (2)

  -------------
  (1) Distributions paid per share of PSBP Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, distributions in 1993, 1994 and the nine months ended September 1995, include $.41, $.38 and $.22 return of capital, respectively, from investment income.

  (2) Includes $.21 special distribution. PSBP announced that regular distributions for the fourth quarter of 1995 and subsequent quarters would be $.19 per share.

       As of September 30, 1995, there were approximately 716 record holders of PSBP's Common Stock. On December 13, 1995, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSBP Common Stock was $17-3/8. On _______________, 1996, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the closing price was $_____.

       Holders of PSBP Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSBP as a REIT, is required to distribute annually at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSBP can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

                        DESCRIPTION OF PSI CAPITAL STOCK

       PSI is authorized to issue 200,000,000 shares of Common Stock, par value $.10 per share, 7,000,000 shares of Class B Common Stock, par value $.10 per share and 50,000,000 shares of preferred stock, par value $.01 per share. At November 16, 1995, the Company had outstanding 65,652,073 shares of Common Stock (exclusive of shares issuable upon conversion of the Company's convertible preferred stock and shares subject to options) and 13,437,200 shares of preferred stock and had agreed to issue (i) subject to certain conditions, 7,000,00 shares of Class B Common Stock and (ii) subject to certain post-PSMI Merger adjustments, an additional 6,412,200 shares of Common Stock.

  Common Stock

       The following description of PSI Common Stock sets forth certain general terms and provisions of PSI Common Stock. The statements below describing PSI Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the PSI's Articles of Incorporation and Bylaws.

       PSI Shareholders will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on PSI Common Stock and purchases of shares thereof by PSI will be subject to certain restrictions if PSI fails to pay dividends on outstanding preferred stock. See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of PSI, holders of PSI Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of PSI and the preferential amounts owing with respect to any outstanding preferred stock. Holders of PSI Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by PSI at a subsequent date.

       Each outstanding share of PSI Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote, with the exception that shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each PSI Shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A PSI Shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the PSI Shareholder chooses. PSI Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of PSI Common Stock. All outstanding shares of PSI Common Stock are fully paid and nonassessable. Under California law, if PSI is liquidated, subject to the rights of any holders of preferred stock, each outstanding share is entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of PSI.

  Ownership Limitations

       For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, PSI's Articles of Incorporation and Bylaws provide certain restrictions on the shares of capital stock that any PSI Shareholder may own.

       PSI's Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of PSI, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes Family) at the time of the PSMI Merger. This ownership limitation is necessary in order to assist in preserving PSI's REIT status in view of the Hughes Family's substantial ownership interest in PSI. See "Certain Federal Income Tax Considerations -- Tax Treatment of PSI."

       PSI's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as
  (A) the Board of Directors has determined that, after giving effect to (x) an

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  acquisition by such person of beneficial ownership (within the meaning of the
  Code) of the maximum amount of capital stock of PSI permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of PSI (determined by value) beneficially own the maximum amount of capital stock of PSI permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), PSI would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to the Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of PSI's capital stock if such ownership or acquisition (i) would cause more than 50% in value of PSI's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in PSI's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in PSI's failing to qualify as a REIT.

       PSI's Articles of Incorporation and Bylaws provide that, if any holder of PSI's capital stock purports to transfer shares to a person or there is a change in the capital structure of PSI and either the transfer or the change in capital structure would result in PSI failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by PSI that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

  Class B Common Stock

       The Class B Common Stock (i) does not participate in distributions until the later to occur of Funds from Operations ("FFO") per Common Share (as defined below by PSI), aggregating $1.80 during any period of four consecutive calendar quarters, or January 1, 2000; thereafter, the Class B Common Stock will participate in distributions (other than liquidating distributions), at the rate of 97% of the per share distributions on the Common Stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into Common Stock, on a share for share basis, upon the later to occur of FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

       For these purposes:

       (1) FFO means net income (loss) (computed in accordance with GAAP) before
  (i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization (including PSI's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management

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  agreements and goodwill), and (ii) less FFO attributable to minority interest.
  FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of PSI, FFO represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

       (2) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of Common Stock assuming conversion of all outstanding convertible securities and the Class B Common Stock.

  Preferred Stock

       PSI is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. PSI's Articles of Incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

       At November 16, 1995, PSI had eight series of preferred stock outstanding: six series of senior preferred stock (the "Senior Preferred Stock") and two series of convertible preferred stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with each other and is senior to both series of convertible preferred stock. Each of the series of Senior Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including both series of convertible preferred stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 9.2% to 10% per year in the case of the seven series of fixed rate preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate preferred stock) and (iii) is subject to redemption, in whole or in part, at the option of PSI at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate preferred stock and on or after various dates between September 30, 2002 and April 30, 2005 in the case of the series of fixed rate preferred stock).

       In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible preferred stock), liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

       Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

       In all respects, each of the series of convertible preferred stock ranks on a parity with each other and is senior to the Common Stock. One of the series of the convertible preferred stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into Common Stock at a conversion price of 1.6835 shares of Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for Common Stock at the option of PSI, in whole or in part, at a redemption price of 1.6835 shares of Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances).

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

       The other series of convertible preferred stock (i) has no stated value,
  (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for dividends at a rate adjustable quarterly with a minimum annual rate of 5% per year of the minimum liquidation preference,
  (iii) is convertible at the option of the holder at any time into Common Stock at a conversion price adjustable quarterly and (iv) on June 30, 2002 will be automatically converted into Common Stock at a conversion price determined as of the time of conversion.

       In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of the convertible preferred stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible preferred stock, liquidating distributions (i) in the amount of $25.00 per share, plus all accrued and unpaid dividends, in the case of one of the series of convertible preferred stock and (ii) a minimum liquidation preference of $31,200,000, plus all accrued and unpaid dividends, in the case of the other series of convertible preferred stock.

       Except as expressly required by law and in certain other limited circumstances, the holders of the convertible preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible preferred stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible preferred stock and junior to the Senior Preferred Stock.

  Effects of Issuance of Capital Stock

            The issuance of PSI Common Stock and the issuance of preferred stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of PSI in transactions not approved by the Board of Directors. PSI has no intention to issue PSI Common Stock or the preferred stock for such purposes.

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

                  DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

       Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of shares of PSP9 or PSBP Common Stock may, in some instances, be entitled to require PSP9 or PSBP to purchase his or her shares in the respective corporation for cash at their fair market value as of the day before the first announcement of the terms of the Mergers, excluding any appreciation or depreciation in consequence of the Mergers. The general terms of the Mergers were first announced on December 14, 1995. The following is a brief summary of the procedures to be followed by a PSP9 or PSBP Shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Joint Proxy Statement and Prospectus as Appendix D, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders (the "Dissenting Shareholders") and the procedures to be followed.

       Shares of PSP9 and PSBP Common Stock will qualify as Dissenting Shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP9 and PSBP Common Stock, respectively. This 5% requirement is applicable because PSP9 and PSBP Common Stock is listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

       A Dissenting Shareholder who wishes to require PSP9 or PSBP to purchase his or her respective shares of common stock must:

            (1) vote against the respective Merger any or all of the shares of common stock entitled to be voted (shares of common stock not voted are not considered to be voted against the Mergers and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP9 or PSBP Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

            (2) make written demand upon the respective corporation or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of shareholders, setting forth the number of shares of common stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at December 13, 1995; and

            (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Mergers by the shareholders of the respective corporation described below is mailed to such shareholders, to the respective corporation or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

       The statement of fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the Mergers nor the giving of a proxy directing a negative vote will be sufficient to
  constitute the demand described in clause (2) above.   A proxy which fails to
  include instructions with respect to approval of the Mergers will be voted in favor of the Mergers. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Mergers, or a failure to vote at all, will nullify any previously filed written demand for payment.

       If the holders of 5% or more of the outstanding shares of PSP9 or PSBP Common Stock have made demands for payment on or prior to the date of the respective corporation's shareholders' meeting to approve the Mergers, and have voted against the respective Merger at the meeting, within 10 days after the date of the approval of the respective Merger, the respective corporation will mail to each Dissenting Shareholder who holds common stock a notice of such approval together with a statement of the price determined by the respective corporation to represent the fair market value of Dissenting Shares, a copy of certain sections of Chapter 13, and a brief description of the procedure to be

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

  followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by the respective corporation to purchase at the price stated therein any Dissenting Shares.

       If the respective corporation and the Dissenting Shareholder agree that any shares of common stock of the respective corporation are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the respective Merger are satisfied, whichever is later. If the respective corporation denies that the shares are Dissenting Shares or if the respective corporation and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the respective Merger by the shareholders of the respective corporation is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of common stock of the respective corporation. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by the respective corporation to the shareholder upon the surrender of the certificates representing such shares to the respective corporation. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by the respective corporation, it shall pay the costs, and if the appraisal is more than 125% of the price offered by it, it may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the shareholder complied with Sections 1300-1302 of Chapter 13.

       A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without the respective corporation's consent. Written demands for payment and submissions for endorsement with respect to PSP9 Common Stock must be addressed to Public Storage Properties IX, Inc., 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241, attention:
  Investor Services Department or to PSP9's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PSBP Common Stock must be addressed to PS Business Parks, Inc., 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241, attention: Investor Services Department or to PSP9's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

       Any reference to "Dissenting Shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of Dissenting Shares of the respective corporation and includes a transferee of record.

       A shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for income tax purposes. See "Certain Federal Income Tax Matters."

            PSP9 and PSBP Shareholders are entitled, upon written demand, to inspect and copy the record of PSP9 or PSBP Shareholders, respectively, at any time during usual business hours to communicate with other shareholders of their respective corporation with respect to the Mergers.

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

                       CERTAIN FEDERAL INCOME TAX MATTERS

       The following discussion summarizes the material federal income tax considerations of the Mergers and the subsequent ownership and disposition of shares of PSI Common Stock that are generally applicable to PSP9 and PSBP Shareholders. PSP9, PSBP and PSI do not plan to obtain any rulings from the Internal Revenue Service ("IRS") concerning tax issues with respect to the Mergers or the qualification of PSP9, PSBP or PSI as REITs. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged. Hogan & Hartson L.L.P., counsel to PSP9 and PSBP, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to a PSP9 and PSBP Shareholder as a result of the PSP9 Merger and the PSBP Merger, respectively, and the subsequent ownership of PSI Common Stock. This discussion and such opinion are based on the Code, applicable Treasury Regulations, judicial decisions, and IRS rulings, certain factual assumptions related to the ownership and operation of PSP9, PSBP and PSI and certain representations made by PSP9, PSBP, PSI and certain shareholders of PSP9 and PSBP. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of PSP9, PSBP and PSI that would affect this discussion. BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PSP9 AND PSBP SHAREHOLDERS, PSP9 AND PSBP SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

  The Mergers

       Each of the Mergers is intended to be a "reorganization" for federal income tax purposes, and accordingly no gain or loss will be recognized by PSP9 or PSI in connection with the PSP9 Merger, or PSBP or PSI in connection with the PSBP Merger; and (I) no gain or loss will be recognized by PSP9 Shareholders who receive solely PSI Common Stock in exchange for their PSP9 Common Stock in the PSP9 Merger (but all PSP9 Shareholders will recognize ordinary income in the amount of any Required PSP9 REIT Distributions made to them) and (II) no gain or loss will be recognized by PSBP Shareholders who receive solely PSI Common Stock in exchange for their PSBP Common Stock in the PSBP Merger (but all PSBP Shareholders will recognize ordinary income in the amount of any Required PSBP REIT Distributions made to them). No rulings have been or will be requested from the IRS regarding the Mergers or any other aspect of the matters discussed in this Joint Proxy Statement and Prospectus. Hogan & Hartson L.L.P., counsel to PSP9 and PSBP, has rendered an opinion that each of the Mergers will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by PSP9, PSBP, PSI and certain PSP9 and PSBP Shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below. The PSP9 Merger and the PSBP Merger are not conditioned on each other.

       Continuity of Interest Assumption. To qualify as a reorganization as to either PSP9 or PSBP, among other requirements, each of the Mergers must satisfy a "continuity of interest" test, under which the historic PSP9 and PSBP Shareholders (shareholders who purchase shares in anticipation of the Mergers may not be included for this purpose), respectively, must continue to retain a meaningful ownership interest in PSI after the PSP9 Merger and the PSBP Merger, respectively. Generally, this test will be considered satisfied if historic PSP9 Shareholders (in the case of the merger of PSP9 into PSI) or historic PSBP Shareholders (in the case of the merger of PSBP into PSI) exchange at least 50% of their respective corporation's common stock for PSI Common Stock in the PSP9 Merger and the PSBP Merger, respectively, and the PSP9 Shareholders and the PSBP Shareholders do not at the time of the PSP9 Merger and the PSBP Merger, respectively, plan to dispose of that PSI Common Stock. Management of PSP9, PSBP and PSI have represented that they are not aware of any plan on the part of either PSP9 or PSBP Shareholders that would cause this test not to be satisfied. Based upon this representation and similar representations from Hughes, Hogan & Hartson has assumed, for purposes of its opinion, that each of the Mergers will constitute a reorganization, and that the continuity of interest test will be satisfied in each of the Mergers.

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

       Reorganization Consequences to PSP9, PSBP and PSI. As a result of reorganization treatment, PSP9, PSBP and PSI will not recognize gain or loss because of the Mergers. PSI will also succeed to the assets, liabilities, and tax attributes of each of PSP9 and PSBP. Accordingly, following the Mergers, PSI will hold the properties of each of PSP9 and PSBP with a carryover tax basis, determined by reference to the relatively low, historic basis of those assets in the hands of PSP9 and PSBP, respectively. The tax basis will not be increased by any cash expended by PSI pursuant to the Cash Elections or to satisfy dissenter's rights, or by the amount of any gain reportable by those PSP9 or PSBP Shareholders who may be taxable as a result of the transaction.

       Exchange of PSP9 or PSBP Common Stock Solely for PSI Common Stock. As a result of reorganization treatment (I) (i) no gain or loss will be recognized by PSP9 Shareholders who exchange their PSP9 Common Stock solely for PSI Common Stock pursuant to the PSP9 Merger (but see "Required REIT Distributions" below), and (ii) such a shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP9 Common Stock surrendered, and (iii) provided such PSP9 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP9 Common Stock and (II) (i) no gain or loss will be recognized by PSBP Shareholders who exchange their PSBP Common Stock solely for PSI Common Stock pursuant to the PSBP Merger (but see "Required REIT Distributions" below), and (ii) such a shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSBP Common Stock surrendered, and (iii) provided such PSBP Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSBP Common Stock.

       PSP9 or PSBP Shareholders Receiving Only Cash. A PSP9 Shareholder who exchanges PSP9 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of dissenters' rights) will be taxed on the difference between such shareholder's adjusted basis in his or her PSP9 Common Stock and the amount of cash received. A PSBP Shareholder who exchanges PSBP Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of dissenters' rights) will be taxed on the difference between such shareholder's adjusted basis in his or her PSBP Common Stock and the amount of cash received. This generally would produce capital gain or loss, depending on the relationship between the cash received and the tax basis of the shares surrendered (it is possible that dividend treatment might apply in some circumstances if the shareholder is actually or constructively related to continuing shareholders of PSI).

       PSP9 or PSBP Shareholders Receiving Cash and PSI Common Stock. As a result of reorganization treatment (I) (i) a PSP9 Shareholder who, pursuant to the PSP9 Merger and subject to the conditions of the Cash Election, exchanges PSP9 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange, and (ii) such shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such shareholder's tax basis in the PSP9 Common Stock surrendered and (II) (i) a PSBP Shareholder who, pursuant to the PSBP Merger and subject to the conditions of the Cash Election, exchanges PSBP Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange, and (ii) such shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such shareholder's tax basis in the PSBP Common Stock surrendered. The recognized gain will be treated as capital gain (provided the common stock is held as a capital asset at the Effective Time). The aggregate tax basis of the PSI Common Stock received will be the same as the aggregate tax basis of the common stock surrendered for the PSI Common Stock, reduced by the amount of cash received and increased by the amount of gain recognized, if any. The holding period of the PSI Common Stock will include the holding period of the common stock surrendered for the PSI Common Stock, provided that the common stock is held as a capital asset at the Effective Time.

       Required REIT Distributions. The PSP9 Required REIT Distribution and the PSBP Required REIT Distribution would not be treated as cash paid in exchange for the PSP9 Common Stock or PSBP Common Stock, but rather as a dividend taxable to all recipients as ordinary income.

       Cash Received in Lieu of Fractional Shares of PSI Common Stock. PSP9 or PSBP Shareholders that receive cash in lieu of a fractional share of PSI Common Stock pursuant to the Mergers will recognize capital gain or loss equal

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  to the difference between the tax basis allocable to the fractional share and the cash paid for it, provided that the PSP9 or PSBP Common Stock is held as a capital asset as the Effective Time.

       Failure to Qualify for Reorganization Treatment. In the event that the Mergers do not qualify as a reorganization as to either PSP9 or PSBP, the Mergers likely would be treated as a taxable sale by the respective corporation of its assets and a contemporaneous liquidation. The respective corporation presumably would not incur a federal income tax liability as a result of this deemed sale because of the contemporaneous deemed liquidating distribution. The shareholders of the respective corporation would recognize income or loss equal to the difference between the tax basis of their PSI Common Stock and the sum of the fair market value of the PSI Common Stock and the cash received in exchange for their common stock, but some of the income could be ordinary income. The shareholders of the respective corporation receiving PSI Common Stock would have a tax basis in those shares equal to the fair market value of the shares at the time of the Mergers, and the holding period would not include the period during which their shares of common stock were held. PSI would receive a basis in the properties acquired from the respective corporation equal to their fair market value.

  Opinion of Counsel

       Hogan & Hartson L.L.P., counsel to PSP9 and PSBP, has rendered an opinion to PSP9 with respect to the PSP9 Merger and PSBP with respect to the PSBP Merger to the effect that (i) for federal income tax purposes, the respective Mergers will constitute a reorganization under Section 368(a) of the Code,
  (ii) PSI will continue to qualify as a REIT following the PSMI Merger so long as (A) PSI continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of the Mergers is not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits, and (iii) the discussion under the heading "Certain Federal Income Tax Matters" fairly summarizes the federal income tax considerations that are material to PSP9 and PSBP Shareholders, respectively, as a result of the respective Mergers and the subsequent ownership of PSI Common Stock (the "Opinion of Counsel"). Hogan & Hartson has not opined that PSI will continue to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions. The Opinion of Counsel is based upon certain extensive and detailed representations as to factual and legal matters made by PSI, PSP9 and PSBP that relate both to the qualification of PSI as a REIT and to the qualification of the Mergers as reorganizations, and specific representations from Hughes regarding the expected continued ownership of PSI Common Stock to be received in each of the Mergers. In addition, as discussed above, the Opinion of Counsel expressly assumes, based upon certain representations of the management of PSI, PSP9 and PSBP, that the "continuity of interest" requirement necessary for each of the Mergers to qualify as reorganizations will be satisfied. See "The Mergers -- Continuity of Interest Assumption" and "The Mergers -- Failure to Qualify for Reorganization Treatment." The Opinion of Counsel also makes certain customary assumptions regarding the accuracy and completeness of documents reviewed by counsel and representations relied upon by counsel and as to the consummation of each of the Mergers in accordance with the terms of each of the Merger Agreements.
  The Opinion of Counsel states that the conclusion set forth therein could be adversely affected if any of these representations or assumptions is incorrect or incomplete at the time that either of the Mergers are consummated. The Opinion of Counsel only represents counsel's best judgment, based upon the underlying representations and assumptions, regarding the application of relevant provisions of the Code and interpretations thereof, as set forth in existing judicial decisions, administrative regulations and published rulings and procedures of the Internal Revenue Service. The Opinion of Counsel is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the Opinion of Counsel. Finally, the Opinion of Counsel is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including the tax consequences of either of the Mergers as applied to specific shareholders of PSP9 or PSBP (or classes of shareholders of PSP9 or PSBP); the tax consequences of either of the Mergers to PSP9, PSBP or PSI (including whether any entity will recognize any gain in either of the Mergers and PSI's adjusted tax basis in the assets of PSP9 and PSBP acquired in the Mergers); the application of the "golden parachute" provisions, the alternative minimum tax provisions, and any

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  other provisions of the Code (other than Section 368(a) of the Code) to either of the Mergers and/or participants therein; and whether shareholders of PSP9 or PSBP who have provided or will provide services to PSP9, PSBP or PSI will recognize compensation income, either as a result of either of the Mergers or otherwise).

  General Tax Treatment of PSI

       If certain detailed conditions imposed by the Code and the related regulations are met, an entity, such as PSI, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to PSI of being treated as a REIT for federal income tax purposes is that this enables PSI to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

       PSI elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. PSI believes that it has qualified during each of the past five fiscal years, and currently qualifies, as a REIT. While PSI intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of PSI, no assurance can be given by PSI that PSI will so qualify for any particular year.

       The following is a very brief overview of certain of the technical requirements that PSI must meet on an ongoing basis in order to continue to qualify as a REIT:

     1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Violation of Ownership Limitations."

     2.  PSI's gross income must meet three income tests:

         (a) at least 75% of the gross income must be derived from specified real estate sources;

         (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

         (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

     Rents received by PSI will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. PSI anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if PSI, or an owner of 10% or more of PSI, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). PSI does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." PSI does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," PSI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom PSI derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by PSI are "usually or customarily

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  rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain Properties that PSI believes may not be provided by PSI directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

     See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- PSI's Assumption of Management Activities With Respect to PSI's Properties," "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Nonqualifying Income," and "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT --Acquisition of Affiliated Partnership Interests in the PSMI Merger" for a discussion of specific aspects of the PSMI Merger that may impact upon PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

     3. Generally, 75% by value of PSI's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which PSI owns an interest). Not more than 25% of PSI's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by PSI may not exceed 5% of the value of PSI's total assets, and PSI may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which PSI acquires securities of an issuer. PSI believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition will preclude PSI from controlling the operations of PSCP and the Lock/Box Company (in which PSI will own 95% of the equity in the form of non-voting stock and the Hughes Family will own 5% of the equity but 100% of the voting stock) or PS Clearing Company, Inc. ("PSCC") (in which PSI will own a less than 10% equity interest) and may preclude PSI from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

     4. PSI must distribute to its shareholders in each taxable year an amount at least equal to 95% of PSI's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, PSI can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

     PSI in years prior to 1990 made distributions in excess of its REIT Taxable Income. During 1990, PSI reduced its distributions to its shareholders to permit PSI to make an optional reduction in short-term borrowings (which previously had been used to fund distributions to its Shareholders). As a result, distributions paid by PSI in 1990 were less than 95% of PSI's REIT Taxable Income for 1990. PSI has satisfied the REIT distribution requirements for 1990, 1991, 1992, 1993 and 1994 by attributing distributions in 1991, 1992, 1993, 1994 and 1995 to the prior year's taxable income, and PSI expects to satisfy the distribution requirement for 1995 by attributing distributions in 1996 to the 1995 taxable income. PSI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which PSI will be required to attribute distributions to the prior year will depend on PSI's operating results and the level of distributions as determined by the Board of Directors. Reliance on subsequent year distributions could cause PSI to be subject to certain penalty taxes. In that regard, if PSI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, PSI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). PSI intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by PSI in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether PSI satisfies the 95% distribution test and could adversely impact upon PSI's ability to satisfy the 95% distribution test. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

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

     Applicable Federal Income Tax. For years in which PSI qualifies as a REIT, PSI generally will be taxable only on its undistributed income. Certain penalty taxes can apply if PSI delays distributions until after the close of a taxable year. Moreover, a confiscatory tax of 100% can apply to income derived by PSI from sales of "dealer" property. If PSI fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax is imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% or the 95% income tests, times (ii) the fraction that its REIT Taxable Income represents of PSI's gross income (excluding capital gain and certain other items). It should be noted that PSI is not required to distribute its net capital gain. However, to the extent that PSI does not declare a capital gain dividend, that gain will be taxable to PSI at normal corporate rates, and PSI will be subject to a 4% non-deductible excise tax to the extent that it does not distribute 95% of its capital gain. PSI also will be subject to the minimum tax on tax preference items (excluding items specifically allocable to its shareholders).

     Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning on the closing date of the PSMI Merger (the "Restriction Period"), assuming PSI makes the election pursuant to the Built-in Gain Rules (or applicable future administrative rules or Treasury regulations) to have the 10-year rule apply. This tax would be imposed on PSI at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the Closing Date of the assets disposed of and
  (b) the selling price of such assets over (ii) PSI's adjusted basis in such assets at the time of the PSMI Merger (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur. If PSI does not make the election to have the 10-year rule apply, PSMI would be taxed on the Built-in Gain at the time of the PSMI Merger at regular corporate tax rates and PSI, as the successor to PSMI in the PSMI Merger, would succeed to the liability for that tax.

     Termination of REIT Election. For any taxable year that PSI fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders, unless certain relief provisions are available.

     PSI's election to be treated as a REIT will terminate automatically if PSI fails to meet the qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, PSI will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI's election was terminated (or revoked). If PSI loses its REIT status, but later qualifies and elects to be taxed as a REIT again, PSI may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, PSI would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to PSI's appreciated assets. (PSI would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) PSI would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

  Consequences of the PSMI Merger on PSI's Qualification as a REIT

     In light of the unique federal income tax requirements applicable to REITs, the PSMI Merger could have adverse consequences on PSI's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. is of the opinion that PSI will continue to qualify as a REIT following the PSMI Merger so long as (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) such merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "-- Nonqualifying Income," "-- Violation of Ownership Requirements," and "-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson L.L.P., however, has not opined that PSI will continue to meet the stock

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  ownership and gross income requirements applicable to REITs following the PSMI
  Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions.

     PSI's Assumption of Management Activities With Respect to its Properties. Because of the unique federal income tax requirements attributable to REITs, a number of federal income tax issues must be addressed in connection with the PSMI Merger that are unique to PSI's status as a REIT. One issue is whether PSI is permitted to perform property management functions internally with respect to the mini-warehouse and business park properties ("Properties") it owns. Generally, a REIT is permitted to perform services with respect to properties it rents to tenants so long as such services are usually and customarily rendered in connection with the rental of space for occupancy only and are not considered to be "rendered to the occupant." If a REIT performs services beyond this extent, the rental income received for the use of its property will not qualify as "rental income" for purposes of the REIT gross income tests. See "-- Tax Treatment of PSI -- Technical Requirements for Taxation as a REIT." Failure to satisfy these tests would result in the disqualification of PSI as a REIT. See "-- Tax Treatment of PSI -- Termination of REIT Election."

     As a result of the PSMI Merger, PSI "self-manages" the Properties it owns. PSI received a private letter ruling from the IRS to the effect that, should PSI acquire PSMI and assume and perform the management activities of its Properties, such property management activities by PSI would not adversely affect the characterization of PSI's rents from the Properties as rents from real property. The ruling is based on PSI's description of those management activities to be performed in connection with its own Properties, including maintenance, repair, lease administration and accounting, and security. The ruling also considers the ancillary activities to be directly performed by the Lock/Box Company, such as the sale of inventory products such as locks, boxes, and packing materials.

     Nonqualifying Income. PSI must meet several annual gross income tests to retain its REIT qualification. See "-- Tax Treatment of PSI -- Technical Requirements for Taxation as a REIT." Under the 95% gross income test, PSI must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes: (i) proceeds from the rental of mini-warehouse facilities; (ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by PSI as a dealer).

     After the merger with PSMI, PSI assumed and performs property management activities for the various partnerships and REITs in which PSI has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. PSI will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by PSI from these property management activities with respect to Properties owned by other entities (including the REITs in which PSI has an ownership interest) and advisory services rendered to such other entities will be treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "-- Acquisition of Affiliated Partnership Interests in the PSMI Merger." If there were no change in current revenues of PSI through acquisitions or otherwise and no other action by PSI to reduce its nonqualifying income (for example, through the prepayment of management fees described below), PSI estimates that it would not satisfy the 95% gross income test for 1996 because its nonqualifying income would represent approximately 7% of its total gross income for 1996. However, the percentage of Nonqualifying Income may be reduced in a variety of ways. First, PSI could reduce the actual dollar amount of its Nonqualifying Income. Second, because the income tests are based on a percentage of total gross income, increases in overall gross income that result from increases in qualifying rents will reduce the percentage of Nonqualifying Income. Pursuant to PSI's existing acquisition program, additional assets may be acquired by it during 1996 that would generate additional qualifying income, thereby lowering the percentage of total Nonqualifying Income recognized by it. Finally, to the extent that PSI acquires properties following the PSMI Merger for which it assumed management responsibilities in connection with the PSMI Merger (such as the mergers with PSP9), the management fees received with respect to such properties would cease to be Nonqualifying Income. Nevertheless, there can be no assurance that future acquisitions will be made in amounts or at such times to permit PSI to satisfy these gross income requirements. Moreover, increases in other Nonqualifying Income may similarly affect these calculations.

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     If PSI determines at any time during the year that the receipt of third-
  party management fees could adversely affect its ability to satisfy the 95% test, it will notify the third-party property owners to which it provides property management services and request that management fees be paid at reduced rates for the remainder of the year. PSI will, to the extent possible under existing tax guidelines, defer receipt of such fees to a succeeding year in which recognition of the Nonqualifying Income does not jeopardize its qualification as a REIT. If such deferral is not possible, however, PSI would reduce the fees without condition or deferral (reduction estimated at $1.5 million, assuming no growth and no acquisition of properties other than in the Mergers). Although this measure would reduce PSI's gross income (and correspondingly its net profits), it would effectively reduce PSI's overall Nonqualifying Income and preserve its REIT status. PSI anticipates that this measure will be taken only as necessary and intends to pursue less costly alternatives when appropriate.

     In addition, in order to reduce the amount of Nonqualifying Income, in December 1995, certain Properties pre-paid to PSI approximately $4.5 million of management fees that PSI otherwise would have been expected to receive for 1996 discounted to compensate for early payment. Pre-payment of management fees reduced the percentage of Nonqualifying Income received by PSI in taxable years subsequent to such prepayment. Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of PSI when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of PSI as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in PSI's gross income resulted in it failing the 95% test for a taxable year ending after the PSMI Merger, PSI's REIT status may terminate for such year and future years unless it meets the "good cause" exception described above. For years subsequent to 1996, assuming that there were no changes in current revenues of PSI and assuming no acquisition or development of additional assets, PSI estimates that it would not be able to satisfy the 95% gross income test unless it were to take further steps to reduce management fees for those years (for example by deferring the payment of those fees until later years or by disposing of a portion of its management business, including possibly to a taxable corporation in which PSI would own substantially all of the economic interests but none of the voting stock).

     Finally, PSI and the various other owners of mini-warehouses and business parks for which PSI performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and PSI certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Such services include the provisions of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the Owners and PSI pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to PSI under the management agreement for the management of the Properties owned by the Owners. PSI has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of PSI for purposes of the 95% test.

     If PSI fails to meet the 95% test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, PSI would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. PSI intends to conduct its operations and affairs so that it meets the 95% test for each taxable year. PSI also intends to operate so that, in the event it were to fail to meet the 95% test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if PSI were unable to satisfy the 95% test, the IRS would necessarily agree that PSI had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if PSI's REIT status were not terminated

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

  because of the "good cause" exception, PSI still would be subject to an excise tax on any excess nonqualifying income. Generally, if PSI fails the 95% test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be PSI's taxable income (computed without its distribution deduction) and the denominator of which would be PSI's gross income from all sources. This excise tax would have the general effect of causing PSI to pay all net profits generated from this excess nonqualifying income to the IRS.

     Violation of Ownership Requirements. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes Family was estimated to be approximately 45%. Accordingly, no four individuals other than the Hughes Family may own directly or constructively, in the aggregate, more than 5% of the value of outstanding stock of PSI. In order to assist PSI in meeting these ownership restrictions, the Articles of Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of PSI or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. (The Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.) However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the Articles of Incorporation. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI for the benefit of PSI and certain designated charitable beneficiaries restricting their acquisition of additional shares of PSI's capital stock and providing that if, at any time, for any reason, more than 50% in value of PSI's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of PSI Common Stock owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no absolute assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury regulations, any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Accordingly, the accumulated earnings and profits, if any, of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to PSI in the PSMI Merger and PSI was required to distribute those accumulated earnings and profits prior to the close of 1995 (the year in which the merger occurred). Failure to do so would result in disqualification of PSI as a REIT (unless the "deficiency dividend" procedures described below apply and PSI complies with those procedures).

     The amount of the accumulated earnings and profits of PSMI acquired by PSI is based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger ("Consolidated Accumulated Earnings"). As a condition to the merger with PSMI, PSI received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed, taking into account projected income of PSMI and its affiliates to and including the time of the PSMI Merger and distributions to the PSMI shareholders made at or prior to the time of the PSMI Merger, PSMI had no Consolidated Accumulated Earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by PSI in the PSMI Merger ("Acquired

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  Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining earnings and profits.

     Although not free from doubt, it appears pursuant to the recently finalized Treasury regulations that PSI may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, PSI would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, PSI would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, PSI would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurs) or, alternatively, that even if the procedure is available, PSI cannot qualify as a REIT for the taxable year in which the Merger occurs (but it could qualify as a REIT for subsequent years).

     Acquisition of Affiliated Partnership Interests in the PSMI Merger. In the PSMI Merger, PSI acquired interests in various partnerships that own and operate Properties. PSI, for purposes of satisfying its REIT asset and income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations PSI's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of PSI for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of PSI for purposes of determining its REIT qualification. It is expected that substantially all of the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     The acquisition of these partnership interests in the PSMI Merger created several issues regarding PSI's satisfaction of the 95% gross income test. First, PSI will earn property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. PSI expects to disregard the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and the estimate of PSI's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to PSI, either rejecting the approach set forth in the private letter rulings mentioned above or contending that PSI's situation is distinguishable from those addressed in the private letter rulings (for example, because PSI does not have a "substantial" interest in the partnerships).

     Second, PSI will acquire interests in certain of these partnerships that entitles PSI to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how PSI's "capital interest" in these partnerships will be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to PSI and the percentage of the management fees paid to PSI that are disregarded in determining PSI's Nonqualifying Income. For example, if PSI takes the position that it has a

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

  25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of PSI's interest only contributed 1% of the total capital contributed to the partnership), PSI's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting PSI's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships in which PSI acquired an interest in the PSMI Merger, PSI will determine the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining PSI "capital interests." If that were to occur, it could adversely affect PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

  Taxation of PSI Shareholders

     Distributions generally will be taxable to PSI Shareholders as ordinary income to the extent of PSI's earnings and profits. For this purpose, earnings and profits of PSI first will be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on the preferred stock will be taxable in full as dividends to the holders of the preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of shareholders subject to the passive activity rules. Distributions designated by PSI as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed PSI's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by PSI, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If PSI should realize a loss, shareholders will not be permitted to deduct any share of that loss. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of PSI.

     PSI may distribute cash in excess of its net taxable income. Upon distribution of such cash by PSI to shareholders (other than as a capital gain dividend), if all of PSI's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of PSI may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of PSI Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from PSI and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

     If a shareholder is subject to "backup withholding," PSI will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies PSI that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

     PSI is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

     In any year in which PSI does not qualify as a REIT, distributions by PSI to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions

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  will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of PSI's tax preference items.

     Tax Exempt Investors. In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from PSI or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements.

     Foreign Investors. The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only upon United States federal and state income, gift and estate tax principles, but also upon the treaties, if any, between the United States and the country of the nonresident investor. Therefore, any prospective foreign investor is urged to consult its own tax advisor with respect to both the United States and foreign tax consequences of owning stock of PSI. The following discussion sets forth several points that may be relevant to particular foreign investors. It assumes that any such investor holds the stock of PSI as an investment and not in connection with the conduct of a U.S. trade or business. Ordinary dividends generally will be subject to withholding at the source, at a 30% rate (which may be reduced under applicable treaties if the shareholder satisfies all pertinent requirements). Capital gain dividends may be subject to such withholding at a 35% rate if they relate to dispositions of U.S. real property interests (including the sale or disposition prior to maturity of loans where interest is based upon a "participation" in the income or appreciation from real property). Such dispositions would generally include the sale (but not the retirement) of profit-sharing loans relating to U.S. real property. In addition, such capital gain dividends (net of the amount of regular income tax) may be subject to a 30% branch tax in the hands of any foreign corporate recipients. Such tax may be reduced or eliminated in the case of a corporation that is a resident of a country with which the U.S. has a tax treaty, provided that a majority of such corporation's ultimate shareholders are residents of the country in question and that various filing requirements are satisfied. Investors may be able to obtain a partial refund of taxes withheld in respect of capital gain distributions by filing a nonresident U.S. tax return. Because only a minority of PSI Shareholders are expected to be foreign taxpayers, PSI should qualify as a "domestically-controlled REIT." Accordingly, a foreign taxpayer will not be subject to U.S. tax from gains recognized upon disposition of capital stock (unless the shareholder was present in the U.S. for more than 183 days in the year of sale and certain other requirements are met). Upon the death of a foreign individual shareholder, the investor's stock in PSI will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

  State and Local Taxes

     The tax treatment of PSI, and PSP9 and PSBP Shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of PSI, and PSP9 Shareholders and PSBP Shareholders, is provided nor is any representation made as to the tax status of PSI in such states. All investors should consult their own tax advisors as to the treatment of PSI under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

     David Goldberg, senior vice president and general counsel of PSI, will deliver an opinion to the effect that the shares of Common Stock of PSI to be issued in the Mergers will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 67,229 shares of PSI Common Stock, 1,000 shares of PSI convertible preferred Stock and 500 shares of PSI Senior Preferred Stock and has options to acquire an additional 62,500 shares of PSI Common Stock. Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the discussion under "Certain Federal Income Tax Matters" fairly summarizes the material federal income tax considerations to a PSP9 or PSBP Shareholder as a result of the PSP9 and PSBP Mergers, respectively, and the subsequent ownership of PSI Common Stock, as well as to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code (based on certain factual assumptions and representations made by PSP9, PSBP, PSI and certain PSP9 and PSBP Shareholders). Hogan & Hartson L.L.P. has performed certain legal services on behalf of PSI, including the representation of PSI in the PSMI Merger.

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   EXPERTS

     The consolidated financial statements of PSI for the year ended December 31, 1994 incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto. The following financial statements incorporated by reference have also been audited by Ernst & Young LLP as set forth in their reports with respect thereto: (i) the financial statements of Public Storage Properties VII, Inc. which is included in the Registration Statement on Form S-4 (No. 33-58893) of PSI, (ii) the combined statements of assets, liabilities and deficit of the property management and advisory business of PSMI (and its predecessors) as of December 31, 1994 and 1993 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1994, and our report dated July 10, 1995 on the combined summaries of historical information relating to real estate interests to be acquired for each of the three years in the period ended December 31, 1994 which are included in the Current Report on Form 8-K, as amended by a Form 8-K/A, each dated June 30, 1995, of PSI and (iii) the combined statements of assets, liabilities and equity of the property management and advisory businesses and real estate assets of PSMI (and its predecessors) as of December 31, 1994 and 1993 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1994 which are included in the Current Report on Form 8-K dated November 16, 1995, of PSI. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of PSP9 and PSBP for the year ended December 31, 1994 appearing herein and in the Annual Reports on Form 10-K of PSP9 and PSBP have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

     It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of PSI, PSP9 and PSBP since their respective organization, will be in attendance at the special meetings of PSP9 Shareholders and PSBP Shareholders with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

     Any proposal that a PSP9 or PSBP Shareholder wishes to submit for consideration for inclusion in the proxy statement for the 1996 annual meetings of shareholders must be received by the respective corporation no later than July 1, 1996. Shareholder proposals should be addressed to: 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241.

                                    GLOSSARY

     The following are definitions of certain terms used in this Joint Proxy Statement and Prospectus:

     "Mergers."  The mergers of PSP9 and PSBP with and into PSI.

     "PSBP." PS Business Parks, Inc., a REIT organized as a California corporation.

     "PSBP Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSBP.

     "PSBP Partnership." PS Business Parks, Ltd., a California limited partnership, the predecessor to PSBP.

     "PSBP Shareholder."  A holder of shares of PSBP Common Stock.

     "PSCP." Public Storage Commercial Properties Group, Inc., a California corporation.

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     "PSI."  Public Storage, Inc., a REIT organized as a California corporation
  (formerly Storage Equities, Inc.).

     "PSI Common Stock."  Shares of Common Stock, par value $.10 per share, of
  PSI.

     "PSI Shareholder."  A holder of shares of Common Stock of PSI.

     "PSMI." Public Storage Management, Inc., a California corporation, which, together with its affiliates, was merged into Storage Equities, Inc. on November 16, 1995.

     "PSP9." Public Storage Properties IX, Inc., a REIT organized as a California corporation.

     "PSP9 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP9.

     "PSP9 Partnership." Public Storage Properties IX, Ltd., a California limited partnership, the predecessor to PSP9.

     "PSP9 Shareholder."  A holder of shares of PSP9 Common Stock.

     "REIT."  A real estate investment trust.

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                                                                      Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 13th day of December, 1995, by and among PUBLIC STORAGE, INC., a California corporation ("PSI"), PUBLIC STORAGE PROPERTIES IX, INC., a California corporation ("PSP9") and PS BUSINESS PARKS, INC., a California corporation ("PSBP").

     A. The parties intend that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The Plan of Reorganization provides for the mergers of PSP9 and PSBP with and into PSI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and the Agreements of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreements").

     B. The Boards of Directors of PSP9 and PSBP believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. Adoption of Plan. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  The Merger.

         2.1 Completion of the Merger. At the Effective Time (as defined below), PSP9 and PSBP will be merged with and into PSI (the "Mergers") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreements. The Mergers shall become effective at the time at which the Merger Agreements, together with the requisite Officers' Certificates of PSI, PSP9 and PSBP are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). PSI, PSP9 and PSBP are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Mergers, is sometimes referred to herein as the "Surviving Corporation." Neither the merger of PSP9 with and into PSI, nor the merger of PSBP with and into PSI is conditioned on the other.

         2.2 Effect of the Merger.  At the Effective Time:

             2.2.1 Constituent Corporations. The separate corporate existence of PSP9 and PSBP shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP9 and PSBP and shall be subject to all the debts and liabilities of PSP9 and PSBP in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP9 and PSBP shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP9 and PSBP may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

             2.2.2 Articles and Bylaws. The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

             2.2.3 Officers and Directors. The officers and directors of PSI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

     2.3 Conversion of PSP9 and PSBP Shares. The manner of converting the outstanding shares of Common Stock Series A ($.01 par value) of PSP9 (the "PSP9 Shares") and of Common Stock Series A ($.01 par value) of PSBP (the "PSBP Shares") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

          2.3.1     Cash Election.  At the Effective Time, subject to Sections
2.6 and 6.8 hereof, each PSP9 Share and PSBP Share as to which a cash election has been made in accordance with the provisions of Section 2.5 hereof and has not been revoked, relinquished or lost pursuant to Section 2.5 hereof (the "Cash Election Shares") shall be converted into and shall represent the right to receive $18.64 and $19.59, respectively, in cash (the "Cash Election Price").
As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

          2.3.2 Share Exchange. At the Effective Time, subject to Sections 2.4, 2.5, 2.7 and 6.8 hereof, each PSP9 Share and PSBP Share (other than Cash Election Shares) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $18.64 and $19.59, respectively, by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP9 and PSBP, respectively, provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

     2.4 No Fractional Shares. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Mergers. In lieu of any such fractional share interests, each holder of PSP9 Shares or PSBP Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSP9 or PSBP Shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Mergers. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the fractional interest.

     2.5 Procedure for Cash Election. At the time of the mailing of the Joint Proxy Statement and Prospectus provided for in Section 6.5 hereof, PSI will send to each holder of record of PSP9 Shares and PSBP Shares at the record date for PSP9 and PSBP meetings of shareholders referred to in Section 6.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's PSP9 Shares or PSBP Shares. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if The First National Bank of Boston (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to PSI), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders referred to in Section 6.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the parties hereto that the Mergers have been abandoned. If a Form of Election is revoked pursuant to this Section 2.5, the certificate or certificates or any guarantee of delivery in respect of the PSP9 Shares or PSBP Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Exchange Agent. The Exchange Agent may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Exchange Agent determines that any election to receive cash was not properly or timely made, the PSP9 Shares or PSBP Shares covered thereby shall not be treated as Cash Election Shares, and shall be converted in the Mergers as provided in Section 2.3.2 hereof. The Exchange Agent may, with the agreement of PSI, PSP9 and PSBP, establish such procedures, not inconsistent with this
Section 2.5, as may be necessary or desirable to implement this Section 2.5.

     2.6  Procedure for Proration.

          2.6.1 No Proration of PSP9 Shares. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP9 is 20% or less than the number of PSP9 Shares outstanding as of the record date for the meeting of shareholders of PSP9 referred to in Section 6.2, then each Cash Election Share of PSP9 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP9 Shares.

          2.6.2 No Proration of PSBP Shares. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSBP is 20% or less than the number of PSBP Shares outstanding as of the record date for the meeting of shareholders of PSBP referred to in Section 6.2, then each Cash Election Share of PSBP shall be converted in the Mergers into the right to receive the Cash Election Price for PSBP Shares.

          2.6.3 Proration of PSP9 Shares. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP9 exceeds 20%, then each Cash Election Share of PSP9 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP9 owned by a holder of PSP9 Shares that shall be converted into the right to receive the Cash Election Price for PSP9 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP9 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP9, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP9. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSP9 to receive the Cash Election Price for PSP9 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP9 exceeds 20% (but not 50%) of the number of PSP9 Shares outstanding as of the record date for the meeting of shareholders of PSP9 referred to in Section 6.2.

          2.6.4 Proration of PSBP Shares. If the aggregate number of Cash Election Shares and Dissenting Shares of PSBP exceeds 20%, then each Cash Election Share of PSBP shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSBP owned by a holder of PSBP Shares that shall be converted into the right to receive the Cash Election Price for PSBP Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSBP Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSBP, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSBP. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSBP to receive the Cash Election Price for PSBP Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSBP exceeds 20% (but not 50%) of the number of PSBP Shares outstanding as of the record date for the meeting of shareholders of PSBP referred to in Section 6.2.

     2.7 Dissenting Shares. PSP9 Shares and PSBP Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP9 Shares or PSBP Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP9 Shares or PSBP Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP9 Shares or PSBP Shares, such PSP9 Shares or PSBP Shares shall automatically be converted into the right to receive PSI Shares pursuant to Section 2.3.2 hereof.

         2.8 PSI Shares Unaffected. The Mergers shall effect no change in any of the outstanding PSI Shares and no outstanding PSI Shares shall be converted or exchanged as a result of the Mergers, and no cash shall be exchangeable, and no securities shall be issuable, with respect thereto.

         2.9 Cancellation of Shares Held or Owned by Parties. At the Effective Time, any PSP9 Shares and PSBP Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.10 Exchange of Certificates. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP9 Shares and PSBP Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to the Exchange Agent or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the PSP9 Shares and PSBP Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP9 Shares and PSBP Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PSP9 Shares and PSBP Shares in exchange for certificates evidencing PSI Shares.

         2.11  Status Until Surrendered.  Until surrendered as provided in
Section 2.10 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP9 Shares or PSBP Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the PSP9 Shares or PSBP Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP9 Shares or PSBP Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of PSP9 Shares or PSBP Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests pursuant to Section 2.4 hereof.

         2.12 Transfer of Shares. After the Effective Time, there shall be no further registration of transfers of PSP9 Shares and PSBP Shares on the records of PSP9 and PSBP, respectively, and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

     3.  Closing.

         3.1 Time and Place of Closing. If this Agreement is approved by the shareholders of either PSP9 or PSBP or both, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the applicable parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 Execution and Filing of Merger Agreement. At or before the Closing and after shareholder approval of either PSP9 or PSBP or both, the applicable parties shall execute and deliver the Merger Agreements, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreements, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

     4.  Representations, Warranties and Agreements of PSP9 and PSBP.

         4.1 Representations, Warranties and Agreements of PSP9. PSP9 represents, warrants and agrees with PSI that:

          4.1.1 Authorization. Subject to approval of this Agreement by the shareholders of PSP9, (i) the execution, delivery and performance of this Agreement by PSP9 has been duly authorized and approved by all necessary corporate action of PSP9, and (ii) PSP9 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.1.2 Organization and Related Matters. PSP9 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP9. PSP9 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.1.3 Capital Stock. The authorized capital stock of PSP9 consists solely of (i) 2,896,094 shares of Common Stock Series A ($.01 par value), 2,447,506 of which were issued and outstanding as of November 30, 1995. All of the issued and outstanding shares of Common Stock Series A of PSP9 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP9 is a party or by which it is bound calling for or requiring the issuance of any of PSP9's capital stock. PSP9's Common Stock Series B and C have been fully converted and are no longer authorized or outstanding.

          4.1.4 Consents and Approvals; No Violation. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP9, neither the execution and delivery of this Agreement nor the consummation by PSP9 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP9 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP9's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP9 or adversely affect the ability of PSP9 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP9 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP9 or adversely affect the ability of PSP9 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP9 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP9 or adversely affect the ability of PSP9 to consummate the transactions contemplated hereby.

          4.1.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP9, threatened against PSP9 or involving any of its properties or assets.

          4.1.6 SEC Reports. Since January 1, 1993, PSP9 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP9 SEC Reports").
None of the PSP9 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.1.7 Financial Statements. The financial statements included in the PSP9 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP9 as of their respective dates, and the results of operations of PSP9 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.1.8 Absence of Certain Changes or Events. Since January 1, 1995, the business of PSP9 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.1.9 S-4 Registration Statement and Joint Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSP9 for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement and Prospectus (as such terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement and Prospectus, at the time of the mailing of the Joint Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP9 and PSBP, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.1.10 Insurance. All material insurance of PSP9 is currently in full force and effect and PSP9 has reported all claims and occurrences to the extent required by such insurance.

          4.1.11 Disclosure. The representations and warranties by PSP9 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     4.2 Representations, Warranties and Agreements of PSBP. PSBP represents, warrants and agrees with PSI that:

          4.2.1 Authorization. Subject to approval of this Agreement by the shareholders of PSBP, (i) the execution, delivery and performance of this Agreement by PSBP has been duly authorized and approved by all necessary corporate action of PSBP, and (ii) PSBP has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.2.2 Organization and Related Matters. PSBP is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSBP. PSBP has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.2.3 Capital Stock. The authorized capital stock of PSBP consists solely of (i) 656,034 shares of Common Stock Series A ($.01 par value), 534,159 of which were issued and outstanding as of November 30, 1995. All of the issued and outstanding shares of Common Stock Series A of PSBP have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSBP is a party or by which it is bound calling for or requiring the issuance of any of PSBP's capital stock. PSBP's Common Stock Series B and C have been fully converted and are no longer authorized or outstanding.

          4.2.4 Consents and Approvals; No Violation. Assuming approval of the Mergers and of this Agreement by the shareholders of PSBP, neither the execution and delivery of this Agreement nor the consummation by PSBP of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSBP is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSBP's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSBP or adversely affect the ability of PSBP to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSBP is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSBP or adversely affect the ability of PSBP to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.2.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSBP or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSBP or adversely affect the ability of PSBP to consummate the transactions contemplated hereby.

          4.2.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSBP, threatened against PSBP or involving any of its properties or assets.

          4.2.6 SEC Reports. Since January 1, 1993, PSBP has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSBP SEC Reports"). None of the PSBP SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.2.7 Financial Statements. The financial statements included in the PSBP SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSBP as of their respective dates, and the results of operations of PSBP for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.2.8 Absence of Certain Changes or Events. Since January 1, 1995, the business of PSBP has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

              4.2.9 S-4 Registration Statement and Joint Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSBP for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement and Prospectus (as such terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement and Prospectus, at the time of the mailing of the Joint Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP9 and PSBP, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              4.2.10 Insurance. All material insurance of PSBP is currently in full force and effect and PSBP has reported all claims and occurrences to the extent required by such insurance.

              4.2.11 Disclosure. The representations and warranties by PSBP in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. Representations, Warranties and Agreements of PSI. PSI hereby represents, warrants and agrees with PSP9 and PSBP that:

         5.1 Authorization. Upon approval of this Agreement by the Board of Directors of PSI, (i) the execution, delivery and performance of this Agreement by PSI will have been duly authorized and approved by all necessary corporate action of PSI, and (ii) PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 Organization and Related Matters. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI. PSI has no direct or indirect equitable or beneficial interest in any other corporation, other than Public Storage Commercial Properties Group, Inc., PS Orangeco, Inc., PSCC, Inc. and a number of "qualified REIT subsidiaries."

         5.3 Capital Stock. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of Common Stock ($.10 par value), approximately 65,700,000 of which were issued and outstanding as of November 30, 1995, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), none of which were issued and outstanding as of November 30, 1995 and (iii) 50,000,000 shares of Preferred Stock ($.10 par value), 13,437,200 of which were issued and outstanding as of November 30, 1995. All of the issued and outstanding shares of Common Stock and Preferred Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. Other than shares subject to stock options, shares issuable upon the conversion of convertible preferred stock, shares of Common Stock and Class B Common Stock issuable in connection with the November 16, 1995 merger of Public Storage Management, Inc. into PSI and as provided in this Agreement, there are no options or agreements to which PSI is a party or by which it is bound calling for or requiring the issuance of any of PSI's capital stock. Upon the approval of the Mergers and this Agreement by the Board of Directors of PSI, the issuance of the PSI Shares in the Mergers will have been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will have been duly and validly issued, fully paid and nonassessable; and the shareholders of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

         5.4 Consents and Approvals; No Violation. Upon the approval of the Mergers and this Agreement by the Board of Directors of PSI, neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreements and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSI is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP9's and PSBP's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby.

         5.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

         5.6 SEC Reports. Since January 1, 1993, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 Financial Statements. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         5.8 Absence of Certain Changes or Events. Since January 1, 1995, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.9 S-4 Registration Statement and Joint Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement and Prospectus (as those terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement and Prospectus, at the time of the mailing of the Joint Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP9 and PSBP, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.10 Insurance. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

         5.11 Disclosure. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.  Covenants and Agreements.

         6.1 Ordinary Course. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI, PSP9 and PSBP will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. Neither PSP9 nor PSBP will issue any capital stock or debt securities convertible into capital stock. PSI, PSP9 and PSBP will promptly notify the others of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         6.2 Meetings of Shareholders. Each of PSP9 and PSBP will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by (i) in the case of PSP9, the affirmative vote of (A) a majority of the outstanding PSP9 Shares entitled to vote at the PSP9 shareholders meeting and (B) a majority of the PSP9 Shares voting at the meeting of PSP9 shareholders not held by PSI and its affiliates, and (ii) in the case of PSBP, the affirmative vote of (A) a majority of the outstanding PSBP Shares entitled to vote at the PSBP shareholders meeting and (B) a majority of the PSBP Shares voting at the meeting of PSBP shareholders not held by PSI and its affiliates.

         6.3 Tax Reporting. Each of PSI, PSP9 and PSBP agrees to report the Mergers for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         6.4 Acquisition Proposals. Neither PSP9 nor PSBP will initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP9 or PSBP, or any purchase of all or any significant portion of either of their assets, or any equity interest in either of them, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of either PSP9 or PSBP may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors of either PSP9 or PSBP to breach their fiduciary duty to the shareholders of the respective corporation under applicable law as advised by counsel. PSP9 and PSBP will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with either PSP9 or PSBP, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

         6.5 Registration and Proxy Statements. PSP9 and PSBP will promptly prepare and file with the SEC a joint preliminary proxy statement in connection with the vote of shareholders of PSP9 and PSBP with respect to the Mergers. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a joint proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of PSP9 Shares and PSBP Shares in the Mergers (such joint proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the shareholders of PSP9 and PSBP, being herein called the "Joint Proxy Statement and Prospectus"). PSI, PSP9 and PSBP will each use its best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP9 and PSBP will each use its best efforts to cause the Joint Proxy Statement and Prospectus to be mailed to its respective shareholders at the earliest practicable date. PSP9 and PSBP agree that if at any time prior to the Effective Time any event with respect to PSP9 and PSBP, respectively, should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP9 and PSBP and (ii) the Joint Proxy Statement and Prospectus will (with respect to PSP9 and PSBP) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP9 and PSBP and
(ii) the Joint Proxy Statement and Prospectus will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

         6.6 Best Efforts. Each of PSI, PSP9 and PSBP shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Mergers and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 Registration and Listing of PSI Shares. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

         6.8   Distributions.

               6.8.1 PSP9 Distributions. PSP9 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.___ per share, (ii) pre-Mergers cash distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP9 (as defined below) as of the Effective Time exceeds the estimated Net Asset Value of PSP9 as of March 31, 1996 and (iii) additional pre-Mergers cash distributions required to satisfy PSP9's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP9 is the sum of (a) the fair market value of PSP9's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of October 31, 1995, and (b) the book value of PSP9's non-real estate assets as of the date of determination, and less (c) PSP9's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP9's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

               6.8.2 PSBP Distributions. PSBP will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.___ per share, (ii) pre-Mergers cash distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSBP (as defined below) as of the Effective Time exceeds the estimated Net Asset Value of PSBP as of March 31, 1996 and (iii) additional pre-Mergers cash distributions required to satisfy PSBP's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSBP is the sum of (a) the fair market value of PSBP's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of October 31, 1995, and (b) the book value of PSBP's non-real estate assets as of the date of determination, and less (c) PSBP's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSBP's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

               6.8.3 PSI Distributions. PSI shall not, at any time prior to the Effective Time, declare, set aside or make payment of any cash distributions or distribution of assets to its shareholders except for regular quarterly dividends.

      7.  Conditions.

          7.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

               7.1.1 PSP9 and PSBP Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the shareholders of PSP9 and PSBP as contemplated by Section 6.2.

               7.1.2 Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may
be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSI, PSP9 or PSBP.

               7.1.3 Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

               7.1.4 Registration Statement. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

               7.1.5 Listing of PSI Shares on NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

               7.1.6 Fairness Opinion. The Boards of Directors of PSP9 and PSBP shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to them to the effect that the consideration to be received by the shareholders of PSP9 and PSBP in the Mergers is fair to such shareholders from a financial point of view, and such opinion shall not have been withdrawn or revoked.

               7.1.7 Tax Opinion. The Boards of Directors of PSI, PSP9 and PSBP shall have received a legal opinion of Hogan & Hartson that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

               7.1.8 PSI Board Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of PSI.

          7.2 Conditions to Obligations of PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

               7.2.1 Accuracy of Representations; Performance of Agreements. Each of the representations and warranties of PSP9 and PSBP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP9 and PSBP shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

               7.2.2 Certificate of Officers. PSI shall have received such certificates of officers of PSP9 and PSBP as PSI may reasonably request in connection with the Closing, including a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSP9 and PSBP, to the effect that, to the best of their knowledge, all representations and warranties of PSP9 and PSBP contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP9 and PSBP have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

               7.2.3 Title to Properties; Environmental Audits. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP9 and PSBP.

               7.2.4 Trading Price of PSI Shares. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP9 and PSBP provided for in Section 6.2 hereof (the "Average PSI Share Price") shall be not less than $18.

               7.2.5 Dissenting Shares. The number of Dissenting Shares shall be less than 5% of the outstanding PSP9 Shares in the case of PSP9 and less than 5% of the outstanding PSBP Shares in the case of PSBP.

          7.3 Conditions to Obligations of PSP9 and PSBP. The obligations of PSP9 and PSBP to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP9 and PSBP to the extent permitted by applicable law.

               7.3.1 Accuracy of Representations; Performance of Agreements. Each of the representations and warranties of PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

               7.3.2 Certificate of Officers. PSP9 and PSBP shall have received such certificates of officers of PSI as PSP9 and PSBP may reasonably request in connection with the Closing, including a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.4 Separate Mergers. Neither the merger of PSP9 into PSI nor the merger of PSBP into PSI is conditioned on the other. If the conditions to one of the Mergers are satisfied or waived, such merger will be consummated on the terms provided in this Agreement, notwithstanding that the conditions to the other Merger have not been satisfied or waived.

     8.  Termination.

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of PSI, PSP9 or PSBP.

         8.2 Termination by PSI, PSP9 or PSBP. This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of PSI, PSP9 or PSBP if (i) the Mergers shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the shareholders of PSP9, in the case of the merger of PSP9 into PSI, or the shareholders of PSBP, in the case of the merger of PSBP into PSI, shall have failed to approve this Agreement and the transactions contemplated hereby at their respective meetings of shareholders.

         8.3 Termination by PSI. This Agreement may be terminated by PSI, and the Mergers may be abandoned at any time prior to the Effective Time, as to the defaulting party if (i) PSP9 or PSBP shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply, or (ii) any representation or warranty of PSP9 or PSBP contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.4 Termination by PSP9 or PSBP. This Agreement may be terminated by PSP9 or PSBP and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Mergers pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     9.  Miscellaneous.

         9.1 Payment of Expenses. If the Mergers are consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Mergers are not consummated, each of PSI, PSP9 and PSBP shall pay its own expenses, except that any expenses incurred in connection with the printing of the S-4 Registration Statement and the Joint Proxy Statement and Prospectus, the real estate appraisals and environmental audits of PSP9's and PSBP's properties and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended shall be paid 50% by PSI, 25% by PSP9 and 25% by PSBP.

         9.2 Survival of Representations, Warranties and Covenants. The respective representations and warranties of PSI, PSP9 and PSBP contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Mergers and shall not survive the Effective

Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         9.3 Modification or Amendment. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of a party, no amendment shall be made which changes any of the principal terms of the Mergers or this Agreement, without the approval of such shareholders.

         9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         9.6 Interpretation. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         9.7 Headings. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 Parties in Interest. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         9.9 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

              If to PSI:

              Public Storage, Inc.
              600 North Brand Boulevard, Suite 300
              Glendale, California 91203-1241
              Attention:  Harvey Lenkin
                          President

              If to PSP9:

              Public Storage Properties IX, Inc.
              600 North Brand Boulevard, Suite 300
              Glendale, California 91203-1241
              Attention:  B. Wayne Hughes
                          Chief Executive Officer

              If to PSBP:

               PS Business Parks, Inc.
               600 North Brand Boulevard, Suite 300
               Glendale, California 91203-1241
               Attention:  B. Wayne Hughes
                           Chief Executive Officer

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         9.11 Assignment. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         9.12 Entire Agreement. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         9.13 Severable Provisions. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         9.14 Further Action. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP9 or PSBP, the officers of any Constituent Corporation are fully authorized in the name of PSP9 or PSBP or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                              PUBLIC STORAGE, INC.


                              By:   /s/ HARVEY LENKIN
                                 ---------------------------------
                                    Harvey Lenkin
                                    President


                              PUBLIC STORAGE PROPERTIES IX, INC.


                              By:   /s/ B. WAYNE HUGHES
                                 ---------------------------------
                                    B. Wayne Hughes
                                    Chief Executive Officer


                              PS BUSINESS PARKS, INC.


                              By:   /s/ B. WAYNE HUGHES
                                 ---------------------------------
                                    B. Wayne Hughes
                                    Chief Executive Officer

                                                         EXHIBIT A TO APPENDIX A

                              AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _______________, 1995, by and between PUBLIC STORAGE, INC., a California corporation ("PSI"), and [PUBLIC STORAGE PROPERTIES IX, INC., a California corporation ("PSP9") or PS BUSINESS PARKS, INC. ("PSBP")], with reference to the following:

          A. PSI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of 200,000,000 shares of Common Stock, $.10 par value (the "PSI Shares"), ___________ of which are issued and outstanding, and 50,000,000 shares of Preferred Stock ($.01 par value), ___________ of which are issued and outstanding.

          B. __________ was incorporated in _____ under the laws of California, and on the date hereof has __________ shares of Common Stock Series A, $.01 par value (the "_____ Shares") outstanding. __________'s Common Stock Series B and Common Stock Series C have been fully converted and are no longer authorized or outstanding.

          C. PSI, PSP9 and PSBP have entered into an Agreement and Plan of Reorganization dated as of December 13, 1995 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

          D. The Boards of Directors of PSI and __________ have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

               1.1 The Merger. At the Effective Time (as defined below), __________ will be merged with and into PSI (the "Merger") and PSI shall be the surviving corporation. PSI and __________ are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

               1.2 Effective Time. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of PSI and __________, are filed with the California Secretary of State (the "Effective Time").

               1.3   Effect of the Merger. At the Effective Time:

                     (a) The separate corporate existence of __________ shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of __________ and shall be subject to all the debts and liabilities of __________ in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of __________ shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against __________ may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                     (b) The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

                                     E.A-1

                     (c) The directors of PSI shall continue as directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                                   ----------

               2.1 Conversion of __________ Shares. The manner of converting the outstanding __________ Shares into cash and/or PSI Shares shall be as follows:

                     (a) At the Effective Time, subject to Section 2.6 of the Plan, each __________ Share as to which a cash election has been made in accordance with the provisions of Section 2.5 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.5 of the Plan (the "Cash Election Shares") shall be converted into and shall represent the right to receive $_______ in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

                     (b) At the Effective Time, subject to Sections 2.4, 2.5 and 2.7 of the Plan, each __________ Share (other than Cash Election Shares) shall be converted into ______ PSI Shares.

               2.2 No Fractional Shares. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of __________ Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such __________ shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. of the PSI Shares at the Effective Time by (ii) the fractional interest.

               2.3 Dissenting Shares. __________ Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for __________ Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of __________ Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to __________ Shares, such __________ Shares shall automatically be converted into the right to receive PSI Shares pursuant to
Section 2.1(b) hereof.

               2.4 PSI Shares Unaffected. The Merger shall effect no change in any of the outstanding PSI Shares and no outstanding PSI shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable and no securities shall be issuable, with respect thereto.

               2.5 Cancellation of Shares Held or Owned by Parties. At the Effective Time, any __________ Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

               2.6 Exchange of Certificates. After the Effective Time, each holder of a certificate theretofore evidencing outstanding __________ Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to First National Bank of Boston (the "Exchange Agent") or such other agent or agents

                                     E.A-2
as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the __________ Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of __________ Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing __________ Shares in exchange for certificates evidencing PSI Shares.

               2.7   Status Until Surrendered. Until surrendered as provided in
Section 2.6 hereof, each outstanding certificate which, prior to the Effective Time, represented __________ Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the __________ Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing __________ Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of __________ Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

               2.8 Transfer of Shares. After the Effective Time, there shall be no further registration of transfers of __________ Shares on the records of __________ and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

                                  ARTICLE III
                                  -----------

               3.1 Headings. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               3.2 Parties in Interest. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

               3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

               3.4 Further Action. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of __________, the officers of either Constituent Corporation are fully authorized in the name of __________ or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

               3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

                                     E.A-3

               3.6 Abandonment of Merger. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

               IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                              PUBLIC STORAGE, INC.



                              By: _____________________________
                                    Harvey Lenkin
                                    President



                              By: _____________________________
                                    Obren B. Gerich
                                    Senior Vice President


                              [PUBLIC STORAGE PROPERTIES IX, INC.
                                          or
                               PB BUSINESS PARKS, INC.]



                              By: _____________________________
                                    B. Wayne Hughes
                                    Chairman of the Board and
                                    Chief Executive Officer



                              By: _____________________________
                                    Obren B. Gerich
                                    Secretary


                                     E.A-4

                                                                    Appendix B-1



                              APPRAISAL OF A
                              FIFTEEN-PROPERTY PORTFOLIO
                              NATIONWIDE



                              PREPARED FOR
                              PUBLIC STORAGE INC. and
                              PUBLIC STORAGE PROPERTIES IX, INC.
                              600 NORTH BRAND BOULEVARD
                              3RD FLOOR
                              GLENDALE, CALIFORNIA



                              PREPARED BY
                              CHARLES R. WILSON & ASSOCIATES, INC.
                              595 EAST COLORADO BOULEVARD
                              SUITE -518-
                              PASADENA, CALIFORNIA 91101


                              OCTOBER  1995

   October 31, 1995

   PUBLIC STORAGE PROPERTIES IX, INC.
   and PUBLIC STORAGE INC.
   600 North Brand Boulevard, 3/rd/ Floor
   Glendale, California  91221

   Re:  Market Value Appraisal
        Fifteen-Property Portfolio
        Job File No. 950188

   Self-Storage
   ------------
   Project #00901     680 Hegenberger Road, Oakland, California
   Project #00902     12299 South Saratoga Sunnyvale Road, Saratoga, California
   Project #00903     9201 Liberty Road, Randallstown, Maryland
   Project #00904     2801 Avenue K, Plano, Texas
   Project #00905     12090 Fondren Road, Houston, Texas
   Project #00906     18 Hughes Street, Irvine, California
   Project #00909     900 West Layton Avenue, Milwaukee, WI
   Project #00910     1707 I-35 East, Carrollton, Texas
   Project #00911     3501 Lomita Boulevard, Torrance, California
   Project #00912     8523 Baymeadows Road, Jacksonville, Florida
   Project #00913     8939 East R.L. Thornton Freeway, Dallas, Texas
   Project #00914/*/  9811 North Freeway, Houston, Texas
   Project #00915     7 Wever Road, Baltimore, Maryland
   Project #00917     125 Railroad Avenue, New Haven, Connecticut

   Business Park
   -------------
   Project #00908     10-16 Hughes Street, Irvine, California

   /*/Includes retail/office space.

   Gentlemen:

   According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

   This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

   PURPOSE OF APPRAISAL
   --------------------

   The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger with Public Storage Inc.,
   (PSI).

   Market Value Appraisal
   Public Storage Properties IX, Inc.
   Page -3-

   This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of Public Storage Properties IX, Inc. (PSP9) or PSI in connection with the proposed merger.

   SCOPE OF ASSIGNMENT
   -------------------

   The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self storage investors, owners and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

   Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

   VALUE CONCLUSIONS
   -----------------

   Aggregate Market Value

   The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

   Based upon the analysis made, it is our opinion that the Fee Simple Market Value of the Portfolio, as of October 31, 1995, is:

                FORTY FIVE MILLION FOUR HUNDRED THOUSAND DOLLARS
                ------------------------------------------------
                                 ($45,400,000)

   Sincerely
   CHARLES R. WILSON & ASSOCIATES, INC.

   /S/ CHARLES R. WILSON

   Charles R. Wilson, MAI, CRE
   State of California
   Certification #AG002172

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio

NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

Property Identification and Classification

The subject properties are located in 15 separate locations in seven states and are specifically identified by street address below:

                                                                              Net    No.
                                                                      Rentable SF  Units
                                                                      -----------  -----
Self-Storage
------------
      00901    680 Hegenberger Road, Oakland, CA....................       59,295    497
      00902    12299 S. Saratoga Sunnyvale Road, Saratoga, CA.......       88,003    689
      00903    9201 Liberty Road, Randallstown, MD..................       74,750    652
      00904    2801 Avenue K, Plano, TX.............................       51,850    453
      00905    12090 Fondren Road, Houston, TX......................       57,610    464
      00906    18 Hughes, Irvine, CA................................       60,500    501
      00909    900 West Layton Avenue, Milwaukee, WI................       53,650    443
      00910    1707 I-35 East, Carrollton, TX.......................       56,775    472
      00911    3501 Lomita Boulevard, Torrance, CA..................       53,867    795
      00912    8523 Baymeadows Road, Jacksonville, FL...............       58,550    458
      00913    8939 East R.L. Thornton Freeway, Dallas, TX..........       41,350    329
      00914    9811 North Freeway, Houston, TX......................       67,625    499
      00915    7 Wever Road, Baltimore, MD..........................       57,325    512
      00917    123 Railroad Avenue, New Haven, CT...................       54,175    443
                                                                          -------  -----
Subtotal Self-Storage...............................................      835,325  7,207

Business Parks
--------------
      00908    10-16 Hughes Street, Irvine, CA......................       70,286     34
  /*/ 00916    9811 North Freeway, Houston, TX......................       46,580     26
                                                                          -------  -----
Subtotal Business Park..............................................      116,866     60

TOTAL COMBINED......................................................      952,191  7,267
                                                                          =======  =====

/*/Represents business park component of property 00914.

Purpose, Function and Scope of the Appraisal

The purpose of this appraisal is to estimate the Fee Simple Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, Public Storage Properties IX, Inc. (PSP9), and their advisors in connection with the proposed merger of PSP9 with Public Storage, Inc. (PSI).

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc. and PSP9. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .   Inspections were conducted by Charles R. Wilson, MAI/CRE or a representative of Charles R. Wilson & Associates, Inc.

 .   Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio


 . Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US.

 . A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

 . Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R.
  Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 23,600 self storage facilities.

 . Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 . In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 200 self storage facilities during the past twelve months.

 . Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc.

 . The Sales Comparison Approach is based on 51 sales of self storage facilities which have occurred since September 1994.

 . Two of the subject properties are business parks. Three of the self-storage properties contain office or retail/showroom type space. Rental income and expense information for these facilities were derived in the same manner as the self storage data, including lease summaries. The capitalization and yield rates reflect these improvements.

Property Rights Appraised

The property rights appraised consist of the Fee Simple Estate. Due to the short-term, month-to-month tenancies in the facilities, and the fact that rents are at market levels, a Fee Simple Interest is appropriate.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 2nd
Edition, 1989, p. 123, "Fee Simple Estate" is defined as:   "Absolute ownership
unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation."

Market Value Definition

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio


5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart
        C-Appraisals, 34.43 Definitions [f].

MARKET OVERVIEW

An overall analysis of the self storage marketplace is important, because supply and demand for space plays a key role in determining a property's value. This overview summarizes factors that apply to the portfolio's property type and analyzes the trends in supply and demand.

In survey after survey, we have found that self storage investors believe capitalization rates are in the 10% to 11% range, which is supported by our analysis of over 531 sales nationwide. Our analysis of 531 sales over the past eleven years shows that capitalization rates have not changed significantly over time. They typically range between 10% and 11%, excluding un-stabilized or distress facilities.

Value changes occur as a result of variations in collected income, primarily effected by occupancy, and due to variations in expenses. The perceived risk on the part of major investors has not changed significantly. This is particularly true when comparing capitalization rates for self storage facilities to capitalization rates for multi-tenanted industrial buildings.

In 1994, most operators played catch up on rental rates. Physical and economic occupancy reached the 90% plus level. Thus, owners and operators started increasing rents to existing tenants who had been paying below market rates. At the same time rental concessions were eliminated. Therefore, the significant increases we observed during 1994 and most of 1995 should start to slow. Future rental increases should occur at a more normal pace consistent with or somewhat below the general inflation rate within a range of 3% to 3.5% annually.

Significant market improvement occurred as the result of a total lack of new construction during the past several years. This allowed demand to catch up with the huge supply of space that was placed on the market during the late 1980's.

Based upon the appraisal of over 200 facilities during the past 12 months, and upon the information from the Self Storage Data Systems, Inc. database of actual operating histories, we can draw the following conclusions about today's national self storage market:

 .    Collected income nationwide should continue to increase, but at slower rates than was experienced during the past 18 to 24 months. Rental concessions have declined or have ceased altogether in most markets.

 .    Economic occupancy has stabilized at slightly over 90% in most markets.

 .    While more lenders are looking closely at self storage, construction financing is still limited to a relatively few smaller size banks. However, several markets have numerous proposed construction projects.

 .    Capitalization rates of well located, properly designed and managed, stabilized facilities are generally in the 10% to 11% range nationwide. Sales in Southern California are toward the lower end of that range.

 .    Property values have been increasing due to increases in collected income and not due to lower capitalization rates.

 .    The investment market for self storage facilities continues to improve faster than other property types which are still recovering from the overbuilding that occurred in the 1980s.

In short, the self storage market is strong and should remain so in the foreseeable future. The continued lack of construction financing should prevent massive overbuilding in the near term. We would expect that in most markets, increased rental rates will shortly encounter tenant resistance.

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio

VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd
        Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value all properties.

Inspections were made of each property and interviews with PSMI personnel were conducted to learn of any deferred maintenance items that needed correcting, any known environmental conditions, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

Valuation Analysis

Income Approach
---------------

The Income Approach utilized both direct and yield capitalization. In both instances, the analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels. In addition, we reviewed each property's previous four year's operating statement. Ancillary income included: late fees, administrative fees, lock sales, packing material sales, etc. Rental concessions if any were analyzed and taken

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio

into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

Using direct capitalization, the net operating income was capitalized into a value estimate using overall capitalization rates derived directly from the market (see Sales Comparison Approach below). Overall capitalization rates in the market generally ranged from 10% to 11%.

In applying yield capitalization, we studied acquisition criteria of investors in self storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self storage facilities, ending on June 30, 2005 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% to 3.5% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate between 10.25% and 10.5% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 13% and 13.50%.

A ten-year discounted cash flow analysis of the two business park projects ending in August 2006 was also prepared. Using the investment criteria discussed above, an escalation rate of 4% was used to inflate income and expenses on both business parks reflective of expectation of the parks. For California properties, real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at two percent per annum. The residual value of each property was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10.50% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using unleveraged discount rates of 12.25% to 12.75%.

The indicated value of the portfolio based upon the Income Approach is $45,554,000.

Sales Comparison Approach
-------------------------

In the Sales Comparison Approach, we relied upon an analysis of 51 sales of self storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration. Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value ranged between $41,900,000 and $48,560,000.

Value Conclusion
----------------

Considering that the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from both approaches was then reconciled into our final value conclusion of $45,400,000. Most weight was given the Income Approach, as this is the methodology employed by today's investors in self storage.

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were available. It is assumed that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or SRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties Fund IX and it's property manager PSMI. Charles R. Wilson & Associates, Inc. assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6. This report invokes the Departure Provision as follows:

   Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations,
   special assessments, ordinances, or other items of a similar nature".   The
   effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

   Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances.

   Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: ...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised;..." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

Appraisal: Public Storage Properties IX, Inc., 15-Property Portfolio


CERTIFICATION


The appraiser certifies, to the best of his knowledge and belief, that:

-  The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties IX, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, October 31, 1995, Charles R. Wilson, MAI/CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between August 18 and October 20, 1995.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, October 31, 1995, indicates that the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of October 31, 1995 in Fee Simple estate is: $45,400,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.


/S/ CHARLES RAY WILSON
----------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

                              VOLUME II
                              PUBLIC STORAGE PROPERTIES IX, INC.
                              A -15- PROPERTY
                              PORTFOLIO VALUATION





                              SUPPORTING DOCUMENTATION
                              TO THE MARKET VALUE APPRAISAL
                              DATED OCTOBER 1995



                              CHARLES R. WILSON & ASSOCIATES, INC.
                              595 EAST COLORADO BOULEVARD
                              SUITE 518
                              PASADENA, CALIFORNIA 91101

     October 31, 1995




     PUBLIC STORAGE PROPERTIES IX, INC.
     and PUBLIC STORAGE INC.
     600 North Brand Boulevard
     3rd Floor
     Glendale, California  91221


     Re:    Support Documentation for Market Value Appraisal
            PUBLIC STORAGE PROPERTIES IX, INC.
            -15- Property Portfolio


     Gentlemen:

     Pursuant to your request, enclosed is supporting documentation compiled in connection with the above referenced portfolio appraisal report, dated October 27, 1995. The information contained herein supports the conclusions of the above referenced appraisal report and should only be used in evaluating such report. No opinion is expressed as to the value of a single property nor should any other conclusion be drawn with respect to the information presented herein.

     No reference may be made to any data contained herein without the written consent of Charles R. Wilson & Associates, Inc.


     CHARLES R. WILSON & ASSOCIATES, INC.

INCOME  APPROACH

Project
Number                                                               Value
-------                                                             -------
Self-Storage
   00901  680 Hegenberger Road, Oakland, CA...............        $ 3,550,000
   00902  12299 S. Saratoga Sunnyvale Road, Saratoga, CA..          7,810,000
   00903  9201 Liberty Road, Randallstown, MD.............          4,530,000
   00904  2801 Avenue K, Plano, TX........................          2,160,000
   00905  12090 Fondren Road, Houston, TX.................          1,800,000
   00906  18 Hughes, Irvine, CA...........................          3,090,000
   00909  900 West Layton Avenue, Milwaukee, WI...........          1,800,000
   00910  1707 I-35 East, Carrollton, TX..................          1,920,000
   00911  3501 Lomita Boulevard, Torrance, CA.............          4,720,000
   00912  8523 Baymeadows Road, Jacksonville, FL..........          2,370,000
   00913  8939 East R.L. Thornton Freeway, Dallas, TX.....          1,040,000
   00914  9811 North Freeway, Houston, TX.................          1,470,000
   00915  7 Wever Road, Baltimore, MD.....................          2,800,000
   00917  125 Railroad Avenue, New Haven CT...............          2,450,000
                                                                  -----------
Subtotal Self-Storage.....................................        $41,510,000

Business Parks
   00908  10-16 Hughes Street, Irvine, CA.................          3,300,000
/*/00916  9811 North Freeway, Houston, CA.................            744,000
                                                                  -----------
Subtotal Business Parks...................................          4,044,000
                                                                  -----------

TOTAL PORTFOLIO...........................................        $45,554,000
                                                                  ===========

/*/Business park component of property 00914.


SALES COMPARISON APPROACH

During the course of this and other recent assignments, we have investigated sales of self storage facilities nationwide. Our research disclosed 51 sales which have transferred during the past 12 months wherein information on sale price per square foot, effective gross income multipliers and overall capitalization rate data was available.

In the Income Approach, we relied upon this information in estimating the residual capitalization rates in performing Direct Capitalization and considered the range in Effective Gross Income Multipliers when evaluating the results of our discounted cash flow analyses.

A summary of all the pertinent sales data disclosed is included in the addenda of this report. This data set establishes the value parameters applicable to the subject portfolio. An analysis of this data suggests a strong correlation (R-Square of 0.94) between net operating income and sales price on a per square foot basis. That is to say, given the net operating income per square foot, one can predict the probable selling price with a considerable degree of confidence.

In this instance, we have several years of actual operating history upon which to estimate stabilized net operating income. The portfolio's stabilized net operating income is $4.94 per square foot and based upon the analysis of the sales in the addenda, the value of the portfolio should be approximately $47.30 per square foot. We have included the two business parks which represent 10% of the total NOI and 14% or the total square footage. Using one standard deviation, the range would be between $44.00 and $51.00 per square foot.

Based upon our valuation conclusion as derived by the Income Approach, the subject's value equates to $47.84 per square foot and is within a reasonable range.

Thus, it is our opinion the indicated value of the portfolio by the Sales Comparison Approach using a regression analysis is $45,040,000 or $47.30 per square foot.

RECONCILIATION

Income Approach.......................................     $45,554,000
Sales Comparison Approach.............................     $45,040,000


The Income Approach was premised upon actual operating history that is supported by information on the performance of competitive facilities within the market. Overall capitalization rates were derived directly from the comparables which have transferred within the past few months. Most emphasis has been placed on this approach.

The Sales Comparison Approach supports the conclusion reached by the Income Approach. The quality of the comparable data would dictate most weight be given the Income Approach as it most closely reflects the actual performance of the entire portfolio.

                          Final Value Conclusion as of
                              October 31, 1995 is:

                FORTY FIVE MILLION FOUR HUNDRED THOUSAND DOLLARS
                ------------------------------------------------
                                 ($45,400,000)

                                                                    Appendix B-2



                              APPRAISAL OF A
                              PS BUSINESS PARK (05101)
                              OLD OAKLAND ROAD
                              1630 OLD OAKLAND ROAD
                              SAN JOSE, CALIFORNIA



                              PREPARED FOR
                              PS BUSINESS PARKS, INC.
                              and PUBLIC STORAGE, INC.
                              600 NORTH BRAND BOULEVARD
                              THIRD FLOOR
                              GLENDALE, CALIFORNIA



                              PREPARED BY
                              CHARLES R. WILSON & ASSOCIATES, INC.
                              595 EAST COLORADO BOULEVARD
                              SUITE -518-
                              PASADENA, CALIFORNIA 91101


                              NOVEMBER 1995

November 1, 1995

PS BUSINESS PARKS, INC.
and PUBLIC STORAGE, INC.
600 North Brand Boulevard, 3rd Floor
Glendale, CA 91203

Re:  Market Value Appraisal
     PS Business Park - Old Oakland Road
     PSI Project 05101
     1630 Old Oakland Road, San Jose, CA
     Job File #950205

Gentlemen:

In accordance with your request and authorization, we have appraised the above-referenced multi-tenant industrial park and formed an opinion of its Leased Fee Market Value. The subject property consists of a four-building 173,237 gross / rentable square foot industrial park. The buildings have concrete tilt-up and wood frame construction and are demised into smaller research/light industrial/office units which average 1,520 square feet. The property is located in the City of San Jose, in Santa Clara County.

The park was constructed in 1986 and is currently 99% occupied by a variety of non-credit office and light industrial tenants. Based on the overall occupancy of the park and our survey of the market, the subject is at its long term level of stabilized occupancy.

The accompanying report, of which this letter is a part, is a restricted report of a complete appraisal performed on the subject property. This complete appraisal has been performed under the self-contained appraisal report option of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. This report is presented in a restricted format and cannot be fully understood without additional information contained in the complete self-contained appraisal report.

This report is intended for use only the clients or their advisors. It may be included in and referred to in solicitation materials filed with the Securities and Exchange Commission and distributed to the shareholders of PS Business Parks, Inc. (PSBP) or Public Storage Inc. (PSI) in connection with the proposed merger.

The following value estimate is based on a marketing time of nine months. Support for this conclusion is based upon conversations with market participants, as well as evidence from comparable sales. We have estimated that nine months represents a reasonable time frame whereby the subject should capture market attention and solidify a sale at or around the estimated value.

Based upon an inspection of the subject environs and all discoverable factors that influence value, it is our conclusion that the Leased Fee Market Value of the property described in this report, as of October 31, 1995, is:

                  ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                 ($11,500,000)

PS Business Parks, Inc.
Project 05101
Page Two


Steven R. Norris, MAI, inspected the subject property. Charles Ray Wilson, MAI, CRE did not inspect the subject of this appraisal; however, he has reviewed the accompanying report and concurs with the value estimate. The above value estimate is predicated on the Assumptions and Limiting Conditions stated in this report. We appreciate the opportunity to be of service to PS Business Parks, Inc., and Public Storage, Inc., and we look forward to future consultations at your request.


Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.


/S/ STEPHEN R. NORRIS
----------------------------
Steven R. Norris, MAI
State of California
Certification No. AG001677


/S/ CHARLES RAY WILSON
----------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

                               APPRAISAL SUMMARY


Client:                     PS Business Parks, Inc., and
                            Public Storage, Inc.

Owner of Record:            PS Business Parks, Inc.

Location:                   1630 Old Oakland Road
                            San Jose, California

Assessor's Parcel:          No. 241-17-002, 006, 007 and 008
Map Page:                   Santa Clara County, Thomas Bros., Pg. 55-A3

Purpose and Function
of Appraisal:               The purpose of this appraisal is to estimate the
                            Leased Fee Market Value; the function is to assist the clients in establishing value in connection with a proposed sale or merger transaction.

Interest Appraised:         Leased Fee
Date of Value:              October 31, 1995

Land Area:                  358,063 SF / 8.22 Acres
Zoning:                     PD (Planned Development - Industrial)

Improvements:               Four-building industrial park containing 173,237
                            gross and rentable square feet. The improvements were constructed in 1986.

Remaining Economic Life:    31 years

Environmental Information:  No hazardous conditions were observed during our routine site inspection.

Flood Zone:                 The subject is not located in a Special Flood Hazard
                            Area.

Seismic Zone:               The subject is not located within an Alquist-Priolo
                            Seismic Zone.



                            Market Value Conclusions
                             As of October 31, 1995

Replacement Cost Approach......................................  $ 9,300,000
Income Capitalization Approach.................................  $12,000,000
Sales Comparison Approach......................................  $11,300,000

Reconciled Conclusion..........................................  $11,500,000

                              NATURE OF ASSIGNMENT

Property Identification and Classification
------------------------------------------

The subject property is located in Santa Clara County, and specifically in the City of San Jose. It consists of a four-building 173,237 rentable square foot industrial park, constructed in 1986. The development is currently 99% occupied.

Purpose, Intended Use and Scope of the Appraisal
------------------------------------------------

The purpose of this appraisal is to estimate the Leased Fee Market Value as of October 31, 1995.

The intended use of this appraisal is to assist the client in establishing value in connection with a proposed sale or merger transaction.

The scope of this assignment involved:

  1.  An inspection of the subject site;

  2.  An inspection of the subject buildings;

  3. A search of the public records for sales of land parcels within the neighborhood;

  4. A regional search for improved sales and rental income data for comparable business park developments;

  5. The verification of the real property transfers with buyers, sellers, brokers, and appraisers; and,

  6.  Research of local leasing activity and overall condition of the market.

Effective Date of the Appraisal
-------------------------------

The effective date of this appraisal report is October 31, 1995. Unless otherwise stated, all factors pertinent to a determination of value were considered as of this date. The property was inspected on August 31, 1995 by Steven R. Norris, MAI.

Property Rights Appraised (Leased Fee Interest)
-----------------------------------------------

The type and duration of tenancies in the park indicate that a Leased Fee valuation is the best reflection of market value. According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993, page 204, the
           -----------------------------------
term "leased fee estate," as used in this report, is defined as follows:

  "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

The appraisal is a valuation of the Real Estate only.

Market Value Definition
-----------------------

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1. Buyer and seller are typically motivated;

     2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

     3. A reasonable time is allowed for exposure on the open market;

     4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].)

VALUATION METHODOLOGY

Analysis and Valuation of the subject property involved determining the highest and best use of the site, estimating the value of the subject by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the property, we believe that the facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use, as improved and as if vacant, is its existing use as an industrial park. No other use would warrant the removal of these existing improvements and bring a higher return to the land. As such, the subject is considered the highest and best use of the site as improved.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approaches.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility.

This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

Valuation Analysis

Cost Approach
-------------

The Cost Approach requires valuing the site as if vacant and estimating the costs associated with replacing the building and site improvements. Deducted from the replacement cost of the improvements is all evidence of depreciation. The resulting figure plus the estimated land value provides a value indication by the Cost Approach.

The first step of the Cost Approach is to estimate the value of the subject site as if vacant. The methodology used was a Sales Comparison Approach. Land sales of three sites within the subject area and within similar type environments were surveyed and compared to the subject.

The second step within this Cost Approach is to estimate the replacement cost new. The replacement cost new is composed of direct costs, indirect costs, and entrepreneurial profit. The costs associated with the actual building and site improvements are segregated into direct or hard costs and indirect or soft costs. Direct costs are primarily building materials and labor. Indirect costs involve permits, fees, taxes, plans, insurance, interim financing, leasing commissions, and other related adjunct costs. Entrepreneurial profit is an additional cost that reflects a return to the developer for taking the risk associated with developing the project. Profit can vary depending on the type of project, as well as market conditions. As indicated, the sum of these three items is called the Replacement Cost New.

After the reproduction cost new is calculated, all forms of depreciation including physical, functional, and external depreciation are deducted from the replacement cost new of the improvements. This depreciated reproduction cost is then added to the estimated land value in order to provide a value indication by the Cost Approach.

The indicated value of the property using the Cost Approach is $9,300,000.

Income Approach
---------------

The Income Approach utilized both direct and yield capitalization. In both instances, the analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels. In addition, we reviewed the property's previous four year's operating statement.

Using direct capitalization, the net operating income was capitalized into a value estimate using overall capitalization rates derived directly from the market (see Sales Comparison Approach below). Overall capitalization rates in the market generally indicated a 10% rate is appropriate for the subject property.

In applying yield capitalization, we studied acquisition criteria of investors in self storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the property ending in August 2006 was also prepared. Using the investment criteria discussed above, an escalation rate of approximately 4% was used to inflate income and expenses reflective of expectation of the property. For California properties, real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at 2% per annum. The residual value of the property was determined by capitalizing the eleventh year income at a terminal capitalization rate of 11.0% and then deducting 2% for sales costs. The yearly cash flows and the property's residual values were discounted to present worth using an unleveraged discount rates of 12.0%.

The indicated value of the property based upon the Income Approach is $12,000,000.

Sales Comparison Approach
-------------------------

The Sales Comparison Approach compared the subject property to five comparable multi-tenant business park facilities having quality space similar to the subject in the regional area of the subject facility which have recently been sold or are listed for sale. The cost per square foot of each of these facilities was adjusted to be comparable to the subject.

Based on a concluded value of $65.00 per square foot, the indicated of the subject property using the Sales Comparison Approach is $11,300,000.

Reconciliation
--------------

The indicated values for the subject property as of October 31, 1995, are as follows:

                                                              Market
                                                               Value
                                                            -----------
Replacement Cost Approach.................................  $ 9,300,000
Income Capitalization Approach............................  $12,000,000
Sales Comparison Approach.................................  $11,300,000

Reconciled Conclusion.....................................  $11,500,000

In the final value conclusion, equal consideration was given to both the Income Approach and Sales Comparison Approaches. The Cost Approach was viewed primarily as a check on the two other approaches to value, and given no weight in the final value estimate.

Therefore, the Leased Fee Market Value, as of October 31, 1995, is:

                  ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                 ($11,500,000)



                           ESTIMATE OF MARKETING TIME

The above value estimate is based on a marketing time of nine months. Support for this conclusion is based upon conversations with market participants, as well as evidence from the comparable sales. We have estimated that nine months represents a reasonable time frame whereby the subject should capture market attention and solidify a sale at or around the estimated value.

                       ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis and indicate its impact on value." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the property. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The property is appraised assuming it will be under responsible ownership and competent management, and available for its highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The property is appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were available. It is assumed that there are no sub-surface, toxic waste or building material hazards in the property that would adversely affect its existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof. Should client have concern over the existence of such substances on the property, we consider it imperative for you to retain the services of a qualified, independent engineer or contractor to determine the existence and extent of any hazardous materials, as well as the cost associated with any required or desirable treatment or removal thereof.

13. The lack of proper tenant screening, in some instances, has led to the abandonment of toxic and hazardous materials in some facilities. We assume this has not occurred in the subject of this appraisal.

14. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the property is subject to surface entry for the exploration or removal of such materials except as is expressly stated.

15. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

16. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

17. The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

18. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

19. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

20. Disclosure of the contents of this appraisal report is governed by the By-Laws and regulations of the Appraisal Institute.

21. Except as consented to in the Letter Transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or SRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

                                 CERTIFICATION

The appraisers certify, to the best of their knowledge and belief, that:

-  The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- The appraisers have no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- Receipt of the appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

- The appraisers' analyses, opinions and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, and the Uniform Standards of Professional Appraisal Practice (USPAP). The appraisers have not relied upon any departure provisions of USPAP.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, Steven R. Norris, MAI, and Charles Ray Wilson, MAI, CRE, have completed the requirements of the continuing education program of the Appraisal Institute.

- The subject of this appraisal was inspected by Steven R. Norris, MAI. Charles Ray Wilson, MAI, CRE has not made a personal inspection of the property that is the subject of this report, but he has reviewed this report and concurs with the value conclusion.

- Our firm's analyses, opinions and conclusions were developed and this report is intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

-  No one provided professional assistance to the persons signing this report.

- The appraisers' estimate of "as is" market value for the subject property in Leased Fee Estate as of the date of value is as follows: $11,500,000.

- The appraisers have extensive experience in appraising properties similar to the subject.



/S/ STEPHEN R. NORRIS                   /S/ CHARLES RAY WILSON
-----------------------------           ------------------------------
Steven R. Norris, MAI                   Charles Ray Wilson, MAI, CRE
State of California                     State of California
Certification No. AG001677              Certification No. AG002172

ROBERT A. STANGER & CO. INC.                                        Appendix C-1




The Special Committee of
  The Board of Directors of
Public Storage Properties IX, Inc.
600 North Brand Boulevard
Glendale, CA  91203

Gentlemen:

     We have been advised that Public Storage Properties IX, Inc. ("PSP9") is entering into a transaction (the "Transaction") in which PSP9 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP9 will be asked to approve the merger of PSP9 into PSI and the conversion of outstanding shares of PSP9 Common Stock Series A (other than shares held by shareholders of PSP9 who have properly exercised dissenters rights under California law ("Dissenting Shares")) into newly issued shares of PSI Common Stock or, at the option of the PSP9 shareholders with respect to up to 20% of the outstanding PSP9 Common Stock, or 489,501 shares of PSP9 less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP9 Common Stock, other than Dissenting Shares held by PSP9 shareholders, will be converted into $18.64 (the net asset value per share of PSP9 Common Stock based on an independent appraisal of PSP9's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP9. We also have been advised that (i) cash distributions will be made to the shareholders of PSP9 prior to the consummation of the Transaction to the extent required to cause PSP9's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP9's net asset value as of March 31, 1996 contained in the Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated January 31, 1996, and (ii) if additional cash distributions are required to satisfy PSP9's REIT distribution requirements for 1995 and are paid to PSP9 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP9 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP9, from a financial point of view, of the Consideration to be received in the Transaction.

ROBERT A. STANGER & CO. INC.


     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Joint Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission on January 31, 1996;

     . Reviewed PSP9's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1992, 1993 and 1994, and PSP9's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, which reports PSP9's management and PSI's management have indicated to be the most current financial statements available;

     . Reviewed the PSI pro forma financial statements and pro forma schedules prepared by PSP9's management and PSI's management;

     . Reviewed the MAI-certified portfolio appraisal of the fifteen properties owned by PSP9 dated October 31, 1995 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP9 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by PSP9, and based in part on the Appraisal, of the current net liquidation value per common share of PSP9's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP9;

     . Discussed with members of senior management of PSP9 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP9, current and projected operations and performance, financial condition and future prospects of PSP9 and PSI;

     . Reviewed historical market prices, trading volume and dividends for PSP9 and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Joint Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP9 and PSI. We have not performed an independent appraisal of the assets and

ROBERT A. STANGER & CO. INC.


liabilities of PSP9 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates. We have also relied on the assurance of PSP9 and PSI that any pro forma financial statements, projections, budgets, or value estimates contained in the Joint Proxy Statement and Prospectus or otherwise provided to us were reasonably prepared on bases consistent with actual historical experience and reflecting the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP9 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP9 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the merger of PSMI into PSI or relating to PSI's continued qualifications as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP9, from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP9 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ ROBERT A. STANGER & CO., INC.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
January 31, 1996

ROBERT A. STANGER & CO. INC.                                        Appendix C-2





The Special Committee of
  The Board of Directors of
PS Business Parks, Inc.
600 North Brand Boulevard
Glendale, CA  91203

Gentlemen:

     We have been advised that PS Business Parks, Inc. ("PSBP") is entering into a transaction (the "Transaction") in which PSBP will be merged with and into Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSBP will be asked to approve the merger of PSBP into PSI and the conversion of outstanding shares of PSBP Common Stock Series A (other than shares held by shareholders of PSBP who have properly exercised dissenters rights under California law ("Dissenting Shares")) into newly issued shares of PSI Common Stock or, at the option of the PSBP shareholders with respect to up to 20% of the outstanding Common Stock, or 106,832 shares of PSBP less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSBP Common Stock, other than Dissenting Shares held by PSBP shareholders, will be converted into $19.59 (the net asset value per share of PSBP Common Stock based on an independent appraisal of PSBP's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSBP. We also have been advised that (i) cash distributions will be made to the shareholders of PSBP prior to the consummation of the Transaction to the extent required to cause PSBP's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSBP's net asset value as of March 31, 1996 contained in the Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated January 31, 1996, and (ii) if additional cash distributions are required to satisfy PSBP's REIT distribution requirements for 1995 and are paid to PSBP shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSBP has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSBP, from a financial point of view, of the Consideration to be received in the Transaction.

ROBERT A. STANGER & CO. INC.


     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Joint Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission on January 31, 1996;

     . Reviewed PSBP's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1992, 1993 and 1994, and PSBP's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, which reports PSBP's management and PSI's management have indicated to be the most current financial statements available;

     . Reviewed the PSI pro forma financial statements and pro forma schedules prepared by PSBP's management and PSI's management;

     . Reviewed the MAI-certified appraisal of the sole property owned by PSBP dated October 31, 1995 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSBP and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed internal financial analyses and forecasts prepared by PSBP, and based in part on the Appraisal, of the current net liquidation value per common share of PSBP's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSBP;

     . Discussed with members of senior management of PSBP and PSI conditions in business parks property markets and the local market of the property, conditions in the market for sales/acquisitions of properties similar to that owned by PSBP, current and projected operations and performance, financial condition and future prospects of PSBP and PSI;

     . Reviewed historical market prices, trading volume and dividends for PSBP and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Joint Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSBP and PSI. We have not performed an independent appraisal of the assets and liabilities of PSBP or PSI and have relied upon and assumed the accuracy of the appraisal performed by Charles R. Wilson & Associates. We have also relied on the assurance of PSBP and PSI that any pro forma financial statements, projections, budgets, or value estimates

ROBERT A. STANGER & CO. INC.


contained in the Joint Proxy Statement and Prospectus or otherwise provided to us were reasonably prepared on bases consistent with actual historical experience and reflecting the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the property or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSBP and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSBP or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the merger of PSMI into PSI or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSBP, from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSBP that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ ROBERT A. STANGER & CO., INC.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
January 31, 1996

                                                                      Appendix D

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS



(S) 1300.  Right to Require Purchase -- "Dissenting Shares" and "Dissenting
           Shareholder" Defined.

           (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

           (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

               (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
      Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

               (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
      (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

               (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
      Section 1301.

               (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

           (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. Demand for Purchase.

           (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

           (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

           (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. Endorsement of Shares.

           Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. Agreed Price -- Time for Payment.

           (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

           (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. Dissenter's Action to Enforce Payment.

           (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

           (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

           (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. Appraisers' Report -- Payment Costs.

           (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

           (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

           (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

           (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

           (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(S) 1306. Dissenting Shareholder's Status as Creditor.

           To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. Dividends Paid as Credit Against Payment.

           Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. Continuing Rights and Privileges of Dissenting Shareholders.

           Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. Termination of Dissenting Shareholder Status.

           Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

           (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

           (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

           (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

           (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. Suspension of Proceedings for Payment Pending Litigation.

           If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. Exempt Shares.

           This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. Attacking Validity of Reorganization or Merger.

           (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

           (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

            (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                    Appendix E-1



                      Proposed Amendment to PSP9's Bylaws



  Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP9 so that Section 8 would read in its entirety as follows:

      Section 8.  Restrictions on Transactions with Affiliates.
                  --------------------------------------------

          (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates.

          (b) The corporation shall not sell or lease property to PSI or its affiliates, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties and (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases.

          (c) No loans may be made by the corporation to PSI or any of its affiliates.

          (d) Except as permitted by Section 8(a) of this Article IX, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

          (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

          (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-2



                      Proposed Amendment to PSBP's Bylaws



  Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSBP so that Section 8 would read in its entirety as follows:

      Section 8.  Restrictions on Transactions with Affiliates.
                  --------------------------------------------

          (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates.

          (b) The corporation shall not sell or lease property to PSI or its affiliates, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties and (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases.

          (c) No loans may be made by the corporation to PSI or any of its affiliates.

          (d) Except as permitted by Section 8(a) of this Article IX, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

          (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

          (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                      Appendix F

                       PUBLIC STORAGE PROPERTIES IX, INC.
                              FINANCIAL STATEMENTS


                                                                         Page
                                                                       Reference
                                                                       ---------
Report of independent auditors                                             F-1

Balance sheets at December 31, 1994 and 1993                               F-2

For the years ended December 31, 1994, 1993 and 1992:

   Statements of income                                                    F-3

   Statements of shareholders' equity                                      F-4

   Statements of cash flows                                                F-5

Notes to financial statements                                              F-6

Condensed balance sheets at September 30, 1995 and December 31, 1994       F-12

Condensed statements of income for the three
and nine months ended September 30, 1995 and 1994                          F-13

Condensed statement of shareholders' equity for the
nine months ended September 30, 1995                                       F-14

Condensed statements of cash flows for the
nine months ended September 30, 1995 and 1994                              F-15

Notes to condensed financial statements                                    F-16


                         Report of Independent Auditors



The Board of Directors and Shareholders
Public Storage Properties IX, Inc.


We have audited the accompanying balance sheets of Public Storage Properties IX, Inc. as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties IX, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



                                            ERNST & YOUNG LLP


February 24, 1995

                       PUBLIC STORAGE PROPERTIES IX, INC.
                                 BALANCE SHEETS
                           December 31, 1994 and 1993

                                                   1994          1993
                                               -----------   -----------
                                     ASSETS
                                     ------
Cash and cash equivalents                      $ 1,032,000   $   473,000
Rent and other receivables                          41,000        22,000
Prepaid expenses                                    88,000        86,000

Real estate facilities at cost:
  Building, land improvements and equipment     23,026,000    22,899,000
  Land                                          12,695,000    12,695,000
                                               -----------   -----------
                                                35,721,000    35,594,000

  Less accumulated depreciation                 (9,582,000)   (8,677,000)
                                               -----------   -----------
                                                26,139,000    26,917,000
                                               -----------   -----------

     Total assets                              $27,300,000   $27,498,000
                                               ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Accounts payable                              $    506,000   $   495,000
Dividends payable                                  771,000       803,000
Advance payments from renters                      235,000       262,000
Note payable                                     1,050,000             -

Shareholders' equity:
  Series A common, $.01 par value,
     2,896,094 shares authorized,
     1,787,200 shares issued and
     outstanding (1,869,300 shares
     issued and outstanding in 1993)                18,000        19,000
  Convertible Series B common,
     $.01 par value, 188,845 shares
     authorized, issued and outstanding              2,000         2,000
  Convertible Series C common,
     $.01 par value, 535,061 shares
     authorized, issued and
     outstanding                                     5,000         5,000

  Paid-in-capital                               31,713,000    33,176,000
  Cumulative income                             31,297,000    27,909,000
  Cumulative distributions                     (38,297,000)  (35,173,000)
                                              ------------   -----------

  Total shareholders' equity                    24,738,000    25,938,000
                                              ------------   -----------

Total liabilities and shareholders' equity    $ 27,300,000   $27,498,000
                                              ============   ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES IX INC.
                              STATEMENTS OF INCOME
                       For each of the three years in the
                         period ended December 31, 1994

                                               1994        1993        1992
                                            ----------  ----------  -----------
REVENUES:

Rental income                               $7,045,000  $6,816,000  $6,685,000
Interest income                                 23,000      14,000      52,000
                                            ----------  ----------  ----------

                                             7,068,000   6,830,000   6,737,000
                                            ----------  ----------  ----------


COSTS AND EXPENSES:

Cost of operations                           2,024,000   1,942,000   2,012,000
Management fees paid to affiliates             416,000     398,000     393,000
Depreciation and amortization                  938,000     951,000     984,000
Administrative                                 207,000     231,000     258,000
Reorganization cost                                  -           -    (117,000)
Interest expense                                95,000           -           -
                                            ----------  ----------  ----------

                                             3,680,000   3,522,000   3,530,000
                                            ----------  ----------  ----------

Income before gain on sale of real estate    3,388,000   3,308,000   3,207,000
Gain on sale of real estate                          -     237,000   1,729,000
                                            ----------  ----------  ----------

NET INCOME                                  $3,388,000  $3,545,000  $4,936,000
                                            ==========  ==========  ==========

Primary earnings per share-Series A

 Income before gain on sale of real estate  $     1.70  $     1.57  $     1.41
 Gain on sale of real estate                         -         .12        0.83
                                            ----------  ----------  ----------
 Net income                                 $     1.70  $     1.69  $     2.24
                                            ==========  ==========  ==========

Fully diluted earnings per share-Series A

 Income before gain on sale of real estate  $     1.33  $     1.24  $     1.14
 Gain on sale of real estate                         -        0.09        0.62
                                            ----------  ----------  ----------
 Net income                                 $     1.33  $     1.33  $     1.76
                                            ==========  ==========  ==========

Dividends declared per share:
    Series A                                $     1.56  $     1.56  $     2.51
                                            ==========  ==========  ==========
    Series B                                $     1.56  $     1.44  $     1.56
                                            ==========  ==========  ==========
    Series C                                         -           -           -
                                            ==========  ==========  ==========

Weighted average Common shares
 outstanding:
    Primary Series A                         1,820,592   1,934,501   2,075,021
                                            ==========  ==========  ==========
    Fully diluted-Series A                   2,544,498   2,658,407   2,799,027
                                            ==========  ==========  ==========

                            See accompanying notes.


                                                PUBLIC STORAGE PROPERTIES IX, INC.
                                                STATEMENTS OF SHAREHOLDERS' EQUITY
                                          For each of the three years in the period ended
                                                         December 31, 1994

                                                     Convertible   Convertible                 Cumulative                 Total
                                    Series A          Series B      Series C       Paid-in         net     Cumulative  shareholder's
                                Shares    Amount   Shares  Amount Shares Amount    Capital       Income  distributions    equity
                              ------------------- --------------- --------------- ---------  -----------  ------------  -----------
Balances at December 31, 1991  2,117,117  $21,000  188,845 $2,000 535,061 $5,000 $37,224,000  $19,428,000 ($26,412,000) $30,268,000

Net Income                                                                                      4,936,000                 4,936,000
Repurchase of shares            (119,683)  (1,000)                                (1,780,000)                            (1,781,000)

Cash distribution declared:
  $2.51 per share-Series A                                                                                  (5,188,000)  (5,188,000)
  $1.56 per share-Series B                                                                                    (295,000)    (295,000)
                               -------------------------------------------------------------  --------------------------------------

Balances at December 31, 1992  1,997,234   20,000  188,845  2,000 535,061  5,000  35,444,000   24,364,000  (31,895,000)  27,940,000


Net Income                                                                                      3,545,000                 3,545,000
Repurchase of shares            (127,934)  (1,000)                                (2,268,000)                            (2,269,000)

Cash distribution declared:
  $1.56 per share-Series A                                                                                  (3,006,000)  (3,006,000)
  $1.44 per share-Series B                                                                                    (272,000)    (272,000)
                               -------------------------------------------------------------  --------------------------------------
Balances at December 31, 1993  1,669,300   19,000  188,845  2,000 535,061  5,000  33,176,000   27,909,000  (35,173,000)  25,938,000

Net Income                                                                                      3,388,000                 3,388,000
Repurchase of shares             (82,100)  (1,000)                                (1,463,000)                            (1,464,000)

Cash distribution declared:
  $1.56 per share-Series A                                                                                  (2,829,000)  (2,829,000)
  $1.56 per share-Series B                                                                                    (295,000)    (295,000)
                               -------------------------------------------------------------  --------------------------------------
Balances at December 31, 1994  1,787,200  $18,000  188,845 $2,000 535,061 $5,000 $31,713,000  $31,297,000 ($38,297,000) $24,738,000
                              ==============================================================  ======================================

                            See Accompanying Notes.

                       PUBLIC STORAGE PROPERTIES IX, INC.
                            STATEMENTS OF CASH FLOWS
                       For each of the three years in the
                         period ended December 31, 1994


                                            1994           1993           1992
                                        ------------  --------------  ------------

Cash flows from operating activities:

    Net income                          $ 3,388,000     $ 3,545,000   $ 4,936,000

    Adjustments to reconcile net
          income to net cash provided
          by operating activities:
      Gain on sale of real estate
       facility                                   -        (237,000)   (1,729,000)
      Depreciation and amortization         938,000         951,000       984,000
      (Increase) decrease in rent and
         other receivables                  (19,000)        (22,000)      100,000
      Increase in prepaid expenses           (2,000)        (55,000)      (42,000)
      Increase (decrease) in accounts
       payable                               11,000         (89,000)     (161,000)
      (Decrease) increase in advance
         payments from renters              (27,000)         (2,000)       12,000
                                        -----------     -----------   -----------

          Total adjustments                 901,000         546,000      (836,000)
                                        -----------     -----------   -----------

          Net cash provided
             by operating activities      4,289,000       4,091,000     4,100,000
                                        -----------     -----------   -----------

Cash flows from investing activities:

    Proceeds from sale of real estate
     facility                                     -         237,000     3,700,000
    Additions to real estate
     facilities                            (160,000)       (139,000)     (179,000)
                                        -----------     -----------   -----------

          Net cash (used in) provided
           by investing activities         (160,000)         98,000     3,521,000
                                        -----------     -----------   -----------

Cash flows from financing activities:

    Distributions paid to shareholders   (3,156,000)     (3,328,000)   (5,534,000)
    Proceeds from note payable to Bank    1,050,000               -             -
    Purchase of Company Series A
       common stock                      (1,464,000)     (2,269,000)   (1,781,000)
                                        -----------     -----------   -----------

          Net cash used in
             financing activities        (3,570,000)     (5,597,000)   (7,315,000)
                                        -----------     -----------   -----------

Net increase (decrease) in
  cash and cash equivalents                 559,000      (1,408,000)      306,000

Cash and cash equivalents at
  the beginning of the year                 473,000       1,881,000     1,575,000
                                        -----------     -----------   -----------

Cash and cash equivalents at
  the end of the year                   $ 1,032,000     $   473,000   $ 1,881,000
                                        ===========     ===========   ===========


                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES IX, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1994

1. Description of Business

        Public Storage Properties IX, Inc.. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties IX, Ltd. (the "Partnership") in a reorganization transaction which was effective December 31, 1990 (the "Reorganization").

        The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

        The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1996, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2. Summary of Significant Accounting Policies

   Income Taxes:

        The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

   Statements of Cash Flows:

        For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        The Company paid $95,000 in interest costs during 1994.

   Real Estate Facilities:

        Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1994 and 1993 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

        In July 1992, the Company sold a property to the State of California under a condemnation proceeding. The Company received $3,700,000 and $237,000 in 1992 and 1993, respectively. In 1992, the Company recognized a gain of $1,729,000 on the sale. In 1993, the Company received an additional $237,000 in sales proceeds as a final settlement on the sales price of the facility. The entire amount was recognized as a gain on sale of real estate. Pursuant to the Company's By-laws, the Company's Common Stock Series B shares are not entitled to participate in distributions attributable to sale or financing proceeds. As a result, the Company paid special dividends in 1992 and 1993 of $0.95 and $0.12, respectively, per Series A share, for total distributions of $1,970,000 and $237,000.

        At December 31, 1994, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $14,691,000) is $7,294,000.


   Revenue Recognition:

        Property rents are recognized as earned.


   Net Income Per Share:

    Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

    Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' right to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Convertible Series C shareholders are not entitled to cash distributions) by the weighted average number of Series A shares (Note
  4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.


3. Related Party Transactions

        The Company has Management Agreements with Public Storage Management, Inc. (PSMI) and Public Storage Commercial Properties Group, Inc. (PSCPG), subsidiaries of Public Storage, Inc. (PSI) a wholly-owned subsidiary of PSI Holdings, Inc. (PSIH). Under the terms of the agreements, PSMI operates mini-warehouse facilities and PSCPG operates the business park facilities for fees equal to 6% and 5%, respectively, of the facilities' monthly gross revenue (as defined).

        The Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year, commencing February 21,1996, it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires on the first anniversary of its then scheduled expiration date. The Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

4. Shareholders' Equity

        Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

        The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
   (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares" ("Total Capital Return"). The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1994, the Company has made and declared cumulative cash distributions of approximately $35,319,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares, the Conversion would occur when $425,000 in additional distributions with respect to the Series A shares have been made.

        Assuming liquidation of the Company at its net book value at December 31, 1994 and 1993, each Series of common shares would receive the following as a liquidating distribution:

                                   1994         1993
                                -----------  -----------

        Series A                $18,328,000  $20,665,000
        Convertible Series B      1,672,000    1,376,000
        Convertible Series C      4,738,000    3,897,000
                                -----------  -----------

        Total                   $24,738,000  $25,938,000
                                ===========  ===========

        The Series B and Series C shareholders have agreed that they will not be entitled to the first $599,000 of distributions from the Company in respect of the Series A shares received upon conversion of the Convertible Series B and Convertible Series C shares attributable to sale or financing proceeds. This agreement, which is binding on transferees of such Series A shares, is reflected in the liquidation values applicable to the Series A and Convertible Series B and C shares.

        The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. Until the Conversion, the holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

        The Company's Board of Directors has authorized the Company to purchase up to 500,000 shares of the Company's Series A common stock. As of December 31, 1994, the Company had purchased and retired 384,517 shares of Series A common stock, of which 82,100 and 127,934 were purchased and retired in 1994 and 1993, respectively.

        In February 1995, Total Capital Return was achieved, and as a result the Series B and C shares were converted into Series A shares on a share-for-share basis.

   For Federal income tax purposes, distributions declared by the Board of Directors in 1994, 1993 and 1992 were as follows:

                           1994        1993        1992
                        ----------  ----------  ----------

   Ordinary income      $3,124,000  $3,091,000  $2,786,000
   Return of Capital             -           -     537,000
   Capital gains                 -     187,000   2,160,000
                        ----------  ----------  ----------

   Total                $3,124,000  $3,278,000  $5,483,000
                        ==========  ==========  ==========

5. Note Payable to Bank

   In December 1993, the Company obtained an unsecured revolving credit facility from a commercial bank for borrowings up to $2,000,000 for working capital purposes. Outstanding borrowings on the revolving credit facility bore interest at the bank's prime rate plus one and one-half percent through September 30, 1994. In September, 1994, the Company renegotiated its credit facility to reduce the interest rate from prime plus one and one-half percent to prime and eliminate the amortization requirement of loan principal. The credit facility matures on December 31, 1996 at which time all unpaid principal and accrued interest is due. As of December 31, 1994, the Company had borrowed $1,050,000 against the credit facility.

6. Subsequent Event

        On January 11, 1995, the Company borrowed $100,000 against the credit facility.

7. Quarterly results (unaudited)

   The following is a summary of unaudited quarterly results of operations:

                                            Three months ended
                              ----------------------------------------------
                              March 1994  June 1994   Sept 1994   Dec. 1994
                              ----------  ----------  ----------  ----------

 Revenues                     $1,728,000  $1,770,000  $1,811,000  $1,759,000
                              ----------  ----------  ----------  ----------

 Expenses                        924,000     893,000     924,000     939,000
                              ----------  ----------  ----------  ----------

 Net income                   $  804,000  $  877,000  $  887,000  $  820,000
                              ==========  ==========  ==========  ==========

 Earnings per share:

 Primary - Series A           $     0.39  $     0.45  $     0.45  $     0.42
                              ==========  ==========  ==========  ==========

 Fully Diluted - Series A     $     0.31  $     0.34  $     0.35  $     0.32
                              ==========  ==========  ==========  ==========



                                                Three months ended
                                  ----------------------------------------------
                                  March 1993  June 1993   Sept 1993   Dec. 1993
                                  ----------  ----------  ----------  ----------

 Revenues                         $1,620,000  $1,703,000  $1,766,000  $1,741,000
                                  ----------  ----------  ----------  ----------

 Expenses                            903,000     851,000     887,000     881,000
                                  ----------  ----------  ----------  ----------

 Income before gain on sale
 of real estate                      717,000     852,000     879,000     860,000

 Gain on sale of real estate               -           -     237,000           -
                                  ----------  ----------  ----------  ----------

 Net Income                       $  717,000  $  852,000  $1,116,000  $  860,000
                                  ==========  ==========  ==========  ==========

 Earnings per share:

 Primary- Series A -

 Income before gain on sale
   of real estate                 $     0.32  $     0.40  $     0.42  $     0.43

 Gain on sale of real estate               -           -        0.12           -
                                  ----------  ----------  ----------  ----------

                                  $     0.32  $     0.40  $     0.54  $     0.43
                                  ==========  ==========  ==========  ==========

 Fully diluted- Series A -

 Income before gain on sale
   of real estate                 $     0.27  $     0.32  $     0.33  $     0.32

 Gain on sale of real estate               -           -        0.09           -
                                  ----------  ----------  ----------  ----------

                                  $     0.27  $     0.32  $     0.42  $     0.32
                                  ==========  ==========  ==========  ==========


                       PUBLIC STORAGE PROPERTIES IX, INC.
                            CONDENSED BALANCE SHEETS

                                               September 30,  December 31,
                                                   1995          1994
                                               ------------   -----------
                                               (Unaudited)
                                     ASSETS
                                     ------
 Cash and cash equivalents                     $     19,000   $ 1,032,000
 Rent and other receivables                         340,000        41,000
 Prepaid expenses                                   114,000        88,000

 Real estate facilities at cost:
  Building, land improvements and equipment      23,171,000    23,026,000
  Land                                           12,695,000    12,695,000
                                               ------------   -----------
                                                 35,866,000    35,721,000

  Less accumulated depreciation                 (10,277,000)   (9,582,000)
                                               ------------   -----------
                                                 25,589,000    26,139,000
                                               ------------   -----------

 Total assets                                  $ 26,062,000   $27,300,000
                                               ============   ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

 Accounts payable                              $    487,000   $   506,000
 Dividends payable                                  746,000       771,000
 Advance payments from renters                      240,000       235,000
 Note payable                                       100,000     1,050,000

 Shareholders' equity:
  Series A common, $.01 par value,
     4,312,521 shares authorized,
     2,487,506 shares issued and
     outstanding (1,817,800 shares
     outstanding in 1994)                            25,000        18,000
  Convertible Series B common,
     $.01 par value, 188,845 shares
     authorized and issued , none outstanding
     (188,845 issued and outstanding in 1994)             -         2,000
  Convertible Series C common,
     $.01 par value, 535,061 shares
     authorized and issued , none outstanding
     (535,061 issued and outstanding in 1994)             -         5,000

  Paid-in-capital                                31,305,000    31,713,000
  Cumulative income                              33,919,000    31,297,000
  Cumulative distributions                      (40,760,000)  (38,297,000)
                                               ------------   -----------

  Total shareholders' equity                     24,489,000    24,738,000
                                               ------------   -----------

 Total liabilities and shareholders' equity    $ 26,062,000   $27,300,000
                                               ============   ===========


           See Accompanying notes to condensed financial statements.

                       PUBLIC STORAGE PROPERTIES IX, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                Three Months Ended         Nine Months Ended
                                   September 30,             September 30,
                             -------------------------  ------------------------
                                 1995         1994         1995         1994
                             ------------  -----------  -----------  -----------
 REVENUE:
 Rental income                 $1,844,000   $1,801,000   $5,371,000   $5,290,000
 Interest income                    5,000       10,000       14,000       19,000
                               ----------   ----------   ----------   ----------
                                1,849,000    1,811,000    5,385,000    5,309,000
                               ----------   ----------   ----------   ----------

 COSTS AND EXPENSES:

 Costs of  operations             508,000      495,000    1,508,000    1,491,000
 Management fees paid to
  affiliates                      108,000      107,000      317,000      312,000
 Depreciation and
  amortization                    242,000      231,000      716,000      704,000
 Administrative                    54,000       60,000      151,000      160,000
 Interest expense                  19,000       31,000       71,000       74,000
                               ----------   ----------   ----------   ----------
                                  931,000      924,000    2,763,000    2,741,000
                               ----------   ----------   ----------   ----------
 NET INCOME                    $  918,000   $  887,000   $2,622,000   $2,568,000
                               ==========   ==========   ==========   ==========

 Earnings per share:
    Primary - Series A         $     0.37   $     0.45   $     1.05   $     1.28
                               ==========   ==========   ==========   ==========
    Fully diluted - Series A   $     0.37   $     0.35   $     1.05   $     1.01
                               ==========   ==========   ==========   ==========
 Dividends declared per:
     Series A share            $     0.30   $     0.39   $     0.99   $     1.17
                               ==========   ==========   ==========   ==========
     Series B share                     -   $     0.39            -   $     1.17
                               ==========   ==========   ==========   ==========

 Weighted average common
     shares outstanding:

     Primary - Series A         2,487,506    1,808,467    2,487,506    1,828,200
                               ==========   ==========   ==========   ==========

     Fully diluted - Series A   2,487,506    2,532,373    2,487,506    2,552,106
                               ==========   ==========   ==========   ==========


           See Accompanying notes to condensed financial statements.

                      PUBLIC STORAGE PROPERTIES IX, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                            Convertible        Convertible                 Cumulative                     Total
                       Series A              Series B           Series C         Paid-in      Net         Cumulative   Shareholders'
                  Shares       Amount    Shares    Amount   Shares     Amount    Capital     Income      Distributions   equity
                  -------------------  ------------------- -------------------  ---------------------------------------------------
Balances at
December 31, 1994   1,787,200 $18,000   188,845   $2,000    535,061   $5,000 $31,713,000   $31,297,000 ($38,297,000)  $24,738,000

Net income              -          -        -        -         -         -        -          2,622,000     -            2,622,000

Conversion of B &
C shares to A shares  723,906   7,000  (188,845)  (2,000)  (535,061)  (5,000)     -            -           -                -

Repurchase of shares  (23,600)     -        -        -         -         -      (408,000)      -           -             (408,000)

Cash distributions
declared:
 $0.99 per share-
  Series A              -          -        -        -         -         -        -            -         (2,463,000)   (2,463,000)
                   ------------------  ------------------  -----------------  ---------------------------------------------------
Balances at
September 30, 1995  2,487,506 $25,000         0       $0        0        $0   $31,305,000 $33,919,000  ($40,760,000)  $24,489,000
                   ==================  ==================  =================  ===================================================


                            See Accompanying Notes.

                       PUBLIC STORAGE PROPERTIES IX, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                Nine Months Ended September 30,
                                                -------------------------------
                                                     1995            1994
                                                --------------  ---------------

Cash flows from operating activities:

    Net income                                    $ 2,622,000      $ 2,568,000

    Adjustments to reconcile net
          income to net cash provided
          by operating activities:

      Depreciation and amortization                   716,000          704,000
      Increase in rent and other receivables         (299,000)         (16,000)
      Increase in prepaid expenses                    (26,000)          (1,000)
      Decrease in accounts payable                    (19,000)         (41,000)
      Increase (decrease) in advance payments
       from renters                                     5,000          (30,000)
                                                  -----------      -----------

          Total adjustments                           377,000          616,000
                                                  -----------      -----------

          Net cash provided by operating
           activities                               2,999,000        3,184,000
                                                  -----------      -----------

Cash flows from investing activities:

    Additions to real estate facilities              (166,000)        (107,000)
                                                  -----------      -----------

          Net cash used in investing
           activities                                (166,000)        (107,000)
                                                  -----------      -----------

Cash flows from financing activities:

    Distributions paid to shareholders             (2,488,000)      (2,378,000)
    Net (payments on) proceeds from note
     payable to Bank                                 (950,000)         800,000
    Purchase of Company Series A common stock        (408,000)      (1,150,000)
                                                  -----------      -----------

          Net cash used in financing
           activities                              (3,846,000)      (2,728,000)
                                                  -----------      -----------

Net (decrease) increase in cash
  and cash equivalents                             (1,013,000)         349,000

Cash and cash equivalents at
  the beginning of the period                       1,032,000          473,000
                                                  -----------      -----------
Cash and cash equivalents at
  the end of the period                           $    19,000      $   822,000
                                                  ===========      ===========


           See Accompanying notes to condensed financial statements.

                       PUBLIC STORAGE PROPERTIES IX, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1994.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at September 30, 1995 and December 31, 1994, the results of its operations for the three and nine months ended September 30, 1995 and 1994 and its cash flows for the six months then ended.

3. The results of operations for the three months and nine months ended September 30, 1995 are not necessarily indicative of the results expected for the full year.

4. The Convertible Series B shares and Convertible Series C shares convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
   (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares" ("Total Capital Return"). The term "Original Series A shares" means the Series A shares issued in the Reorganization. On February 9, 1995, the requirements for Conversion were met and the Convertible Series B shares and Convertible Series C shares converted to Series A shares. As a result of the Conversion, 188,845 Convertible Series B shares and 535,061 Convertible Series C shares were converted into Series A shares on a share-for-share basis. Prior to Conversion, the Series C shares did not receive dividends.

5. Public Storage, Inc. ("PSI") and Public Storage Management, Inc. ("PSMI"), the Company's mini-warehouse property manager, have entered into an Agreement and Plan of Reorganization by and among PSI, PSMI and Storage Equities, Inc. ("SEI"), dated as of June 30, 1995, pursuant to which PSMI would be merged into SEI. Prior to the merger, substantially all of the United States real estate interests of PSI, together with Public Storage Commercial Properties Group, Inc. (the Company's business park property manager) and Public Storage Advisers, Inc. (SEI's investment adviser), will be combined with PSMI. The merger is subject to a number of conditions.

   In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSMI or SEI made prior to December 15, 1995, the Company agrees to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment.

                                                                      Appendix G

                            PS BUSINESS PARKS, INC.
                              FINANCIAL STATEMENTS



                                                                         Page
                                                                       Reference
                                                                       ---------

Report of independent auditors                                              G- 1

Balance sheets at December 31, 1994 and 1993                                G- 2

For the years ended December 31, 1994, 1993 and 1992:

   Statements of income                                                     G- 3

   Statements of shareholders' equity                                       G- 4

   Statements of cash flows                                                 G- 5

Notes to financial statements                                               G- 6

Condensed balance sheets at September 30, 1995 and December 31, 1994        G-10

Condensed statements of income for the three
and nine months ended September 30, 1995 and 1994                           G-11

Condensed statement of shareholders' equity for the
nine months ended September 30, 1995                                        G-12

Condensed statements of cash flows for the
nine months ended September 30, 1995 and 1994                               G-13

Notes to condensed financial statements                                     G-14


                         Report of Independent Auditors



The Board of Directors and Shareholders
PS Business Parks, Inc.


We have audited the accompanying balance sheets of PS Business Parks, Inc. as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PS Business Parks, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 24, 1995

                            PS BUSINESS PARKS, INC.
                                 BALANCE SHEETS
                           December 31, 1994 and 1993


                                              1994          1993
                                          -----------   -----------

                                     ASSETS
                                     ------

Cash and cash equivalents                     $   101,000   $   408,000

Real estate facilities at cost:
   Building, land improvements, tenant
    improvements and equipment                  8,526,000     8,501,000
   Land                                         2,254,000     2,254,000
                                              -----------   -----------
                                               10,780,000    10,755,000

   Less accumulated depreciation               (4,072,000)   (3,737,000)
                                              -----------   -----------
                                                6,708,000     7,018,000
                                              -----------   -----------

Other assets                                       14,000        18,000
                                              -----------   -----------

      Total assets                            $ 6,823,000   $ 7,444,000
                                              ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Accounts payable                              $   199,000   $   172,000
Dividends payable                                 178,000       202,000
Security deposits                                 159,000       159,000
Note payable                                      575,000             -

Shareholders' equity:
   Series A common, $.01 par value,
      656,034 shares authorized,
      393,650 shares issued and
      outstanding (461,025 shares
      issued and outstanding in 1993)               4,000         5,000
   Convertible Series B common, $.01 par
      value, 42,785 shares authorized,
      issued and outstanding                        1,000         1,000
   Convertible Series C common, $.01 par
      value, 121,224 shares authorized,
      issued and outstanding                        1,000         1,000

   Paid-in-capital                              7,239,000     8,252,000
   Cumulative income                            6,206,000     5,625,000
   Cumulative distributions                    (7,739,000)   (6,973,000)
                                              -----------   -----------

   Total shareholders' equity                   5,712,000     6,911,000
                                              -----------   -----------

Total liabilities and shareholders' equity    $ 6,823,000   $ 7,444,000
                                              ===========   ===========


                            See accompanying notes.

                            PS BUSINESS PARKS, INC.
                              STATEMENTS OF INCOME
                       For each of the three years in the
                         period ended December 31, 1994

                                                 1994        1993        1992
                                              ----------  ----------  ----------

REVENUES:

Rental income                                 $1,723,000  $1,632,000  $1,732,000
Interest income                                    4,000           -       4,000
                                              ----------  ----------  ----------
                                               1,727,000   1,632,000   1,736,000
                                              ----------  ----------  ----------


COSTS AND EXPENSES:

Cost of operations                               620,000     518,000     473,000
Management fees paid to affiliate                 86,000      81,000      86,000
Depreciation and amortization                    363,000     356,000     372,000
Administrative                                    74,000      72,000      80,000
Interest expense                                   3,000           -           -
                                              ----------  ----------  ----------

                                               1,146,000   1,027,000   1,011,000
                                              ----------  ----------  ----------

NET INCOME                                    $  581,000  $  605,000  $  725,000
                                              ==========  ==========  ==========


Primary earnings per share-Series A           $     1.16  $     1.16  $     1.40
                                              ==========  ==========  ==========

Fully diluted earnings per share-Series A     $     0.96  $     0.96  $     1.14
                                              ==========  ==========  ==========

Dividends declared per share:
    Series A                                  $     1.60  $     1.60  $     1.60
                                              ==========  ==========  ==========
    Series B                                  $     1.60  $     1.60  $     1.60
                                              ==========  ==========  ==========

Weighted average Common shares outstanding:
    Primary-Series A                             440,121     464,275     470,258
                                              ==========  ==========  ==========
    Fully diluted-Series A                       604,130     628,284     634,267
                                              ==========  ==========  ==========




                            See accompanying notes.

                            PS BUSINESS PARKS, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                For each of the three years in the period ended
                               December 31, 1994

                                                  Convertible       Convertible
                                   Series A         Series B          Series C                Cumulative                  Total
                                --------------   --------------   --------------   Paid-in       net      Cumulative   shareholders'
                                Shares  Amount   Shares  Amount   Shares  Amount   Capital      income   distributions    equity
                                ------  ------   ------  ------   ------  ------   -------    ---------- ------------- ------------
Balances at December 31, 1991  474,125  $5,000   42,785  $1,000  121,224  $1,000  $8,453,000  $4,295,000  ($5,343,000)  $7,412,000

Net income                                                                                       725,000                   725,000
Repurchase of shares            (9,400)   -                                         (143,000)                             (143,000)

Cash distributions declared:
  $1.60 per share - Series A                                                                                 (751,000)    (751,000)
  $1.60 per share - Series B                                                                                  (68,000)     (68,000)
                               ---------------------------------------------------------------------------------------------------

Balances at December 31, 1992  464,725   5,000   42,785   1,000  121,224   1,000   8,310,000   5,020,000   (6,162,000)   7,175,000

Net income                                                                                       805,000                   605,000
Repurchase of shares            (3,700)   -                                          (58,000)                              (58,000)

Cash distributions declared:
  $1.60 per share - Series A                                                                                 (743,000)    (743,000)
  $1.60 per share - Series B                                                                                  (68,000)     (68,000)
                               ---------------------------------------------------------------------------------------------------

Balances at December 31, 1993  461,025   5,000   42,785   1,000  121,224   1,000   8,252,000   5,625,000   (6,973,000)   6,911,000

Net income                                                                                       581,000                   581,000
Repurchase of shares           (67,375) (1,000)                                   (1,013,000)                           (1,014,000)

Cash distributions declared:
  $1.60 per share - Series A                                                                                 (698,000)    (698,000)
  $1.60 per share - Series B                                                                                  (68,000)     (68,000)
                               ---------------------------------------------------------------------------------------------------

Balances at December 31, 1994  393,650  $4,000   42,785  $1,000  121,224  $1,000  $7,238,000  $6,206,000  ($7,739,000)  $5,712,000
                               ===================================================================================================

                            See accompanying notes

                            PS BUSINESS PARKS, INC.
                            STATEMENTS OF CASH FLOWS
                       For each of the three years in the
                         period ended December 31, 1994


                                           1994           1993          1992
                                        -----------     ---------     ----------

Cash flows from operating activities:

      Net income                        $   581,000     $ 605,000     $  725,000

      Adjustments to reconcile net
            income to net cash
             provided
            by operating activities:

        Depreciation and amortization       363,000       356,000        372,000
        Decrease in other assets              4,000         5,000        176,000
        Increase (decrease) in
         accounts payable                    27,000       (57,000)        56,000
        Increase (decrease) in
         security deposits                        -        25,000        (13,000)
                                        -----------     ---------     ----------

            Total adjustments               394,000       329,000        591,000
                                        -----------     ---------     ----------

            Net cash provided
                by operating
                 activities                 975,000       934,000      1,316,000
                                        -----------     ---------     ----------

Cash flows from investing activities:

      Additions to business park
       facility                             (53,000)     (122,000)      (103,000)
                                        -----------     ---------     ----------

            Net cash used in
                investing activities        (53,000)     (122,000)      (103,000)
                                        -----------     ---------     ----------

Cash flows from financing activities:

      Distributions paid to
       shareholders                        (790,000)     (812,000)      (823,000)
      Proceeds from note payable to
       Bank                                 575,000             -              -
      Purchase of Company Series A
         common stock                    (1,014,000)      (58,000)      (143,000)
                                        -----------     ---------     ----------

            Net cash used in
                financing activities     (1,229,000)     (870,000)      (966,000)
                                        -----------     ---------     ----------
Net (decrease) increase in
  cash and cash equivalents                (307,000)      (58,000)       247,000

Cash and cash equivalents at
  the beginning of the year                 408,000       466,000        219,000
                                        -----------     ---------     ----------
Cash and cash equivalents at
  the end of the year                   $   101,000     $ 408,000     $  466,000
                                        ===========     =========     ==========


                            See accompanying notes.

                            PS BUSINESS PARKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1994

1.  Description of Business

         PS Business Parks, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of PS Business Parks, Ltd. (the "Partnership") in a reorganization transaction which was effective August 5, 1991 (the "Reorganization").

         The Company owns and operates a business park facility containing commercial or industrial spaces.

         The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.


2.  Summary of Significant Accounting Policies

    Income Taxes:

         The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

    Statements of Cash Flows:

         For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         The Company paid $3,000 in interest costs during 1994.

    Real Estate Facilities:

         Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1994 and 1993 to develop the business park facility. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation and amortization is amortization of tenant improvements on the Company's business park facility of $27,000, $30,000 and $37,000 in 1994, 1993 and 1992, respectively.

         At December 31, 1994, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $5,300,000) is $3,124,000.

    Revenue Recognition:

         Property rents are recognized as earned.

    Net Income Per Share:

         Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

         Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.


3.  Related Party Transactions

         The Company has a Management Agreement with Public Storage Commercial Properties Group, Inc. (PSCPG), a subsidiary of Public Storage, Inc. (PSI), which is a wholly-owned subsidiary of PSI Holdings, Inc. (PSIH). Under the terms of the agreement, PSCPG operates the business park facility for a fee which is equal to 5% of the facility's monthly gross revenue (as defined).

         The Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year commencing February 21, 1996 it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. The Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service mark and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.


4.  Shareholders' Equity

         Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

         The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
    (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1994, the Company has made and declared cumulative cash distributions of approximately $7,106,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares, the Conversion would occur when $768,000 in additional distributions with respect to the Series A shares have been made.

         Assuming liquidation of the Company at its net book value at December 31, 1994 and 1993, each Series of common shares would receive the following as a liquidating distribution:

                                    1994        1993
                                 ----------  ----------

         Series A                $4,258,000  $5,836,000
         Convertible Series B       379,000     280,000
         Convertible Series C     1,075,000     795,000
                                 ----------  ----------

         Total                   $5,712,000  $6,911,000
                                 ==========  ==========

         The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

         The Company's Board of Directors has authorized the Company to purchase up to 200,000 shares of the Company's Series A common stock. As of December 31, 1994, the Company had purchased and retired 98,375 shares of Series A common stock, of which 67,375 and 3,700 were purchased and retired in 1994 and 1993, respectively.

    For Federal income tax purposes, distributions declared by the Board of Directors in 1994, 1993 and 1992 were as follows:

                           1994      1993      1992
                         --------  --------  --------

    Ordinary income      $766,000  $697,000  $819,000
    Return of capital           -   114,000         -
                         --------  --------  --------

    Total                $766,000  $811,000  $819,000
                         ========  ========  ========

5.  Note Payable to Bank

    In November 1994, the Company's Board of Directors authorized the Company to obtain a line of credit facility for a maximum of $1,500,000 for working capital purposes, including the repurchase of the Company's stock.

    In November 1994, the Company obtained a secured non-revolving credit facility with a bank for borrowings up to $1,500,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility which bear interest at the bank's prime rate plus .25% (8.75% at December 31, 1994) will convert to a term loan on July 1, 1995. Interest will be payable monthly beginning on January 1, 1995 until maturity. Principal will be payable quarterly beginning on July 1, 1995.
    On December 31, 1998, the remaining unpaid principal and interest is due and payable.

    At December 31, 1994, the outstanding balance on the credit facility was $575,000.

    Under covenants of the credit facility, the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .6 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than
    1.2 to 1.0 and (3) beginning on and after the date on which the credit facility converts to a term loan, required to maintain a dividend cash flow coverage ratio (as defined) measured on a year- to-date basis for each fiscal quarter of not less than 1.0 to 1.0. At December 31, 1994, the Company was in compliance with the covenants of the credit facility.

6.  Lease Agreements

    Leases relating to the Company's facility include long-term non-cancelable operating leases. At December 31, 1994, the minimum lease amounts receivable under such non-cancelable leases were as follows:

              Year       Amount
              ----     ----------

              1995     $1,126,000
              1996        430,000
              1997        125,000
              1998         15,000
              1999          2,000
                       ----------

              Total    $1,698,000
                       ==========


7.  Quarterly results (unaudited)

         The following is a summary of unaudited quarterly results of operations:

                                        Three months ended
                            -------------------------------------------
                            March 1994  June 1994  Sept 1994  Dec. 1994
                            ----------  ---------  ---------  ---------
    Revenues                  $413,000   $458,000   $423,000   $433,000
                              --------   --------   --------   --------

    Expenses                   272,000    277,000    286,000    311,000
                              --------   --------   --------   --------

    Net income                $141,000   $181,000   $137,000   $122,000
                              ========   ========   ========   ========

    Primary earnings per
        share- Series A          $0.27      $0.37      $0.27      $0.25
                                 =====      =====      =====      =====

    Fully diluted earnings
        per share- Series A      $0.23      $0.29      $0.23      $0.21
                                 =====      =====      =====      =====

                                        Three months ended
                            -------------------------------------------
                            March 1993  June 1993  Sept 1993  Dec. 1993
                            ----------  ---------  ---------  ---------

    Revenues                  $420,000   $387,000   $413,000   $412,000
                              --------   --------   --------   --------

    Expenses                   248,000    244,000    259,000    276,000
                              --------   --------   --------   --------

    Net income                $172,000   $143,000   $154,000   $136,000
                              ========   ========   ========   ========

    Primary earnings
        per share- Series A      $0.33      $0.27      $0.29      $0.27
                                 =====      =====      =====      =====

    Fully diluted earnings
        per share- Series A      $0.27      $0.23      $0.24      $0.22
                                 =====      =====      =====      =====

                            PS BUSINESS PARKS, INC.
                            CONDENSED BALANCE SHEETS


                                               September 30,  December 31,
                                                   1995          1994
                                               -----------    -----------
                                               (Unaudited)

                                     ASSETS
                                     ------
  Cash and cash equivalents                     $   243,000   $   101,000

  Real estate facilities at cost:
   Building, land improvements, tenant
    improvements and equipment                    8,571,000     8,526,000
   Land                                           2,254,000     2,254,000
                                                -----------   -----------
                                                 10,825,000    10,780,000

   Less accumulated depreciation                 (4,300,000)   (4,072,000)
                                                -----------   -----------
                                                  6,525,000     6,708,000
                                                -----------   -----------

  Other assets                                       16,000        14,000
                                                -----------   -----------

      Total assets                              $ 6,784,000   $ 6,823,000
                                                ===========   ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

  Accounts payable                              $   212,000   $   199,000
  Dividends payable                                 214,000       178,000
  Security deposits                                 172,000       159,000
  Note payable                                    1,000,000       575,000

  Shareholders' equity:
   Series A common, $.01 par value,
      656,034 shares authorized,
      534,159 shares issued and
      outstanding (393,650 shares
      issued and outstanding in 1994)                 5,000         4,000
   Convertible Series B common, $.01 par
      value, 42,785 shares authorized and
      issued, none outstanding (42,785
      issued and outstanding in 1994)                     -         1,000
   Convertible Series C common, $.01 par
      value, 121,224 shares authorized and
      issued, none outstanding (121,224
      issued and outstanding in 1994)                     -         1,000

   Paid-in-capital                                6,836,000     7,239,000
   Cumulative income                              6,640,000     6,206,000
   Cumulative distributions                      (8,295,000)   (7,739,000)
                                                -----------   -----------

   Total shareholders' equity                     5,186,000     5,712,000
                                                -----------   -----------

  Total liabilities and shareholders' equity    $ 6,784,000   $ 6,823,000
                                                ===========   ===========

           See Accompanying notes to condensed financial statements.

                            PS BUSINESS PARKS, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                    Three Months Ended     Nine Months Ended
                                      September 30,          September 30,
                                   --------------------  ----------------------
                                      1995       1994       1995        1994
                                    --------   --------  ----------  ----------

  REVENUES:

  Rental income                     $438,000   $422,000  $1,318,000  $1,292,000
  Interest income                      2,000      1,000       6,000       2,000
                                    --------   --------  ----------  ----------

                                     440,000    423,000   1,324,000   1,294,000
                                    --------   --------  ----------  ----------

  COSTS AND EXPENSES:

  Cost of operations                 137,000    158,000     444,000     440,000
  Management fees
    paid to an affiliate              22,000     21,000      66,000      64,000
  Depreciation and amortization       93,000     90,000     265,000     276,000
  Administrative                      17,000     17,000      56,000      55,000
  Interest expense                    22,000          -      59,000           -
                                    --------   --------  ----------  ----------

                                     291,000    286,000     890,000     835,000
                                    --------   --------  ----------  ----------

  NET INCOME                        $149,000   $137,000  $  434,000  $  459,000
                                    ========   ========  ==========  ==========

  Earnings per share:

    Primary - Series A              $   0.28   $   0.27  $     0.93  $     0.91
                                    ========   ========  ==========  ==========
    Fully diluted - Series A        $   0.28   $   0.23  $     0.80  $     0.75
                                    ========   ========  ==========  ==========

  Dividends declared per share:

      Series A                      $   0.40   $   0.40  $     1.20  $     1.20
                                    ========   ========  ==========  ==========
      Series B                      $      -   $   0.40  $     0.80  $     1.20
                                    ========   ========  ==========  ==========

  Weighted average common
    shares outstanding:

    Primary - Series A               536,292    442,325     436,286     449,069
                                    ========   ========  ==========  ==========
    Fully diluted - Series A         536,292    606,334     545,626     613,078
                                    ========   ========  ==========  ==========



           See Accompanying notes to condensed financial statements.

                            PS BUSINESS PARKS, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                              SEPTEMBER 30, 1995
                                  (UNAUDITED)


                                                    Convertible    Convertible
                                   Series A          Series B       Series C                  Cumulative                  Total
                              ------------------ ---------------  ---------------  Paid-in       net       Cumulative  shareholder's
                               Shares    Amount   Shares  Amount  Shares Amount    Capital      income   distributions    equity
                              ------------------ ---------------  --------------- ---------- -----------  ------------  -----------
Balances at December 31, 1994   393,850   $4,000   42,785 $1,000  121,224 $1,000  $7,239,000  $6,206,000   ($7,739,000)  $5,712,000

Net Income                                                                                       434,000                    434,000
Conversion of B & C
shares to A shares              164,000    2,000  (42,785)(1,000)(121,224)(1,000)
Repurchase of shares            (23,500)  (1,000)                                   (403,800)                              (404,000)

Cash distribution declared:
  $1.20 per share-Series A                                                                                    (522,000)    (522,000)
  $0.80 per share-Series B                                                                                     (34,000)     (34,000)
                              ------------------------------------------------------------------------------------------------------


Balances at September 30, 1995  534,159   $5,000        0     $0        0     $0  $6,836,000  $6,640,000   ($8,295,000)  $5,186,000
                              ======================================================================================================

                            See Accompanying Notes

                            PS BUSINESS PARKS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           Nine Months Ended
                                                             September 30,
                                                         ----------------------
                                                            1995        1994
                                                         ----------  ----------

Cash flows from operating activities:

      Net income                                         $ 434,000   $ 459,000

      Adjustments to reconcile net
            income to net cash provided
            by operating activities:

        Depreciation and amortization                      265,000     276,000
        (Increase) decrease in other assets                 (2,000)      4,000
        Increase in accounts payable                        13,000      46,000
        Increase (decrease) in security deposits            13,000      (3,000)
                                                         ---------   ---------

            Total adjustments                              289,000     323,000
                                                         ---------   ---------

            Net cash provided by operating activities      723,000     782,000
                                                         ---------   ---------

Cash flows from investing activities:

      Additions to business park facility                  (82,000)    (40,000)
                                                         ---------   ---------

            Net cash used in investing activities          (82,000)    (40,000)
                                                         ---------   ---------

Cash flows from financing activities:

      Distributions paid to shareholders                  (520,000)   (597,000)
      Proceeds from note payable to Bank                   425,000           -
      Purchase of Company Series A common stock           (404,000)   (298,000)
                                                         ---------   ---------

            Net cash used in financing activities         (499,000)   (895,000)
                                                         ---------   ---------

Net increase (decrease) in cash
  and cash equivalents                                     142,000    (153,000)

Cash and cash equivalents at
  the beginning of the period                              101,000     408,000
                                                         ---------   ---------

Cash and cash equivalents at
  the end of the period                                  $ 243,000   $ 255,000
                                                         =========   =========



           See Accompanying notes to condensed financial statements.

                            PS BUSINESS PARKS, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1994.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at September 30, 1995 and December 31, 1994, the results of its operations for the three and nine months ended September 30, 1995 and 1994 and its cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1995 are not necessarily indicative of the results expected for the full year.

4. In November 1994, the Company obtained a credit facility with a bank for borrowings up to $1,500,000 for working capital purposes and general corporate purposes. The credit facility was guaranteed by Public Storage, Inc. In June 1995, the Company renegotiated its credit facility to reduce the maximum borrowings to $1,000,000, extend the conversion date to a term loan to October 31, 1995, change the maturity date to December 31, 1997 and release the guaranty. Outstanding borrowings on the credit facility which bear interest at the bank's prime rate plus .25% (9% at September 30, 1995) will convert to a term loan on October 31, 1995. Interest is payable monthly beginning on January 1, 1995 until maturity. Principal will be payable quarterly beginning on October 31, 1995. On December 31, 1997, the remaining unpaid principal and interest is due and payable. At September 30, 1995, the outstanding balance on the credit facility was $1,000,000.
    The Company is subject to certain covenants including cash flow coverages and dividend restrictions. As of September 30, 1995, the Company was in compliance with the covenants of the credit facility except one for which it had received a waiver as to compliance.

5. The Company's Articles of Incorporation provide that the Series B shares and Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all Units (including the General Partners' 1% interest) equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. On August 31, 1995, the requirements for Conversion were met and the Convertible Series B shares and Convertible Series C shares converted into Series A shares.

6. The Company reduced its regular dividend rate to $.19 per share per quarter effective with the dividend payable on October 13, 1995 to shareholders of record on September 29, 1995. The Company also declared a one-time special dividend of $.21 per share payable on October 13, 1995 to shareholders of record on September 29, 1995. .

                                                                      Appendix H

                       PUBLIC STORAGE PROPERTIES IX, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations
---------------------

    Nine months ended September 30, 1995 compared to the nine months ended
    ----------------------------------------------------------------------
September 30, 1994:  Public Storage Properties IX, Inc.'s net income for the
-------------------
nine months ended September 30, 1995 and 1994 was $2,622,000 and $2,568,000, respectively, representing an increase of $54,000. The increase is primarily a result of an increase in property net operating income (rental revenue less cost of operations, management fees paid to affiliates and depreciation expense).

    Rental income was $5,371,000 and $5,290,000 for the nine months ended September 30, 1995 and 1994, respectively. This increase of $81,000 is primarily a result of an increase in rental income at Public Storage Properties IX, Inc.'s four mini-warehouses located in the State of California. Overall, Public Storage Properties IX, Inc.'s ten other mini-warehouse facilities showed increases in rental income as a result of increases in rental rates as well. Rental revenues remained stable at Public Storage Properties IX's two business park facilities for the nine month period ended September 30, 1995 compared to the same period in 1994.

    Public Storage Properties IX, Inc.'s mini-warehouse operations had weighted average occupancy levels of 89.5% and 91.4% at September 30, 1995 and 1994, respectively. Public Storage Properties IX, Inc.'s business park operations had weighted average occupancy levels of 90.8% and 81.6% for the nine month periods ended September 30, 1995 and 1994, respectively.

    Cost of operations (including management fees paid to affiliates and depreciation expense) increased slightly, $34,000, for the nine month period ended September 30, 1995 versus the nine month period ended September 30, 1994.

    During May 1995, Public Storage Properties IX, Inc.'s Houston, Texas property sustained fire damage to two of its buildings which impacted operations by 175 units, or, 30% of the property being unavailable for occupancy. During the third quarter, Public Storage Properties IX, Inc. incurred approximately $280,000 in repair costs which were reimbursed by insurance proceeds in October 1995. Reconstruction of these buildings has been completed. Additionally, Public Storage Properties IX, Inc. will be reimbursed with business interruption insurance for loss of rents caused by the fire.

    Interest expense for the nine and three month periods ended September 30, 1995 compared to the same period in 1994 decreased $3,000 and $12,000 as a result of lower average balances on its credit facility in 1995 compared to the same periods in 1994.

   Year ended December 31, 1994 compared to year ended December 31, 1993.  Net
   ----------------------------------------------------------------------
income in 1994 was $3,388,000 compared to $3,545,000 in 1993, representing a decrease of $157,000. The decrease in net income is primarily due to a gain on the sale of real estate of $237,000 realized in the third quarter of 1993. Net income per fully diluted Series A share was $1.33 in both 1993 and 1994. Net income per fully diluted shares remained stable due to the repurchase and retirement of Series A shares.

   During 1994, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $142,000 from $3,525,000 in 1993 to $3,667,000 in 1994. This increase is attributable to an increase in rental revenues at Public Storage Properties IX, Inc.'s mini-warehouse facilities.

   Rental income for the mini-warehouse operations increased $379,000 or 6% from $5,947,000 in 1993 to $6,326,000 in 1994. Cost of operations (including management fees paid to an affiliate of Public Storage

Properties IX, Inc.) increased $140,000 or 7% from $1,978,000 in 1993 to $2,118,000 in 1994. The increase in rental income is primarily due to slight increases in rental rates. The increase in cost of operations is mainly due to increases in property taxes and repairs and maintenance offset by a decrease in advertising expense.

   Property net operating income before depreciation expense with respect to Public Storage Properties IX, Inc.'s business park facility decreased by $113,000 or 22% from $510,000 in 1993 to $397,000 in 1994. This decrease is primarily due to a decrease in rental revenues as a result of a decrease in rental rates and occupancy caused by market conditions where Public Storage Properties IX, Inc.'s two business park facilities operate. The decrease in rental revenue was offset by a decrease in cost of operations. The decrease in cost of operations is due to decreases in property taxes and management fees paid to affiliates.

   Weighted average occupancy levels were 91% for the mini-warehouse facilities and 83% for the business park facility in 1994 compared to 91% for the mini-warehouse facilities and 90% for the business park facility in 1993.

   Interest income increased from $14,000 in 1993 to $23,000 in 1994 for a net increase of $9,000. This increase is primarily due to a slight increase in the average interest rate earned on invested cash.

   During 1994, Public Storage Properties IX, Inc. incurred $95,000 of interest expense on its line of credit facility. No such expense was incurred in 1993 since Public Storage Properties IX, Inc. did not have a credit facility.

Mini-warehouse Operating Trends.
--------------------------------
   The following table illustrates the operating trends of Public Storage Properties IX, Inc.'s 15 mini-warehouses:

                                                    Years ended December 31,
                                                   ---------------------------
                                                     1994      1993     1992
                                                   --------  --------  -------
Weighted average occupancy level                        91%       91%      90%
Realized monthly rent per occupied
  square foot (1)                                    $ .70     $ .65    $ .64
Operating margin (2):
      Before reduction for depreciation expense         65%       66%      64%
      After reduction for depreciation expense          52%       52%      49%

--------------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation expense by rental income.

  Management believes that the trends in property operations are due to:

  . Increasing occupancy levels resulting from decreased levels of new supply in the industry and promotion of Public Storage Properties IX, Inc.'s facilities.

  . Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.

  . Increasing revenues due to increasing realized rents and occupancy levels offset in part by an increase in expenses (approximately 3% for 1994 (as compared to 1993) and 2% in 1993.

Liquidity and Capital Resources.
--------------------------------

  Capital structure.  Public Storage Properties IX, Inc.'s financial profile is
  -----------------
characterized by a low level of debt to total capitalization, increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

  Net Cash Provided by Operating Activities and Funds from Operations.  Public
  -------------------------------------------------------------------
Storage Properties IX, Inc. believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

  Net cash provided by operating activities reflects the cash generated from Public Storage Properties IX, Inc.'s business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities has increased over the past years from $4,091,000 in 1993 to $4,289,000 in 1994. Net cash provided by operating activities decreased from $3,184,00 for the nine months ended September 30, 1994 to $2,999,000 for the nine months ended September 30, 1995.

  The Public Storage Properties IX, Inc.'s FFO is defined generally by the National Associations of Real Estate Investment Trust ("NAREIT") as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO for the years ended December 31, 1994 and 1993 were $4,326,000 and $4,259,000, respectively. FFO for the nine months ended September 30, 1995 and 1994 was $3,338,000 and $3,272,000, respectively. NAREIT has recently adopted revisions to the definition of funds from operations which will become effective in 1996. The most material impact of the new guidelines will be (i) amortization of deferred financing costs will be treated as an expense - i.e. it will no longer be treated as an add-back to net income and (ii) certain gains on sales of land will be included in funds from operations if deemed to be recurring. These changes will have no impact on the way Public Storage Properties IX, Inc. currently computes its funds from operations. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of Public Storage Properties IX, Inc.. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by Public Storage Properties IX, Inc. relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for Public Storage Properties IX, Inc.'s net cash provided by operating activities or net income, as a measure of liquidity or operating performance.

  The following table summarizes Public Storage Properties IX, Inc.'s ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to Public Storage Properties IX, Inc. to pay distributions to shareholders and repurchase its stock.

                              Nine months ended
                                September 30,        Years ended December 31,
                             -------------------  --------------------------------
                               1995       1994       1994        1993       1992
                             ---------  --------  ----------  ----------  --------
                                                (In thousands)

Net income                    $ 2,622   $ 2,568     $ 3,388     $ 3,545   $ 4,936
Depreciation and
 amortization                     716       704         938         951       984
                              -------   -------     -------     -------   -------
Funds from Operations
  (Net cash provided by
   operating
  activities before
   changes in
  working capital
   components)                  3,338     3,272       4,326       4,496     5,920
Capital improvements to
  maintain facilities            (166)     (107)       (160)       (139)     (179)
                              -------   -------     -------     -------   -------
Excess funds available for
  distributions to
   shareholders
  and repurchase of stock       3,172     3,165       4,166       4,357     5,741
Cash distributions to
 shareholders                  (2,488)   (2,378)     (3,156)     (3,328)   (5,534)
                              -------   -------     -------     -------   -------
Excess funds available for
  repurchase of stock         $   684   $   787     $ 1,010     $ 1,029   $   207
                              =======   =======     =======     =======   =======

  Cash flow from operations is expected to be sufficient to cover operating expenses, capital improvements, debt service requirements and distributions (at current dividend levels of $.30 per quarter per share) to shareholders.

  Public Storage Properties IX, Inc. believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

    In December 1993, Public Storage Properties IX, Inc. obtained an unsecured revolving credit facility from a commercial bank for borrowings up to $2,000,000 for working capital purposes. Outstanding borrowings on the revolving credit facility bore interest at the bank's prime rate plus one and one-half percent through September 30, 1994. In September, 1994, Public Storage Properties IX, Inc. renegotiated its credit facility to reduce the interest rate from prime plus one and one-half percent to prime and eliminate the amortization requirement of loan principal. The credit facility matures on December 31, 1996 at which time all unpaid principal and accrued interest is due. As of September 30, 1995, Public Storage Properties IX, Inc. had borrowed $100,000 against the credit facility.

    Public Storage Properties IX, Inc.'s Board of Directors has authorized Public Storage Properties, Inc. to purchase up to 500,000 shares of Series A common stock. Public Storage Properties IX, Inc. has repurchased 408,117 shares of Series A common stock, of which 23,600 shares were purchased in the first three months of 1995.

    The bylaws of Public Storage Properties IX, Inc. provide that, during 1996, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of Public Storage Properties IX, Inc.

    The Convertible Series B shares and Convertible Series C shares convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares" ("Total Capital Return"). The term "Original Series A shares" means the Series A shares issued in the Reorganization of Public Storage Properties IX, Inc. from a partnership to a corporation.

    On February 9, 1995, Public Storage Properties IX, Inc.'s 188,845 convertible B and 535,061 convertible C shares converted into Series A shares as provided for under Public Storage Properties IX, Inc.'s articles of incorporation. Prior to Conversion, the Series C shares did not receive distributions. As a result of the additional Series A shares outstanding due to conversion, Public Storage Properties IX, Inc. decreased its regular quarterly dividend to $.30 per share beginning with the March 31, 1995 dividend. Public Storage Properties IX, Inc. believes that this level of dividends can be supported by cash flow from operations and enable Public Storage Properties IX, Inc. to repay advances under the terms of the credit facility.

                                                                      Appendix I
                            PS BUSINESS PARKS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations
---------------------

    Nine months ended September 30, 1995 compared to the nine months ended
    ----------------------------------------------------------------------
September 30, 1994:  The PS Business Parks, Inc.'s net income for the nine
-------------------
months ended September 30, 1995 and 1994 was $434,000 and $459,000, respectively, representing a decrease of $25,000 or 5%. The decrease is primarily the result of an increase in interest expense.

    Rental income for the nine months ended September 30, 1995 and 1994 was $1,318,000 and $1,292,000, respectively, representing an increase of $26,000 or 2%. The increase is primarily due to an increase in cost recovery income realized in 1995 (operating expenses billed to tenants) compared to 1994.

    PS Business Parks, Inc.'s business park facility had an average occupancy level of 97.9% and 98.4% for the nine month periods ended September 30, 1995 and 1994, respectively.

    Cost of operations (including management fees paid to an affiliate and depreciation expense) for the nine months ended September 30, 1995 and 1994 was $775,000 and $780,000, respectively, representing a decrease of $5,000 or 1%. The decrease is primarily attributable to a decrease in property tax expense offset by an increase in payroll cost and tenant improvement expenses. Property taxes were higher in 1994 due to a property tax assessment received in 1994 related to prior years. The increase in tenant improvement expenses is attributable to cost incurred on repairs made to office space associated with higher tenant turnover in 1995 compared to 1994.

    During the nine months ended September 30, 1995, PS Business Parks, Inc. incurred $59,000 in interest expense on its line of credit facility. No such expense was incurred during the same periods in 1994 since PS Business Parks, Inc. did not have a credit facility.


   Year ended December 31, 1994 compared to year ended December 31, 1993.  Net
   ----------------------------------------------------------------------
income in 1994 was $581,000 compared to $605,000 in 1993, representing a decrease of $24,000. The decrease in net income is primarily due to a decrease in the net operating income of PS Business Parks, Inc.'s business park facility in San Jose, California. Net income per fully diluted Series A share remained stable at $.96 in 1994 and 1993. Net income per share in 1994 remained stable, despite the decrease in net income, as a result of a reduction in the number of Series A shares outstanding due to PS Business Parks, Inc.'s repurchase of Series A shares.

   During 1994, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) decreased $23,000 from $677,000 in 1993 to $654,000 in 1994. This decrease is attributable to an increase in cost of operations at PS Business Parks, Inc.'s business park facility combined with an increase in rental revenues. PS Business Parks, Inc.'s depreciation expense remained stable in 1994 compared to 1993.

   Rental income of PS Business Parks, Inc.'s business park facility increased $91,000 or 6% from $1,632,000 in 1993 to $1,723,000 in 1994. Cost of operations
(including management fees paid to an affiliate of the Company) increased $107,000 or 18% from $599,000 in 1993 to $706,000 in 1994. The results of these changes was a net decrease in property net operating income before depreciation expense of $16,000 or 2% from $1,033,000 in 1993 to $1,017,000 in 1994. The increase in rental income is partially attributable to a one-time increase in revenues realized from cost recovery income (operating expenses billed to tenants) of $51,000 during the second quarter of 1994. The market in which PS Business Parks, Inc.'s business park facility operates is showing a slow and steady improvement. Fewer rental concessions were needed to lease out suites in 1994 than in 1993. Approximately 95% of PS Business Parks, Inc.'s leases are on a "triple-net" basis. Additionally, PS Business Parks, Inc. has increased its base rental rate by approximately 2%. The increase in cost of operations is primarily due to an increase in property taxes resulting from an increase in the assessed value of the property. As a result of this assessment, property taxes increased $119,000 in 1994 compared to 1993 (including a one-time adjustment of approximately $71,000 for the retroactive implementation of the assessment). PS Business Parks, Inc. projects property taxes in 1995 to be approximately $140,000.

   Weighted average occupancy levels for PS Business Parks, Inc.'s business park facility were 99% and 98% in 1994 and 1993, respectively.

   During 1994, PS Business Parks, Inc. incurred $3,000 of interest expense on its line of credit facility. No such expense was incurred in 1993 since PS Business Parks, Inc. did not have a credit facility.

Business Park Operating Trends.
-------------------------------

   The following table illustrates the operating trends for PS Business Parks, Inc.'s business park facility:

                                              For the year ended December 31,
                                             ----------------------------------
                                                1994        1993        1992
                                             ----------  ----------  ----------

Weighted average occupancy level                    99%         98%         97%
Realized monthly rent per occupied
  square foot (1)                                $ .84       $ .80       $ .86
Operating margin: (2)
      Before reduction for depreciation
       expense                                      59%         63%         68%
      After reduction for depreciation
       expense                                      38%         41%         46%

--------------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

   The decrease in operating margin from 1992 to 1994 is due to two factors.
The decrease from 1992 to 1993 is mainly due to a decrease in rental income as a result of a decrease in average rental rates. The decrease from 1993 to 1994 is due to an increase in property taxes in 1994 resulting from an increase in the assessed value of the property.


Liquidity and Capital Resources.
--------------------------------

   Capital structure.  PS Business Parks, Inc.'s financial profile is
   -----------------
characterized by a low level of debt to total capitalization, decreasing net income, decreasing cash provided by operating activities and decreasing funds from operations ("FFO").

   Net Cash Provided by Operating Activities and Funds from Operations.  PS
   -------------------------------------------------------------------
Business Parks, Inc. believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

   Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from PS Business Parks, Inc.'s business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities has decreased over the past years from $1,316,000 in 1992 to $975,000 in 1994 as a result of a decrease in property net operating income. Net cash provided by operating activities decreased from $782,000 for the nine months ended September 30, 1994 to $723,000 for the same period in 1995.

   PS Business Parks, Inc.'s FFO is defined generally by the National Association of Real Estate Investment Trusts (NAREIT) as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO for the years ended December 31,

1994 and 1993 was $944,000 and $961,000, respectively. FFO for the nine months ended September 30, 1995 and 1994 was $699,000 and $735,000, respectively. NAREIT has recently adopted revisions to the definition of funds from operations which will become effective in 1996. The most material impact of the new guidelines will be (i) amortization of deferred financing costs will be treated as an expense -i.e., it will no longer be treated as an add-back to net income and (ii) certain gains on sales of land will be included in funds from operations if deemed to be recurring. These changes will have no impact on the way PS Business Parks, Inc. currently computes its funds from operations. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of PS Business Parks, Inc.. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by PS Business Parks, Inc. relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for PS Business Parks, Inc.'s net cash provided by operating activities or net income, as a measure of liquidity or operating performance.

   The following table summarizes PS Business Parks, Inc.'s ability to make capital improvements to maintain its facility through the use of cash provided by operating activities. The remaining cash flow is available to PS Business Parks, Inc. to pay distributions to shareholders and repurchase its stock.

                             Nine months ended
                              September 30,         Years ended December 31,
                             -----------------  --------------------------------
                              1995      1994      1994        1993        1992
                             -------  --------  ---------  -----------  --------
                                               (In thousands)

Net income                    $ 434   $ 459        $ 581        $ 605    $  725
Depreciation and
 amortization                   265     276          363          356       372
                              -----   -----        -----        -----    ------
Funds from Operations
  (Net cash provided by
   operating
  activities before
   changes in
  working capital
   components)                  699     735          944          961     1,097
Capital improvements to
  maintain facilities           (82)    (40)         (53)        (122)     (103)
                              -----   -----        -----        -----    ------
Excess funds available for
  distributions to
   shareholders
  and repurchase of stock       617     695          891          839       994
Cash distributions to
 shareholders                  (520)   (597)        (790)        (812)     (823)
                              -----   -----        -----        -----    ------
Excess funds available for
  repurchase of stock         $  97   $  98        $ 101        $  27    $  171
                              =====   =====        =====        =====    ======

   Cash flow from operations is expected to be sufficient to cover operating expenses, capital improvements, debt service requirements and distributions (at current dividend levels of $.19 per quarter per share) to shareholders.

   In November 1994, PS Business Parks, Inc. obtained a credit facility with a bank for borrowings up to $1,500,000 for working capital purposes and general corporate purposes. The credit facility was guaranteed by Public Storage Management, Inc. In June 1995, PS Business Parks, Inc. renegotiated its credit facility to reduce the maximum borrowings to $1,000,000, extend the conversion date to a term loan to October 31, 1995, change the maturity date to December 31, 1997 and release the guaranty. Outstanding borrowings on the credit facility which bear interest at the bank's prime rate plus .25% (9% at September 30, 1995) will convert to a term loan on October 31, 1995. Interest is payable monthly beginning on January 1, 1995 until maturity. Principal will be payable quarterly beginning on October 31, 1995. On December 31, 1997, the remaining unpaid principal and interest is due and payable. At September 30, 1995, the outstanding balance on the credit facility was $1,000,000.

   PS Business Parks, Inc.'s Articles of Incorporation provide that the Series B shares and Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all Units (including the General Partners' 1% interest) equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization.

    On August 31, 1995, PS Business Parks, Inc.'s Convertible Series B and Convertible Series C shares converted into Series A shares in accordance with PS Business Parks, Inc.'s Articles of Incorporation. Prior to conversion, the Series C shares did not receive dividends. As a result of the additional Series A shares outstanding due to the conversion, PS Business Parks, Inc. decreased its regular dividend to $.19 per share per quarter effective with the dividend payable on October 13, 1995 to shareholders of record on September 29, 1995. PS Business Parks, Inc. believes that this level of dividends can be supported by cash flow from operations and enable PS Business Parks, Inc. to repay the advances under the terms of the credit facility discussed above. In addition to the regular dividend, PS Business Parks, Inc. declared a one-time special dividend of $.21 per share payable on October 13, 1995 to shareholders of record on September 29, 1995.

    PS Business Parks, Inc.'s Board of Directors has authorized the PS Business Parks, Inc. to purchase up to 200,000 Series A common stock. As of September 30, 1995, the Company had repurchased 121,875 shares of Series A common stock. From October 1, 1995 through October 31, 1995, PS Business Parks, Inc. repurchased no additional Series A shares.

    The bylaws of PS Business Parks, Inc. provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of PS Business Parks, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  Indemnification of Directors, Officers and Agents.

     In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.14) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits:  See Exhibit Index contained herein.

     (b)  Financial Statement Schedules:

          See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

          All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  Undertakings.

     The undersigned Registrant hereby undertakes as follows:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     6. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 30th day of January, 1996.

                                  PUBLIC STORAGE, INC.


                                  By: B. WAYNE HUGHES
                                     -------------------------------------------
                                      B. Wayne Hughes, Chairman of the Board

    Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                       Capacity                     Date
         ---------                       --------                     ----

 B. WAYNE HUGHES             Chairman of the Board, Chief       January 30, 1996
 -------------------------   Executive Officer and Director
 B. Wayne Hughes             (principal executive officer)


HARVEY LENKIN                President and Director             January 30, 1996
-------------------------
Harvey Lenkin


RONALD L. HAVNER, JR.        Senior Vice President and Chief    January 30, 1996
-------------------------    Financial Officer (principal
Ronald L. Havner, Jr.        financial officer and principal
                             accounting officer)



ROBERT J. ABERNETHY                      Director               January 30, 1996
-------------------------
Robert J. Abernethy


DANN V. ANGELOFF                         Director               January 30, 1996
-------------------------
Dann V. Angeloff


WILLIAM C. BAKER                         Director               January 30, 1996
--------------------------
William C. Baker


BERRY HOLMES                             Director               January 30, 1996
--------------------------
Berry Holmes


URI P. HARKHAM                           Director               January 30, 1996
--------------------------
Uri P. Harkham

                                 EXHIBIT INDEX


  2.1 Agreement and Plan of Reorganization among Registrant, Public Storage Properties IX, Inc. ("PSP9") and PS Business Parks, Inc. ("PSBP") dated as of December 13, 1995 (filed as Appendix A to the Joint Proxy Statement and Prospectus).

  3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

  3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

  3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

  3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

  3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

  3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

  3.14 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

  5.1  Opinion on legality.  Filed herewith.

  8.1  Opinion on tax matters for PSP9.  Filed herewith.

  8.2  Opinion on tax matters for PSBP.  Filed herewith.

  10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

  10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

  10.3 Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of May 22, 1995. Filed with Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1995 and incorporated herein by reference.

  10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

 *10.5 Registrant's 1990 Stock Option Plan.  Filed with Registrant's Annual
       Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *10.6 Registrant's 1994 Stock Option Plan.  Filed with Registrant's Annual
       Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

  10.7 Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of June 30, 1995. Filed as Appendix A to Registrant's Proxy Statement dated October 11, 1995 (filed October 13, 1995) and incorporated herein by reference.

  10.8 Amendment to Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of November 13, 1995. Filed with Registrant's Current Report on Form 8-K dated November 16, 1995 and incorporated herein by reference.

  23.1 Consent of Independent Auditors.  Filed herewith.

  23.2 Consent of David Goldberg (included in Exhibit 5.1).

  23.3 Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

  23.4 Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

  99.1 Proxy card for PSP9.  Filed herewith.

  99.2 Proxy card for PSBP.  Filed herewith.

  99.3 Cash Election Form for PSP9.  Filed herewith.

  99.4 Cash Election Form for PSBP.  Filed herewith.

  99.5 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated as of October 31, 1995 for PSP9 (filed as Appendix B-1 to the Joint Proxy Statement and Prospectus).

  99.6 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated as of November 1, 1995 for PSBP (filed as Appendix B-2 to the Joint Proxy Statement and Prospectus).

  99.7 Opinion of Robert A. Stanger & Co., Inc. dated January 31, 1996 for PSP9 (filed as Appendix C-1 to the Joint Proxy Statement and Prospectus).

  99.8 Opinion of Robert A. Stanger & Co., Inc. dated January 31, 1996 for PSBP (filed as Appendix C-2 to the Joint Proxy Statement and Prospectus).



-------------

  *  Compensatory benefit plan.